SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant

Check the appropriate box:

☒	Preliminary Proxy Statement ☐ Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

TRESTLE HOLDINGS, INC.
_____________________________________________
(Name of Registrant as Specified In Its Charter)

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☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)  Title of each class of securities to which transaction applies:

(2)  Aggregate number of securities to which transaction applies:

(3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): The value of the transaction is $3,000,000, based upon the cash purchase price, subject to a purchase price adjustment that will be settled within 90 days of closing.

(4)  Proposed maximum aggregate value of transaction: $3,000,000

(5)  Total fee paid: $600

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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TRESTLE HOLDINGS, INC.
199 Technology Drive, #105
Irvine, CA 92618

________________________________________________

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held on ____________, 2006

To the Stockholders of Trestle Holdings, Inc.:

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Trestle Holdings, Inc., a Delaware corporation, will be held on ____________, 2006, at 9:00 a.m. local time, at the company offices at 199 Technology Drive, #105, Irvine, California 92618, for the following purposes:

1. To approve the proposed sale of substantially all of our assets to Clarient, Inc., as described in more detail in the accompanying proxy statement.

2. To approve an amendment to our Second Amended and Restated Certificate of Incorporation to effect an increase in the authorized number of shares of common stock immediately following the closing of the sale of our assets referenced in proposal 1 to 150,000,000.

3. To transact such other business as may properly come before the Special Meeting and any adjournments thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice.

Only stockholders of record at the close of business on ____________, 2006, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof.

By Order of the Board of Directors,

Michael Doherty

Chairman of the Board of Directors

Irvine, California

____________, 2006

YOUR VOTE IS IMPORTANT

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, YOU ARE URGED TO VOTE BY MARKING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY CHOOSE TO VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY CARD.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Q: What proposals will be voted on at the Special Meeting?

A:	The following proposals will be voted on at the Special Meeting:

•
The first proposal to be voted on is whether to approve the sale of substantially all of our assets to Clarient, Inc., a Delaware corporation (“Clarient”). The assets we propose to sell to Clarient consist of all of our assets other than certain excluded assets, and specifically include our intellectual property rights, certain assumed contracts, our inventory, accounts receivable and tangible personal property pursuant to the terms of the Asset Purchase Agreement attached as Annex A. See “Proposal No. 1 - To Approve the Proposed Asset Sale” for a more detailed description of the transaction with Clarient.

•
The second proposal to be voted on is whether to amend our Second Amended and Restated Certificate of Incorporation, substantially in the form attached as Annex B, to effect an increase in the authorized number of shares of common stock to 150,000,000, subject to completing the asset sale. The increase in our shares of common stock is in order to facilitate a potential private company transaction. See “Proposal No. 2 - To Approve an Amendment to Trestle’s Certificate of Incorporation to Effect an Increase in the Authorized Number of Shares of Common Stock to 150,000,000” for a more detailed description of the proposal to increase the number of authorized shares of our common stock.

Q: Who is the purchaser?

A:
The purchaser of our assets will be Clarient, Inc. Clarient is a public company with its principal place of business at 31 Columbia, Aliso Viejo, California 92656. Clarient is an advanced oncology diagnostics technology and services company whose mission is to combine innovative technologies, meaningful test results and world-class expertise to improve outcomes of patients suffering from cancer.

Q: What is the purchase price for Trestle’s assets?

A:
Clarient will pay us a total purchase price of up to $3.0 million for our assets, an estimated $770,000 of which will be paid by reducing the amount of the purchase price by the amount of the principal and interest we owe Clarient under secured loans, with the balance of up to approximately $2.23 million to be paid in cash. However, the purchase price will be decreased to the extent

•	Clarient has assumed or assumes certain of our liabilities, which we currently estimate to be $200,000;

•	any impairment or reduction in our assets outside of the ordinary course of business occurs, not to exceed $300,000, for which no adjustment is currently estimated;

•	payments by Clarient to us are made for services under a consulting agreement with Clarient to provide certain technical and development services, which we currently estimate to be $10,000;

•	there are any outstanding amounts under our factoring arrangement at the closing of the asset sale, for which no adjustment is currently estimated; and

•	we have not satisfactorily resolved or are likely to resolve a challenge to one of our patents, then by $150,000, although no decrease is currently contemplated.

Following the closing of the asset sale, as part of the purchase price Clarient will also pay us an amount equal to 57% of the customer payments Clarient collects during the first 90 days following the closing for our accounts receivable created prior to closing that are paid within 90 days of their invoice.

Q: What will happen if our stockholders approve the asset sale to Clarient?

A:
If our stockholders approve the asset sale set forth in the Asset Purchase Agreement, we will consummate the sale of assets subject to satisfaction or waiver of the closing conditions set forth in the Asset Purchase Agreement. Assuming satisfaction or waiver by the Board of Directors of the closing conditions, we anticipate the transaction will close shortly after the Special Meeting. Subsequent to the sale of assets it is our intention to seek out suitable candidates for a business combination with a private company which, depending on how it is structured, may not require any vote of our stockholders.

Q: When will stockholders receive any payment from the sale of assets?

A:
Subject to the closing of the asset sale and the payment of our liabilities, we anticipate that an initial dividend of a portion of the proceeds in a currently unknown amount will be made to our stockholders in ____________. Thereafter, we will distribute the remaining proceeds, if any, to our stockholders as the Board of Directors deems appropriate.

Q: What is the amount of the payment that stockholders will receive from our sale of assets?

A:
Assuming that the sale of assets to Clarient is consummated on the terms described in this proxy statement, and depending on the terms of any subsequent business combination with a private company to be identified, we estimate that the amount ultimately distributed to our stockholders will be in the range of $0.04 to $0.18 per share. See “Proposal No. 1 - To Approve the Proposed Asset Sale - Distributions, Nature; Amount; Timing.” The range of $0.04 to $0.18 per share is based on our estimates of the total consideration Clarient will pay us for our assets as of the closing date of the sale and what our expenses will be from the closing date of the sale until a transaction with a private company or our dissolution. Factors that may affect the per share distribution amount to stockholders include the amount of the purchase price adjustments, if any, in the asset sale to Clarient and the actual amount of expenses we incur for such things as legal and accounting fees, operating expenses and expenses related to any subsequent private company transaction, as well as other liabilities we incur that would reduce the per share distribution. However, it is possible that our liabilities and obligations will be such that there is no distribution to stockholders.

Q: What will happen if the asset sale to Clarient is not approved?

A:
If we do not complete the asset sale, we may seek to raise capital to continue operations or sell our stock or assets to the highest bidder, if any. There can be no assurance that additional capital would be raised or any potential bidder will offer to purchase the assets for a price equal to or greater than the price proposed to be paid by Clarient in the asset sale, or that the assets can be sold at all. In addition, on September 30, 2006, if not extended as provided in the asset purchase agreement to October 31, 2006, the loans of up to $750,000 aggregate principal amount from Clarient will become due and payable, along with approximately $20,000 in interest. At this time, we do not anticipate having the cash or future receivables that would enable us to repay the principal and interest on these loans at maturity, and Clarient would likely declare an event of default, exercise its remedies pursuant to its security interest, and commence a foreclosure sale against all of our assets, including our intellectual property. If this were to happen, we may be forced to seek bankruptcy protection and it is doubtful there would be any funds available to distribute to stockholders thereafter.

Q.	Is the increase in authorized shares of common stock conditioned upon completion of the asset sale to Clarient?

A.
Yes. The increase in our authorized shares of common stock as currently proposed is conditioned upon completion of the asset sale to Clarient. If our stockholders do not approve the proposed asset sale to Clarient, we will not attempt to engage in any private company transaction.

Q.	Is the asset sale to Clarient conditioned upon the increase in the number of authorized shares of common stock being approved?

A.	No. The asset sale to Clarient is not conditioned upon the approval to increase the number of authorized shares of common stock.

Q.	What is a private company transaction?

A.
Following the asset sale, we will be a non-operating public, or shell, company. Some private operating companies see engaging in a transaction with a shell company as an alternative means of accessing capital.

Q.	How would a private company transaction occur?

A.
Typically, the operating company acquires 80-90% of the shell company stock while the shell stockholders retain the remaining 10-20%. This may be by way of merger, share exchange or asset acquisition. In some circumstances a financial intermediary, such as an investor or broker, will acquire 80-90% of the shell company stock from the company for cash and then seeks out potential private operating companies for possible transactions. This indirect transaction results in the intermediary and the stockholders of the shell retaining the 10-20%.

Q.	What will I receive in a private company transaction?

A.
You will receive whatever value our stock has when you dispose of it, in a sale or liquidation, and, if a financial intermediary transaction occurs, any distribution of any proceeds from the issuance of stock to a financial intermediary.

Q.	What will happen if the increase in the number of authorized shares of common stock is not approved?

A.
After the sale of our assets to Clarient, we will have no assets with which to generate revenue. If the increase in the number of authorized shares of common stock is not approved, we will still make a distribution to the stockholders and attempt to identify suitable private company candidates. It is expected to be more difficult to pursue a private company transaction if the increase in the number of authorized shares of common stock is not approved since our authorized shares of common stock may not be sufficient to complete such a transaction.

Q. What is the Board of Directors’ recommendation with respect to the asset sale proposal?

A:	Our Board of Directors unanimously recommends a vote “FOR” approval of the asset sale, as it believes the asset sale to be in the best interest of stockholders.

Q:	What is the Board of Directors’ recommendation with respect to the increase in the number of authorized shares of common stock proposal?

A:	Our Board of Directors unanimously recommends a vote “FOR” approval of the increase in common stock, as it believes the increase in common stock to be in the best interest of the stockholders.

Q: Do I have any appraisal rights in connection with the asset sale?

A:	No. Our stockholders do not have appraisal rights in connection with the asset sale.

Q: What vote is required?

A:
The proposal to approve the asset sale to Clarient requires the affirmative vote of a majority of our outstanding shares in order to be approved by our stockholders. The proposal to amend our Second Amended and Restated Certificate of Incorporation also requires the affirmative vote of a majority of our outstanding shares in order to be approved by our stockholders.

Q: What do I need to do now?

A:
After carefully reading and considering the information contained in this proxy statement, you should complete and sign the enclosed proxy card and return it in the enclosed return envelope as soon as possible so that your shares may be represented at the meeting. A majority of shares entitled to vote must be represented at the meeting to enable us to conduct business at the meeting. See “Information Concerning Solicitation and Voting.”

Q: Can I change my vote after I have mailed my signed proxy?

A:
Yes. You can change your vote at any time before proxies are voted at the meeting. You can change your vote in one of three ways. First, you can send a written notice via registered mail to our Chief Executive Officer, Maurizio Vecchione, at our executive offices, stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy with a later date. If you choose either of these two methods, you must submit the notice of revocation or the new proxy to us. Third, you can attend the meeting and vote in person. See “Information Concerning Solicitation and Voting.”

Q:	If my Trestle shares are held in “street name” by my broker, will the broker vote the shares on my behalf?

A:
No. A broker will vote Trestle shares only if the holder of these shares provides the broker with instructions on how to vote. Shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, referred to as “broker non- votes,” will not be voted in favor of such matter. Both the proposal to approve the increase in the number of authorized shares of common stock to 150,000,000 and the proposal to approve the proposed asset sale are proposals that require the affirmative vote of a majority of our outstanding shares to be approved by our stockholders. Accordingly, broker non-votes will have the effect of a vote against both proposals. We encourage all stockholders whose shares are held in street name to provide their brokers with instructions on how to vote. See “Information Concerning Solicitation and Voting—Quorum; Abstentions; Broker Non-Votes.”

Q: Can I still sell my shares of Trestle common stock?

A:
Yes. Our common stock is traded on Over-The-Counter Bulletin Board (“OTC Bulletin Board”). It is the Board’s intention to keep the Company reporting in accordance with requirements of the Securities and Exchange Commission (“SEC”) and trading as an OTC Bulletin Board Company through consummation of a private company transaction, if any.

Q: Who can help answer my questions?

A:
If you have any questions about the Special Meeting or the proposals to be voted on at the Special Meeting, or if you need additional copies of this proxy statement or copies of any of our public filings referred to in this proxy statement, you should contact our Chief Financial Officer at (949) 673-1907. Our public filings can also be accessed at the SEC’s web site at www.sec.gov.

TRESTLE HOLDINGS, INC.
199 Technology Drive, #105
IRVINE, CALIFORNIA 92618

_________________________________

PROXY STATEMENT

_________________________________

FOR THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON ____________, 2006

Proxies in the form enclosed with this proxy statement are solicited by the Board of Directors of Trestle Holdings, Inc. for use at our Special Meeting of Stockholders to be held on ____________, 2006 at 9:00 a.m. local time, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Special Meeting of Stockholders. The Special Meeting will be held at our offices at 199 Technology Drive, #105, Irvine, California 92618. Our telephone number at our principal executive offices is (949) 673-1907.

This proxy statement is dated ____________, 2006 and is being mailed on or about ____________, 2006 to all stockholders entitled to vote at the meeting.

INFORMATION CONCERNING SOLICITATION AND VOTING

Record Date and Voting Securities

Stockholders of record as of the record date, ____________, 2006, are entitled to notice of and to vote at the Special Meeting. As of the record date, 8,257,214 shares of our common stock were issued and outstanding.

Revocability of Proxies

Execution of a proxy will not in any way affect a stockholder’s right to attend the Special Meeting and vote in person. Any stockholder giving a proxy has the right to revoke it by written notice delivered to our Chief Executive Officer, Maurizio Vecchione, at our principal executive offices at any time before it is exercised, or by voting in person at the Special Meeting.

Voting and Solicitation

Each share of common stock outstanding as of the record date will be entitled to one vote and stockholders may vote in person or by proxy. At the Special Meeting, a proposal to approve the sale of substantially all of our assets to Clarient, Inc., referred to as “Clarient,” and a proposal to approve the increase in the number of authorized shares of common stock to 150,000,000, subject to approval of the asset sale to Clarient, will be presented. Our Board of Directors knows of no other matters to be presented at the Special Meeting. If any other matter should be presented at the Special Meeting upon which a vote may be properly taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

We will bear the cost of soliciting proxies. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, facsimile, e-mail or personal solicitation by our directors, officers or regular employees.

Quorum; Abstentions; Broker Non-Votes

The presence in person or by proxy of the holders of at least a majority of the outstanding shares of common stock entitled to vote at the Special Meeting is necessary to establish a quorum for the transaction of business. The Inspector of Elections will tabulate votes cast by proxy or in person at the Special Meeting with the assistance of our transfer agent. The Inspector of Elections will also determine whether or not a quorum is present. Abstentions are included in the number of shares present or represented at the Special Meeting.

Shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, referred to as “broker non-votes,” and shares which abstain from voting as to a particular matter, will not be voted in favor of such matters. The proposal to approve the increase in the number of authorized shares of common stock to 150,000,000 requires the affirmative vote of a majority of our outstanding shares to be approved by our stockholders. The proposal to approve the asset sale to Clarient also requires the affirmative vote of a majority of our outstanding shares to be approved by our stockholders. Accordingly, abstentions and broker non-votes will have the effect of a vote against the proposal to approve the increase in the number of authorized shares of common stock to 150,000,000 and the proposal to approve the asset sale to Clarient. Broker non-votes will be counted for purposes of determining the absence or presence of a quorum. We encourage all stockholders whose shares are held in street name to provide their brokers with instructions on how to vote.

CAUTION AGAINST FORWARD-LOOKING STATEMENTS

This proxy statement contains certain forward-looking statements, including statements concerning the value of our net assets, the anticipated distribution per share of common stock as compared to its market price absent the proposed sale of assets, the timing and amounts of distributions of proceeds to stockholders, the estimates of ongoing expenses, the attempts to identify a private company transaction and the likelihood of value to be received by stockholders resulting from the sale of our assets. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of invoking these safe harbor provisions. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from our expectations of future results, performance or achievements expressed or implied by such forward-looking statements. These risks include the risk that we may incur additional liabilities, that the purchase price could be decreased by the adjustments described herein, that our expenses may be higher than estimated and that the settlement of our liabilities could be higher than expected, all of which would substantially reduce or possibly eliminate the distribution to our stockholders. Although we believe that the expectations reflected in any forward-looking statements are reasonable, we cannot guarantee future events or results. Except as may be required under federal law, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur.

PROPOSAL NO. 1

TO APPROVE THE PROPOSED ASSET SALE

Parties to the Asset Sale

Trestle Holdings, Inc.

Trestle develops and sells digital tissue imaging products and solutions for improved workflow, analysis and data mining in support of pathology in clinical and biopharmaceutical applications. Trestle also develops and sells telemedicine applications which link disbursed users in the healthcare market.

Trestle maintains its principal offices at 199 Technology Drive, #105, Irvine, California 92618, telephone (949) 673-1907.

Clarient, Inc.

Clarient is an advanced oncology diagnostics technology and services company whose mission is to combine innovative technologies, meaningful test results and world-class expertise to improve outcomes of patients suffering from cancer.

Clarient maintains its principal offices at 31 Columbia, Aliso Viejo, California 92656, telephone (888) 443-3310.

General

On June 19, 2006 our Board of Directors unanimously approved the Asset Purchase Agreement between Trestle, a wholly-owned subsidiary of Trestle, Clarient and a wholly-owned subsidiary of Clarient, under which we agree to sell substantially all of our assets to Clarient for a total purchase price of $3.0 million, subject to certain adjustments described below, to be paid by Clarient in a combination of cash, assumption of liabilities and debt forgiveness. The material terms of the Asset Purchase Agreement are summarized below. A copy of the Asset Purchase Agreement is attached as Annex A to this proxy statement. We encourage you to read the Asset Purchase Agreement in its entirety.

Assets to be Sold

The assets proposed to be sold to Clarient, referred to as “the Assets,” consist of the assets currently used to operate our business including:

•
all our intellectual property, including (i) all patents, patent applications, registered trademarks, service marks and trade names and applications therefore, and (ii) all unregistered copyrights, trademarks, service marks, trade names and all trade secrets and other intellectual property rights of any kind owned or used by us;

•	certain assumed contracts, including substantially all of our customer contracts, vendor and third-party vendor contracts;

•	accounts receivable, cash on hand, tangible person property and equipment and other designated assets;

•	governmental permits and licensed used in our business;

•	our rights and claims against third parties; and

•	all documents related to these assets, including all technical, regulatory, marketing and sales related documents.

Purchase Price

The total purchase price will be paid through the cancellation of the outstanding principal and interest due to Clarient under the secured bridge loans referred to below, which as of September 30, 2006, the maturity date of the loans (if not extended to October 31, 2006 as provided in the Asset Purchase Agreement), will be approximately $770,000, with the balance to be paid in cash by Clarient at the closing of the asset sale. The purchase price will be decreased to the extent

•	Clarient assumes certain of our liabilities, which we currently estimate to be $200,000;

•	any impairment or reduction in our assets outside of the ordinary course of business occurs, not to exceed $300,000, for which no adjustment is currently estimated;

•	payments by Clarient are made to us for services under a consulting agreement with Clarient to provide certain technical and development services, which we currently estimate to be $10,000;

•	there are any outstanding amounts under our factoring arrangement at the closing of the asset sale, for which no adjustment is currently estimated; and

•	we have not satisfactorily resolved or are likely to resolve a challenge to one of our patents, then by $150,000, although no decrease is currently contemplated.

Following the closing of the asset sale, as part of the purchase price Clarient will also pay us an amount equal to 57% of the customer payments Clarient collects during the first 90 days following the closing for our accounts receivable created prior to closing that are paid within 90 days of their invoice.

At the time of the signing of the Asset Purchase Agreement, Clarient provided us with a $500,000 bridge loan facility, secured by substantially all of our assets, of which $250,000 was advanced at signing. Two additional advances of $125,000 are available for us to borrow through closing. This is in addition to the $250,000 bridge loan, secured by substantially all of our assets, provided to us by Clarient in February 2006. This proxy statement assumes that one or both additional advances will be drawn before the closing of the asset sale.

Interests of our Directors and Executive Officers

Maurizio Vecchione, our Chief Executive Officer, and Barry Hall, our President and Chief Financial Officer, each have change of control agreements as part of their Employment Agreements that will be triggered by the asset sale and would require payments by us of approximately $45,000 and $33,000, respectively. Messrs. Vecchione and Hall have agreed to waive these change of control payments and certain additional amounts owing to them as part of the asset sale. Jack Zeineh, our Chief Scientific Officer, in connection with our cost reduction measures, accepted a 10% reduction in salary in September 2005 and was offered a stay bonus that will require payment of approximately $50,000 on the earlier of the closing of the asset sale or September 16, 2006. In addition, Mr. Zeineh is expected to be employed by Clarient following the closing of the asset sale, possibly as an executive officer of Clarient.

In connection with the asset sale, each of Michael S. Doherty, William Dallas, Allon Guez, Crosby Haffner and Michael Hope, members of our Board of Directors, have agreed to waive approximately $100,000 of directors’ fees that have accrued through the date of this proxy statement and are expected to accrue through September 30, 2006 as part of the asset sale. Allon Guez, one of our directors, will receive approximately $30,000 of accrued but unpaid consulting fees due to him under a consulting agreement that has not been waived, to which Mr. Guez is entitled whether or not the asset sale is completed.

These waivers have the effect of increasing the proceeds of the asset sale that may be available for distribution to our stockholders. No consideration was given by us to obtain these waivers.

Non-Solicitation

We have agreed that we will not directly or indirectly discuss or otherwise cooperate with any person concerning any proposal or offer to acquire all or a substantial part of our business. However, in the event that a person makes an unsolicited Acquisition Proposal (as defined below) that our Board of Directors determines is reasonably likely to lead to a Superior Proposal (as defined below) than what has been offered by Clarient, we may, at any time prior to stockholder approval of the Asset Purchase Agreement, furnish information and participate in discussions and negotiations regarding such an Acquisition Proposal, if our Board of Directors determines that it must do so to comply with its fiduciary duties to our stockholders. Furthermore, notwithstanding the provisions described above, our Board of Directors may withdraw or modify its recommendation to approve the Asset Purchase Agreement if it has concluded in good faith, following consultation with outside legal counsel, that, in light of such Superior Proposal, such action is necessary to comply with its fiduciary obligations to our stockholders under applicable law. In these circumstances, we must provide Clarient three business days prior written notice of such events and prior to taking any action on a Superior Proposal, identifying the material terms of the Acquisition Proposal and the identity of the person making the Acquisition Proposal and, if requested by Clarient, negotiate in good faith to revise the Asset Purchase Agreement so that such Acquisition Proposal no longer constitutes a Superior Proposal.

For purposes of the Asset Purchase Agreement, an “Acquisition Proposal” shall mean any third party offer or proposal for (i) a merger, consolidation, share exchange, business combination or other similar transaction or series of related transactions, (ii) any tender offer, exchange offer or other offer for, or acquisition or series of related acquisitions of beneficial ownership of 20% or more of our outstanding common stock, (iii) any issuance, sale or other disposition of our securities representing 20% or more of our voting power, (iv) any sale, lease, exchange, transfer or other disposition, in a single transaction or a series of related transactions, of 20% or more of our business or assets or accounting for 20% or more of our consolidated revenues (other than the sales, associated licenses and service obligations in the ordinary course of business). The term Acquisition Proposal shall also include any proposal or offer with respect to any other transaction having similar effect as any of the foregoing.

A “Superior Proposal” shall mean a bona fide written Acquisition Proposal (with all of the percentages included in the definition of Acquisition Proposal increased to 50%) that was not solicited in violation of the Asset Purchase Agreement and that our Board of Directors in good faith concludes (i) will result in a transaction that is more favorable to our stockholders from a financial point of view, than the terms of the Asset Purchase Agreement and (ii) is reasonably probable of being completed in a prompt manner.

Termination Fee

If the Asset Purchase Agreement is terminated by Clarient due to our breach of the “no solicitation” provisions of the Asset Purchase Agreement, as described above, or if we enter into an agreement with respect to a superior proposal, or our Board of Directors fails to consummate the asset sale under the circumstances set forth in more detail in the Asset Purchase Agreement, we will be obligated to pay Clarient a termination fee of $90,000 and repay the approximately $750,000 of principle plus accrued interest to Clarient under the secured loan agreements. If our stockholders fail to approve the asset sale at the Special Meeting, and there is an Acquisition Proposal pending at the time of the Special Meeting, we will also be required to pay a termination fee of $90,000 and repay the outstanding principle and accrued interest to Clarient under the secured loan agreements.

In the event we pursue a Superior Proposal and exercise our termination right, we will have to close a transaction with the third party making the Superior Proposal or receive interim financing from such third party or others in connection with terminating the Asset Purchase Agreement in order to pay the approximately $750,000 of principal plus accrued interest that will become immediately due and payable to Clarient under the secured loan agreements.

If we are unable to pay the foregoing amounts, we may be forced to seek bankruptcy protection.

Other Terms

In the Asset Purchase Agreement, we make representations and warranties to Clarient including regarding our corporate status, authority to complete the asset sale, contracts being assumed by Clarient, intellectual property, financial statements, liabilities, litigation, insurance, employee matters, tax matters, product claims and warranties and title to the assets being sold. Clarient makes representations and warranties to Trestle regarding Clarient’s corporate status, authority to complete the asset sale and availability of funds to pay the purchase price.

We also agree that between signing the Asset Purchase Agreement and closing the transaction we will, among other things, preserve the assets and business operations, provide Clarient with access to information related to the assets, not modify any material contracts or enter into material commitments other than in the ordinary course, not encumber our assets, and otherwise not make changes that would impair our goodwill and ongoing business.

The Asset Purchase Agreement also contains closing conditions, including that each party’s representations and warranties remain true, each party has complied with its covenants, the parties shall have received any consents of any governmental entities required for the consummation of the transaction and consents pertaining to the transfer of certain of the assumed contracts, no legal action is pending that would prevent the closing, there shall not have been a material adverse change to the assets we are selling or the liabilities Clarient is assuming, and each party shall have delivered appropriate documents and certificates set forth in the Asset Purchase Agreement.

The proposed asset sale to Clarient is not conditioned upon the increase in the number of authorized shares of common stock to 150,000,000 being approved. If our stockholders do not also approve the increase in the number of authorized shares of common stock to 150,000,000, we intend to complete the asset sale to Clarient if our stockholders approve it and the other closing conditions are met. The increase in the number of authorized shares of common stock to 150,000,000 is conditioned upon completion of the proposed asset sale to Clarient. If the proposed asset sale to Clarient is not approved by our stockholders or is otherwise not completed, the number of authorized shares of our common stock will not be increased.

Background of the Asset Sale

During the second quarter of 2005, our business environment became more challenging and difficult. Revenues were not increasing as had been anticipated and losses continued to occur at a rate that could not be sustained based on our cash position. Additionally, our core markets of digital pathology appeared to be developing much more slowly than anticipated and our new products, including our Xcellerator workflow software and new scanning services were facing sluggish adoption and longer sales cycles than originally anticipated. During the second quarter revenues dropped to $866,000 and we incurred a net loss of $1.7 million. During a Special Meeting of our Board of Directors held on May 9, 2005, the Board of Directors, with outside legal counsel, discussed potential strategic alternatives for the Company and engaged Doherty & Company, a boutique investment banking firm controlled by our chairman, to explore a variety of strategic alternatives including but not limited to acquisitions, joint venture, capital raises, merger or a possible sale of the Trestle.

Concurrently, we implemented a restructuring and expense reduction program to reduce expenses, including downsizing of staff and facilities, discontinuing active sales of certain product lines and deferring research and development. Despite the reduction in expenses resulting from the restructuring, our revenues were still not sufficient to cover our operating expenses, and our cash reserves were being depleted to fund ongoing operating losses.

In consultation with Doherty & Company, we decided to consider retaining an independent investment banking firm to explore a potential sale of Trestle, with the continuing involvement of Doherty & Company. After exploring the interest by possible investment banking firms in the engagement, at a Meeting of the Board of Directors held on June 16, 2005 our Board authorized the engagement of Burnham Hill Partners (“Burnham Hill”) to explore potential merger, sale or acquisition transactions. During June and July 2005, Trestle and Burnham Hill negotiated an engagement letter and assembled our public information for prospective candidates. On July 18, 2005 we formally engaged Burnham Hill to act as our financial advisor in connection with one or more strategic transactions that could include an acquisition, partnership, strategic alliance or merger. During the first week of August 2005 Trestle and Burnham Hill began contacting potential candidates. Of the approximately 84 parties contacted, 15 candidates showed interest and were sent materials and Trestle and Burnham Hill pursued these candidates. Through November 2005 Trestle and Burnham Hill continued to have discussions and make presentations to six different companies who received materials from us and expressed interest in a potential merger or acquisition.

During this time we continued to experience operating losses and continued taking steps to generate additional capital. First, during July 2005 we approached various lenders for the purpose of factoring Trestle’s accounts receivable. On August 23, 2005 we entered into an arrangement to sell, with recourse, certain accounts receivable to AeroFund Corporation. In addition, at a Special Meeting of Board of Directors on August 19, 2005 our Board reviewed an offer from SBI Brightline XII LLC (“SBI”) to purchase up to $9.0 million of our Common Stock in the form of an “equity line” subject to an effective registration statement. During the meeting our Board of Directors authorized Trestle to negotiate and enter into an equity line with SBI.

Because of the continued losses and concern about cash flow, we accelerated our plan to significantly reduce operating expenses. Effective September 15, 2005 we reduced the salaries of certain key employees by ten percent. Additionally, Maurizio Vecchione, our Chief Executive Officer, and Barry Hall, our President and Chief Financial Officer, voluntarily accepted a fifty percent reduction in salary and guaranteed bonus. Additionally, our Chairman of the Board, Michael Doherty, voluntarily accepted a fifty percent reduction in his consulting fee effective November 1, 2005. In conjunction with the salary reductions, certain key employees (not including Mr. Vecchione or Mr. Hall) were offered “stay bonuses” of one month’s salary for every year of service to stay with Trestle until the completion of a strategic transaction or September 15, 2006, whichever came first. Such amounts are due on the first of these events to occur. Along with the salary reductions, we implemented a downsizing plan. During the months of August and September 2005 we either terminated or accepted the resignation of nine employees, or 32% of the Company’s staff, as part of this plan.

On September 19, 2005, we entered into a stock purchase agreement with SBI that obligated SBI to purchase, upon our election, up to 3,375,000 of our common stock and warrants for an aggregate purchase price of $3.0 million subject to a registration statement being declared effective. On September 22, 2005 we filed a registration statement with the SEC to register the underlying shares of stock for the stock purchase agreement with SBI. On October 14, 2005 the SEC advised us in a letter that the structure of SBI’s proposed use of warrants in the equity line did not meet the SEC guidelines on equity lines. In the letter, the SEC instructed us to either amend or withdraw our registration statement. Since we were unable to reach agreement with SBI to change the proposed transaction to comply with the guidelines of the SEC we withdrew the registration statement and terminated the agreement with SBI.

On October 21, 2005 we issued a press release announcing that we had submitted a pre-market notification or 510(k) with the Food and Drug Administration (FDA) for clearance of our digital pathology whole-slide imaging system as a Class II device. If approved, this submission sought to qualify the use of our proprietary and patented technology for performing primary clinical diagnoses as substantially equivalent to other devices used for such purposes. This would have made our digital system the first permitted for this purpose and would have broadened the market for our products and given us an advantage over other digital system manufacturers.

From late September 2005 though early November 2005, Trestle and Burnham Hill held management presentations with six different prospective companies interested in either merging with or acquiring us. Following the presentations, Burnham Hill requested that all interested parties submit formal expression of interest or letters of intent for consideration by our Board of Directors. Interested parties were given a deadline of November 11, 2005 to submit such letters.

On November 11, 2005, at a Meeting of our Board of Directors, with legal and financial advisors, Burnham Hill reported on the status of the merger and acquisition activities. Michael Abrams of Burnham Hill and our management presented a detailed list of the companies that were identified as potential acquisition or merger candidates. During the presentation the background of each of the six interested parties was reviewed. Mr. Abrams then discussed the various discussions and the level of interest of each of the companies. Mr. Abrams reported that Trestle received written proposals from four of the six interested parties. Company A submitted its initial proposal on November 10, 2005 to purchase assets for $3-$5 million in cash, subject to due diligence. Company B submitted its initial proposal on November 11, 2005 to purchase assets but submitted no valuation or proposed structure. Company C submitted its initial proposal on November 10, 2005. Mr. Abrams stated that Company C’s proposal was very vague and contained no specific valuation or structural elements. Clarient submitted its initial proposal on November 10, 2005 with a valuation of $2.1 to $4.2 million, payable in cash, stock or combination, subject to further due diligence. Clarient did not indicate whether its proposal was to purchase assets or Trestle stock. Clarient was already a customer of Trestle, and Trestle’s management had engaged in ordinary course discussions about Clarient distributing our products or licensing certain of our intellectual property.

Subsequent to November 11, 2005, Trestle and Burnham Hill began negotiating with each of the four interested parties to clarify and improve the terms offered by each. Neither Clarient nor Company C responded to requests for revised proposals, but we did receive revised proposals from both Company A and Company B. Company A’s revised proposal was to purchase assets for the lesser of $6 million in cash or one times forward projected revenues, such revenues to be agreed mutually during due diligence. Burnham Hill continued to negotiate with Company A through December 7, 2005. Company B, a private company, submitted a revised proposal on November 22, 2005 to purchase our assets for $5 million of Company B stock, based on the future valuation of its next financing round, plus $3 million cash payable over a three year earn out period, conditional on Company B raising sufficient funds in future venture capital financing. As a private company, the proposed structure of the transaction would have resulted in Company B becoming a public reporting company, which was contrary to Company B’s intent. The valuation placed on the shares of Company B was highly speculative and uncertain as to amount or timing. In addition, if Company B’s stock received by our stockholders did not trade freely following the transaction, our stockholders would have no liquidity. Further, the cash component was highly speculative and uncertain.

On December 8, 2005, a Special Meeting of the Board of Directors was held, with legal and financial advisors, to discuss the progress made in pursuing strategic alternatives. Burnham Hill reported that Clarient had been unwilling to change its valuation range and that Company C was withdrawing from a potential acquisition of the Company. Burnham Hill and Trestle management then reported on the status of negotiations with Company A and Company B.

Company A had provided a range of values for which it would be willing to purchase the assets of Trestle for $3.0 million to $6.0 million cash subject to satisfactory completion of due diligence. Our management stressed to the Board that FDA approval or denial of our pending 510(k) application for our digital pathology whole-slide imaging system as a Class II device would most likely affect Trestle’s valuation by Company A and others. Burnham Hill and Trestle management also emphasized that Company A would only continue to negotiate with us if they obtained a 30-day exclusivity agreement. Our Board also was advised on the attributes of the Company B proposal and the risks of such proposal. After due consideration the Board authorized Trestle to enter into a 30-day exclusivity agreement with Company A to continue negotiations.

Also, during the meeting, our management advised the Board that without additional capital we had cash resources to last us approximately through January 31, 2006. The Board discussed a variety of possible capital raising measures.

On December 10, 2005, we executed a 30 day exclusivity agreement to negotiate the sale of our assets with Company A. During the remainder of December and through most of January Company A continued with due diligence. On January 9, 2006 the exclusivity agreement with Company A expired. At that time Trestle and Burnham Hill again contacted the companies that had expressed an interest in acquiring us prior to us entering into the exclusivity agreement with Company A.

During January 2006, our management, Burnham Hill and our outside counsel and Company A and its outside counsel were negotiating a purchase agreement for our assets by Company A. On January 12, 2006, we received a letter from the FDA stating that our 510(k) application was rejected. As a result, on January 20, 2006, Company A lowered its proposal to purchase our assets to $3.6 million in cash.

Subsequent to the expiration of the exclusivity period with Company A, Trestle and Burnham Hill contacted various previously interested parties in an attempt to revive discussions in light of the recent unfavorable developments with Company A. These efforts successfully re-started discussions with Clarient. No other parties were responsive to the request.

During a Special Meeting of the Board of Directors on January 25, 2006, the Board, Burnham Hill and outside legal counsel discussed the revised proposal from Company A. Company A’s proposal was conditioned on renewing the exclusivity agreement with us by January 27, 2006. At that time the Board decided to again approach Clarient with the hope of receiving a formal proposal prior to January 27, 2006. Finally, our management also reported to the Board that available cash and receivables were sufficient to carry us through approximately March 31, 2006 and that to operate beyond that date could require additional outside financing.

On January 26, 2006, Burnham Hill was contacted by Clarient who stated that they intended to submit a non-binding proposal to acquire 100% of the stock of Trestle for $3.75 million in Clarient stock plus cash of $750,000, subject to further due diligence. Additionally, at our request, Clarient would agree to provide the Company with some portion of the cash component of the purchase price as a bridge loan prior to completion of the acquisition. On January 27, 2006, at a Special Meeting of the Board of Directors, the Board, Burnham Hill and outside counsel reviewed the latest proposals from Clarient and Company A. Company A had further reduced its offer to $3.3 million with certain further potential adjustments based on changes in the level of inventories and fixed assets. Additionally, Company A’s new proposal contained a “break-up” fee of $500,000 and, as stated above, was structured as an asset purchase with Trestle retaining most of the liabilities. The Board determined not to accept the revised offer from Company A, not to enter into exclusivity with Company A and to continue to negotiate with Clarient with the goal of obtaining a written offer. On January 27, 2006, we received a written non-binding proposal from Clarient to acquire 100% of our capital stock in exchange for $4.5 million on the terms described above.

On January 31, 2006 we received another revised offer from Company A for $3.8 million cash for our assets. This proposal reduced the break up fee to $110,000 but continued to provide for further purchase price adjustments based on changes in the level of our inventories and fixed assets.

On February 15, 2006, our Board, with its legal and financial advisors, held a Special Meeting to discuss the status of negotiations with Clarient and Company A. It was noted that Company A had continued to perform due diligence on the Company and negotiate the purchase agreement. On February 20, 2006, prior to any response from Trestle to Company A’s January 31 offer, Company A withdrew its offer stating that its withdrawal was based on the time the transaction was taking.

During a February 24, 2006 Special Meeting of the Board of Directors, with legal and financial advisors present, Burnham Hill reported to our Board on the latest non-binding proposal from Clarient which consisted of either $4.5 million in cash or $3.75 million in Clarient stock and $750,000 in cash. In connection with its proposal, Clarient had also offered a bridge loan to the Company for a period of 90 days. The proposal was subject to us agreeing to a 30-day exclusivity agreement with Clarient. The Board, following discussion, authorized Trestle to enter into exclusive negotiations with Clarient on the terms proposed. On February 24, we entered into the 30-day exclusivity agreement with Clarient and Clarient continued due diligence.

On February 27, 2006, the Company entered into a Loan and Security Agreement with Clarient pursuant to which the Company borrowed $250,000 from Clarient to be used for working capital purposes. The loan bears interest at an annual rate of 8% and is secured by a lien on the Company’s accounts receivable, inventory, software and intellectual property. The loan had a maturity of May 30, 2006. We filed a Report on Form 8-K with the SEC disclosing the loan agreement on March 3, 2006.

In order to further reduce operating expenses during the months of February and March 2006 the Company either terminated or accepted the resignation of seven employees, or 35% of the Company’s staff.

Based on Clarient’s due diligence, on March 24, 2006, we received a revised proposal from Clarient to acquire our assets, as opposed to our stock, for $2.6 million in cash, less any assumed liabilities and bridge loan advances. On March 24, 2006, the initial period of exclusivity with Clarient expired and was not extended at that time.

Following the expiration of the exclusivity period with Clarient, we approached Company A to re-enter negotiations. Company A stated they were interested and would be willing to provide a bridge loan, but their valuation of Trestle’s business was lower than Company A’s prior offers. Furthermore, Company A stated that they would not provide a preliminary valuation range without exclusivity, creating significant risk of entering into exclusivity with Company A with Trestle not knowing whether Company A’s valuation of Trestle was greater or lower than Clarient’s valuation.

On March 28, 2006 the Board of Directors, with its legal and financial advisors, held a Special Meeting to consider the March 24 proposal from Clarient and other alternatives that might lead to a strategic transaction. Clarient’s proposal again required that Trestle enter into exclusivity negotiations. After discussion, our Board authorized Trestle to enter into a new exclusivity period with Clarient until April 30, 2006 and authorized Management to continue negotiations with Clarient to increase the proposal.

On March 30, 2006, Trestle provided a counter-proposal to Clarient’s March 24 proposal. Our proposal included an increase in the purchase price to $3 million less any assumed liabilities and bridge loan advances. On April 3, 2006, we received a written non-binding proposal from Clarient to purchase our assets for $3.0 million in cash less liabilities assumed and amounts advanced to Trestle from Clarient, subject to extending the exclusivity period with Clarient. On April 4, 2006, based on the improved proposal, we extended the exclusivity with Clarient through April 30, 2006. On April 6, a draft of the asset purchase agreement was provided by Trestle to Clarient.

On May 30, 2006, Clarient extended the bridge loan to June 10, 2006 and on June 10, 2006 Clarient extended the bridge loan to June 26, 2006. During April, May and June 2006, our management, outside counsel and Burnham Hill negotiated the asset purchase agreement with Clarient, Clarient’s controlling stockholder, Safeguard Scientifics, Inc., and Clarient’s outside counsel. Clarient also proposed entering into consulting agreements to provide for interim services of certain of our employees to assist in product design and development for Clarient products and to license certain of our intellectual property for use in Clarient products. While we routinely providesuch licenses in the ordinary course of business, we and Clarient were unable to reach agreement on the terms of such license that adequately protected our rights in our technology. We and Clarient also negotiated the terms and scope of consulting services to be provided by certain of our employees, subject to their obligations to us, for which we receive compensation. Under the proposal, amounts received from Clarient would reduce the purchase price paid to us under the Asset Purchase Agreement. We also rejected various requirements Clarient sought to impose on Trestle, including a requirement of voting agreements by our directors, officers and certain stockholders, extensive non-solicitation provisions and excessive termination fee and expense reimbursement provisions and indemnification for losses resulting from breaches of our representations and warranties of the Asset Purchase Agreement. We felt these requirements were not appropriate for our stockholders and could delay any potential distributions to stockholders. In addition we sought and obtained Clarient’s agreement to pay us, as part of the purchase price, an amount equal to 57% of the customer payments Clarient receives during the first 90 days following the closing for accounts receivable created prior to closing that are paid within 90 days of their invoice. This provides a potential increase in the proceeds that may be available for distribution to our stockholders.

On June 16, 2006, our Board of Directors, with its legal and financial advisors, held a Special Meeting to consider the Asset Purchase Agreement with Clarient. At this meeting, the Board of Directors concluded that the sale of assets to Clarient and would have the highest probability of returning the greatest value to our stockholders and unanimously approved the Asset Purchase Agreement and the sale of substantially all of our assets to Clarient on the terms set forth in the Asset Purchase Agreement. In reaching this conclusion, our Board discussed at length with Burnham Hill and our outside counsel the terms of the asset sale, bridge loan and related transactions with Clarient, including the purchase price to be paid, the risk that Clarient, as a secured creditor under the bridge loan, would have certain rights that might allow it to acquire our assets without consummating the asset purchase, and the anticipated timing and amounts of distributions to stockholders following the asset sale. Our Board considered the alternatives to entering into the Asset Purchase Agreement and bridge loan extension with Clarient. Although the Board did not obtain a fairness opinion regarding the transaction, Burnham Hill expressed its recommendation that the asset sale offered the greatest benefit for stockholders. The Board determined not to seek a fairness opinion after considering the expense involved and that we had vigorously explored strategic alternatives, such as finding additional acquirers. The Board concluded that, given the timing considerations based on our previous lack of success in finding acquisition partners, it was unlikely that other acquisition or merger opportunities providing the benefit of a cash purchase price and bridge funding would become available to us. The Board also concluded that continuing as a stand-alone, operating business was not a viable option, because we would not be able to reduce expenses and personnel further and still be able to sell our product and generate revenue. In addition, the Board considered filing for protection under the U.S. Bankruptcy Code, but concluded, in consultation with outside legal counsel, that bankruptcy would likely result in higher transaction costs and longer delays before potential distributions, if any, to stockholders than a sale of assets.

On June 19, 2006, our Board, by unanimous written consent, approved the Asset Purchase Agreement with Clarient, and we and Clarient executed the Asset Purchase Agreement. In connection with the execution of the Asset Purchase Agreement and to provide us with additional working capital pending completion of the proposed Acquisition, we entered into a Second Loan and Security Agreement with Clarient pursuant to which Clarient loaned $250,000 to us and agreed to, prior to the closing of the asset sale and upon conditions contained in the Loan Agreement, loan up to an additional $250,000 to us. On June 20, 2006, we issued a press release announcing the Asset Purchase Agreement.

Trestle’s Reasons for the Asset Sale; Board Recommendation

In approving the proposed asset sale to Clarient, and recommending that stockholders approve the proposed asset sale, the Board of Directors considered a number of factors before recommending that our stockholders approve the proposed asset sale, including the following:

•	that our ability to survive as an independent entity given our history of losses and no short term plan for achieving profitability or growth;

•
that we had vigorously explored strategic alternatives, including extensive efforts to raise capital, sell or merge our company outright or sell our assets, as described above, and none were successful;

•
that we would require additional time and resources to locate and negotiate with any other potential purchasers for the assets, with no assurance that any such negotiations would be completed successfully, in a timely fashion, or at all;

•	that the consideration offered by Clarient for our assets is higher than any other price offered by any third party in a binding proposal and would be paid in cash;

•
that we would be entitled to terminate the asset sale, upon the payment of a termination fee of $90,000, and sell our assets to a third party in the event that we receive an offer from a third party to purchase the assets at a price higher than $3.0 million;

•	that the value of our assets, particularly our intellectual property and certain contracts and customer relationships, would decline with the passage of time;

•	that Clarient would provide bridge funding to allow us to timely pay current obligations and to maintain our operations;

•	that Clarient would assume certain of our obligations;

•	that we would retain our public entity that might have value to stockholders in combining with a private company; and

•	our Board’s judgment that the asset sale to Clarient would maximize the amount of cash available for distribution to our stockholders.

The foregoing includes the material factors considered by our Board of Directors. In view of its many considerations, our Board of Directors did not quantify or otherwise assign relative weight to the specific factors considered. In addition, individual members of our Board of Directors may have given different weights to different factors. After weighing all of these considerations, our Board of Directors was unanimous in determining to approve the asset sale and to recommend that our stockholders approve the proposed asset sale to Clarient.

Clarient’s Reasons for the Asset Purchase

Clarient provides technologies, services and the critical information to improve the quality and reduce the cost of patient care as well as accelerating the drug development process in assessing and characterizing cancer. The acquisition of Trestle will position Clarient as a leading provider in the anatomical pathology market; integrating image analysis, high speed scanning capabilities and virtual microscopy into one product offering. Complementing Clarient’s current proprietary technology with our technology could enable Clarient to cover a broader spectrum of the pathology samples needing anatomical laboratory analysis.

Regulatory Approvals

We are unaware of any United States Federal or state regulatory requirements that must be complied with or approvals obtained as a condition of the proposed asset sale.

Use of Proceeds from the Proposed Asset Sale

If the proposed asset sale is completed, we will apply the estimated net proceeds of $2.23 million less any assumed liabilities to satisfy our remaining liabilities and, subsequently, to distributions, if any, to our stockholders.

Appraisal Rights

Our stockholders have no appraisal rights in connection with the sale of assets to Clarient.

Vote Required and Board Recommendation

The approval of the proposed asset sale to Clarient requires the affirmative vote of a majority of the outstanding shares of our common stock. Members of our Board of Directors and our executive officers who hold (or are deemed to hold) as of the record date an aggregate of approximately 50,000 shares of our common stock (less than 1% of the outstanding shares of common stock as of the record date) have indicated that they will vote in favor of the proposal.

The Board of Directors believes that the proposed asset sale is in the best interests of Trestle and our stockholders and recommends a vote “FOR” this proposal. It is intended that the shares represented by the enclosed form of proxy will be voted in favor of this proposal unless otherwise specified in such proxy.

Factors to be Considered by Stockholders in Deciding Whether to Approve the Asset Sale

There are many factors that our stockholders should consider when deciding whether to vote to approve the sale of our assets to Clarient. Such factors include those risk factors set forth below.

We cannot assure you of the amount, if any, of any distribution to our stockholders under the Asset Sale.

The sale of our assets may not create value to our stockholders or result in any remaining assets for distribution to our stockholders. We cannot assure you of the precise nature and amount of any distribution to our stockholders pursuant to the sale of our assets. Uncertainties as to the final purchase price under the Asset Purchase Agreement that will be based on the amount of liabilities Clarient assumes, payments under the consulting agreements, amounts outstanding under the bridge loans, collections of accounts receivable during the 90 day period after closing and certain expenses make it difficult to predict with certainty the distribution, if any, to our stockholders. The actual amount of all distributions will also depend in part upon our ability to convert our remaining non-cash assets not sold pursuant to the Asset Purchase Agreement into cash and we cannot be certain of the final amount of our liabilities.

We will continue to incur claims, liabilities and expenses that will reduce the amount available for distribution to stockholders.

Claims, liabilities and expenses from operations (such as operating costs, salaries, directors’ and officers’ insurance, payroll and local taxes, legal and accounting fees and miscellaneous office expenses) will continue to be incurred as we seek to close the Asset Purchase Agreement and seek potential private company transaction candidates. These expenses will reduce the amount of cash available, if any, for distribution to stockholders. If amounts received from the sale of our assets are not adequate to provide for our obligations, liabilities, expenses and claims, we may not be able to distribute meaningful cash, or any cash at all, to our stockholders.

Distributions, if any, to our stockholders could be delayed.

Although our Board of Directors has not established a firm timetable for any distribution to our stockholders, our Board of Directors intends, subject to contingencies inherent in seeking potential private company transaction candidates, to make an initial distribution as promptly as practicable. However, we are currently unable to predict the precise timing of any distribution. The timing of any distribution will depend on and could be delayed by, among other things, the timing of claim settlements with creditors. Additionally, a creditor could seek an injunction against the making of distributions to our stockholders on the ground that the amounts to be distributed were needed to provide for the payment of our liabilities and expenses. Any action of this type could delay or substantially diminish the amount available for distribution to our stockholders.

We will continue to incur the expenses of complying with public company reporting requirements.

We have an obligation to continue to comply with the applicable reporting requirements of the Securities Exchange Act of 1934, as amended, referred to as the “Exchange Act,” even though compliance with such reporting requirements is economically burdensome.

Any distribution of cash is conditioned upon completion of the proposed asset sale to Clarient.

Subject to closing the asset sale to Clarient, we intend to distribute pro rata to our stockholders, in cash, any available proceeds. Our Board of Directors will distribute to our stockholders the maximum amount permissible under applicable law, subject to a reserve for our anticipated expenses and liabilities.

If our expenses and liabilities exceed our assets retained after any distribution to our stockholders, our stockholders could be held liable for payment to our creditors for amounts owed to creditors in excess of such reserve, up to the amount actually distributed to such stockholder.

If we fail to create an adequate reserve for payment of our expenses and liabilities or should such reserve be exceeded by the amount ultimately found to be payable in respect of our expenses and liabilities, each stockholder could be held liable for the payment to our creditors of amounts received by such stockholder from us. In such an event, a stockholder could be required to return any distribution previously made and thus would receive nothing from the proceeds of the asset sale. Further, in the event a stockholder has paid taxes on amounts previously distributed, a repayment of all or a portion of such amount could result in a stockholder incurring a net tax cost if the repayment by a stockholder of an amount previously distributed does not cause a reduction in taxes payable in an amount equal to the taxes paid on such amounts distributed. There can be no assurance that the assets we retain will be adequate to cover any expenses or liabilities.

If we do not complete the asset sale to Clarient we may be forced to seek bankruptcy protection.

If our stockholders do not approve the asset sale to Clarient or we are otherwise unable to complete the transaction we may not have sufficient capital to continue to operate our business. If we are unable to obtain additional capital or enter into a transaction to sell Trestle, we may be forced to seek bankruptcy protection. If we do, our stockholders are likely to suffer the loss of their entire investment in our stock.

Distributions; Nature; Amount; Timing

Although our Board has not established a firm timetable for an initial distribution, if any, to stockholders if the sale of assets is approved by the stockholders, our Board intends, subject to contingencies inherent in seeking potential private company transaction candidates, to make such distributions as promptly as practicable. We intend that any distributions to the stockholders will be in the form of cash. The actual nature, amount and timing of all distributions will be determined by our Board, in its sole discretion, and will depend in part upon our ability to settle our significant remaining liabilities and obligations and satisfying our future expenses and liabilities. See “Factors to be Considered by Stockholders in Deciding Whether to Approve the Sale of Assets.”

Uncertainties as to the precise value of the final purchase price for our assets and the ultimate amount of our liabilities (including any settlements or discounts we can negotiate on existing liabilities) make it impracticable to predict the aggregate net value ultimately distributable to stockholders. Claims, liabilities and expenses from operations (including operating costs, salaries, income taxes, payroll and local taxes, legal, accounting and miscellaneous office expenses), although currently declining, will continue to be incurred following stockholder approval of the asset sale. These expenses will reduce the amount of cash available for ultimate distribution to stockholders, and, while a precise estimate of those expenses cannot currently be made, management and our Board believe that cash received from the sale of our assets will be adequate to provide for our current and future obligations, liabilities, expenses and claims (including contingent liabilities) and to make cash distributions to stockholders. However, no assurances can be given that cash received from the sale of our assets will be adequate to provide for our obligations, liabilities, expenses and claims and to make cash distributions to stockholders. If such cash is not adequate to provide for our obligations, liabilities, expenses and claims, distributions of cash to our stockholders will be reduced and could be eliminated. See “Factors to be Considered by Stockholders in Deciding Whether to Approve the Sale of Assets.”

Following is a table showing our estimate of cash proceeds and outlays and of our distributions to stockholders as of the date of this proxy statement. This estimate is based upon a variety of hypothetical assumptions and are subject to significant economic uncertainties and contingencies, most of which are beyond our control. We cannot predict whether the assumptions made in preparing this estimate will prove accurate and were not necessarily prepared on a reasonable basis. The following estimates are not guarantees and they do not reflect the total range of possible outcomes and there can be no assurances that the actual distributions, if any, will not differ materially from the estimate. The estimates were not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The table assumes that we complete the proposed asset sale to Clarient by September 16, 2006. See “Factors to be Considered by Stockholders in Deciding Whether to Approve the Sale of Assets” for a discussion of the risk factors related to the sale of our assets and any potential proceeds which we may be able to distribute to stockholders.

Estimated Distribution to Stockholders

	Low Range of Net Proceeds	High Range of Net Proceeds
Asset Purchase Price	$3,000,000	$3,000,000
Loan Forgiveness:
Principal (1)	(750,000)	(600,000)
Interest (2)	(20,000)	(17,000)
Assumed Liabilities and Deferred Income (3)	(250,000)	(150,000)

Estimated Cash Proceeds at Closing	1,980,000	2,233,000

Net Proceeds from Accounts Receivable sold at Closing	0	250,000
Operating Expenses (4):
Investment Banking Fees	(250,000)	(250,000)
Accounts Payable and Other Liabilities	(650,000)	(550,000)
Professional Fees (attorneys, accountants, other) (5)	(400,000)	(350,000)
Director & Officer Liability Insurance (6)	(80,000)	(60,000)
Proxy Solicitation (7)	(40,000)	(30,000)
Operating Costs from Closing of Asset Sale Through Any Private Company Transaction	(200,000)	(150,000)

Total operating expenses	(1,620,000)	(1,140,000)

Proceeds from private company transaction (8)	(0)	(400,000)
Estimated Cash to Distribute to Stockholders	$360,000	1,493,000

Shares outstanding as of August 5, 2006	8,257,214	8,257,214

Estimated per share distribution	$0.04	$0.18

(1)
Principal amount of secured loans owing to Clarient to be forgiven at the closing of the asset sale. The high range assumes no additional borrowings from Clarient and the low range assumes additional borrowings of $250,000.

(2)	Interest amount due on secured loans owing to Clarient and to be forgiven at the closing of the asset sale, with the closing date assumed to be September 16, 2006.

(3)	The high range assumes no renegotiation of various accounts payable while the low range assumes that we will be able to renegotiate.

(4)
Operating expenses is limited to those estimated operating expenses expected to be incurred after taking into consideration the assumption of liabilities by Clarient; for example, Clarient is assuming liabilities related to product warranties and disclosed liabilities for all of the assumed contracts.

(5)	Estimated cash use for professional fees and expenses related to the asset sale and required SEC reporting until such time as we consummate a private company transaction.

(6)
Estimated cash use for the purchase of a Directors and Officers liability insurance policy covering the year from the date of closing the asset sale. We have solicited and received bids on this policy and has based its estimate on the bids it has received.

(7)	Estimated cash for payments to a proxy printing and mailing to stockholders for the special meeting.

(8)
In the event of a transaction with a financial intermediary, we may receive cash for a controlling interest which we intend to distribute to stockholders. See “Proposal No. 2 - To Approve an Amendment to Trestle’s Certificate of Incorporation to Effect an Increase in the Authorized Number of Shares of Common Stock to 150,000,000 - General.”

Material United States Federal Income Tax Consequences

The following discussion is a general summary of the material United States Federal income tax consequences affecting our stockholders that are anticipated to result from the receipt of distributions pursuant to our sale of assets. This discussion does not purport to be a complete analysis of all the potential tax effects. Moreover, the discussion does not address the tax consequences that may be relevant to particular categories of our stockholders subject to special treatment under certain Federal income tax laws (such as dealers in securities, banks, insurance companies, tax-exempt organizations, mutual funds, foreign individuals and entities, and persons who acquired their Trestle stock upon exercise of stock options or in other compensatory transactions). It also does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. The discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service rulings, and judicial decisions now in effect, all of which are subject to change at any time; any such changes may be applied retroactively. Distributions pursuant to the plan of sale of assets may occur at various times and in more than one tax year. No assurance can be given that the tax treatment described herein will remain unchanged at the time of such distributions. The following discussion has no binding effect on the Internal Revenue Service or the courts and assumes that we will implement the asset sale in all material respects.

No ruling has been requested from the Internal Revenue Service with respect to the anticipated tax consequences of the plan of sale of assets, and we will not seek an opinion of counsel with respect to the anticipated tax consequences. If any of the anticipated tax consequences described herein prove to be incorrect, the result could be increased taxation at the corporate and/or stockholder level, thus reducing the benefit to us and our stockholders from the sale of assets. Tax considerations applicable to particular stockholders may vary with and be contingent on the stockholder’s individual circumstances.

Federal Income Taxation of Trestle. After the approval of the asset sale we will continue to be subject to Federal income taxation on our taxable income, if any, such as interest income, gain from the sale of our assets or income from operations. We will recognize gain or loss with respect to the sale of our assets in an amount equal to the fair market value of the consideration received for each asset over our adjusted tax basis in the asset sold. In addition, although we currently do not intend to make distributions of property other than cash, in the event of a distribution of property, we may recognize gain upon such distribution of property. We will be treated as if we had sold any such distributed property to the distributee-stockholder for its fair market value on the date of the distribution. Management believes that we have sufficient usable net operating losses to offset substantially all of any federal income or gain recognized by us for federal income tax purposes.

Federal Income Taxation of our Stockholders. Amounts received by stockholders from the proceeds of the sale of our assets will be treated as a distribution to a stockholder with respect to its stock. As such, it will be considered a taxable dividend, to the extent it is made out of our current or accumulated “earnings and profits,” a concept that is similar to retained earnings. We do not anticipate that we will have current or accumulated earnings and profits for the taxable year in which any available proceeds are distributed. Any distribution not treated as a dividend will first be treated as a non-taxable return of a stockholder’s basis, with any excess thereafter being treated as gain from the sale of stock. A stockholder’s tax basis in his or her shares will depend upon various factors, including the stockholder’s cost and the amount and nature of any distributions received with respect thereto. Gain recognized by a stockholder will be capital gain provided the shares are held as capital assets, and will usually be long term capital gain if the stock has been held for more than one year.

After the close of its taxable year, we will provide stockholders and the Internal Revenue Service with a statement of the amount of cash distributed to our stockholders and our best estimate as to the value of any property distributed to them during that year. There is no assurance that the Internal Revenue Service will not challenge our valuation of any property. As a result of such a challenge, the amount of gain or loss recognized by stockholders might be changed. Distributions of property other than cash to stockholders could result in tax liability to any given stockholder exceeding the amount of cash received, requiring the stockholder to meet the tax obligations from other sources or by selling all or a portion of the assets received.

The tax consequences of the plan of sale of assets may vary depending upon the particular circumstances of the stockholder. We recommend that each stockholder consult its own tax advisor regarding the Federal income tax consequences of the plan of sale of assets as well as the state, local and foreign tax consequences.

PROPOSAL NO. 2

TO APPROVE AN AMENDMENT TO TRESTLE’S

CERTIFICATE OF INCORPORATION TO EFFECT AN

INCREASE IN THE AUTHORIZED NUMBER OF SHARES

OF COMMON STOCK TO 150,000,000

General

Following completion of the sale of our assets to Clarient, we will have no operations and will be a non-operating public traded company, or a so-called shell company. Our other alternative is to seek stockholder approval to liquidate under Delaware law, which takes three years following stockholder approval of a plan of dissolution before a company can liquidate. Some private operating companies see engaging in a transaction with a shell company as an alternative means of accessing capital. These transactions typically result in the private operating company’s stockholders acquiring 80-90% of shell company stock directly from the shell company with the shell company stockholder retaining 10-20% after the transaction. In some transactions, the shell company issues 80-90% of its stock to a financial intermediary, such as a broker or investor and distribute the proceeds to the stockholders other than the financial intermediary. The financial intermediary than seeks an acquisition candidate and will sell more stock, with the original stockholders retaining a very small ownership interest in the former shell company.

On June 26, 2006, we received an unsolicited proposal from one of our stockholders, to acquire, concurrent with the closing of the asset sale, newly issued Trestle stock equal to 80% of our outstanding stock immediately prior to the closing in exchange for $350,000. This proposal would have acquired control of Trestle and assumed day-to-day control with the intent of entering into a subsequent purchase or similar transaction with a private company or, if no such transaction could be satisfactorily consummated, liquidate Trestle.

On June 29, 2006, our Board of Directors held a Special Meeting to discuss this proposal. Our Board discussed this proposal but determined not to proceed with this or any similar proposal until after consummation of the Clarient transactions, due to the potential diversion of time and resources away from the business and the Clarient transaction which could delay the closing. Instead, the Board appointed a committee to review and address potential transactions between us and interested third parties following closing of the asset sale to Clarient. We have no agreement or understanding with the stockholder who made the proposal or any other party regarding any potential transaction involving Trestle after the sale of our assets.

On July 10, 2006, our Board of Directors held a Special Meeting to discuss increasing the authorized number of shares of our common stock to facilitate a private company transaction. At a Special Meeting of our Board of Directors on July 27, 2006, our Board of Directors approved an amendment to our Second Amended and Restated Certificate of Incorporation to effect an increase in the authorized number of our shares of common stock from 40,000,000 to 150,000,000 contingent upon completion of the asset sale to Clarient. The reason for this increase is to facilitate a private company transaction, if any, following consummation of the sale of our assets to Clarient. Our common stock is not entitled to any preemptive rights and our stockholders will not have the right to participate in any such future issuance.

Subsequent to the closing of the asset sale to Clarient, we intend to seek out, directly or indirectly, potential private companies to engage in a transaction with a private company’s stockholders. We expect the transaction will either result in the sale of a controlling interest to a financial intermediary for cash who will then try to find a suitable candidate, such as the proposal from our stockholders, or in the issuance of a controlling interest directly to stockholders of an operating company in exchange for the stock of such company. In case of a financial intermediary transaction, we will distribute the available proceeds of such transaction, if any, and the stockholders will participate in any future transaction on a diluted basis. In case of a direct transaction, stockholders will participate directly in such transaction. Participation in a direct or future transaction may result in an increase in our stock price. We do not know which transaction will be more likely to be successful or result in the greater opportunity for stockholders to maximize the value to stockholders or whether any transaction will arise or be consummated or, if consummated, result in any value for stockholders.

See “Proposal No. 1—To Approve the Proposed Asset Sale—General” for a further description of the proposed sale of substantially all of our assets to Clarient.

Following completion of the asset sale described in Proposal 1, our business and operations will be transferred to Clarient pursuant to the Asset Purchase Agreement and we will no longer have any significant assets or contracts. Our activities will be limited to:

•	paying our remaining creditors;

•	terminating any of our remaining commercial agreements, relationships or outstanding obligations;

•	collecting any outstanding amounts due to Trestle;

•	establishing a contingency reserve for payment of our expenses and liabilities;

•	completing tax filings;

•	complying with the SEC reporting requirements; and

•	preparing to make one or more distributions to our stockholders.

Because we will no longer have on-going operations we will either have to liquidate and dissolve or find a potential candidate for a private company transaction with our public entity. Should we liquidate, we will incur additional operating costs for a period of at least three years as required by Delaware law. Such cost will have to be reserved for and will result in lower distributions to our stockholders. The Board of Directors believes that it is in the best interest of the stockholders to seek a private company transaction. In order to facilitate such transactions, our Board believes that the authorized number of shares of common stock should be increased to 150,000,000.

The section of our Second Amended and Restated Certificate of Incorporation that reflects the proposed amendment is attached to this proxy statement as Annex B.

The Board of Directors believes that an increase in the authorized number of shares of common stock to 150,000,000 is in the best interests of our stockholders and recommends a vote “FOR” this proposal. It is intended that the shares represented by the enclosed form of proxy will be voted in favor of this proposal unless otherwise specified in such proxy.

FINANCIAL AND OTHER INFORMATION

Attached, as Annex C, is a copy of Trestle’s Annual Report on Form 10-KSB for the year ended December 31, 2005. The Form 10-KSB was previously filed by Trestle with the SEC. Attached, as Annex D, is a copy of Trestle’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2006. The Form 10-QSB was previously filed by Trestle with the SEC. The financial information (including any related notes) contained in such reports is incorporated herein by reference. See “Additional Information.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to beneficial ownership of our common stock as of the record date (except as otherwise indicated), by: (i) each person who is known by us to own beneficially more than five percent of our common stock, (ii) each of our current executive officers and each other individual who was one of our five most highly compensated executive officers during 2005, (iii) each of our directors, and (iv) all current directors and executive officers as a group. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

Applicable percentage ownership in the following table is based on the sum of 8,257,214 shares of common stock outstanding as of the record date and the number of shares of common stock issuable to entities and individuals indicated below pursuant to their options and restricted stock purchase rights exercisable within 60 days of the record date.

     The following table sets forth certain information regarding beneficial ownership of our common stock as of ____________, 2006 by (i) each person who “beneficially” owns more than 5% of all outstanding shares of our common stock, (ii) each director and the executive officer identified above, and (iii) all directors and executive officers as a group.

Name and Address of Beneficial Owner	Amount of Common Stock and Nature of Beneficial Owner	Percent of Class of Common Stock(1)
Allon Kohl Family CUB Investors(2)	835,000	9.69%
Bristol Investment Fund(3)	700,000	8.18%
Steve Emerson(4)	834,182	9.99%
Paul Guez(5)	908,558	10.98%
SF Capital Partners Ltd.(6)	853,857	9.99%
Michael S. Doherty(7) Chairman of the Board	566,566	6.42%
Michael Becich(8) Director	58,575	*
William Dallas(9) Director	280,905	3.37%
Allon Guez(10) Director	45,000	*
Crosby Haffner(11) Director	307,500	3.66
Michael Hope(12) Director	107,500	1.29%
Maurizio Vecchione(13) Director and CEO	235,000	2.77%
Barry Hall(14) President and CFO	145,000	1.73%
Jack Zeineh, MD(15) Chief Science Officer	216,071	2.55%
All Officers and Directors as a group(16) (9 persons)	1,967,117	19.70%

____________________________________

*	Represents less than 1%.

(1)
The percent of Common Stock owned is calculated using the sum of (A) the number of shares of Common Stock owned, and (B) the number of warrants and options to purchase shares of our common stock of the beneficial owner that are exercisable within 60 days, as the numerator, and the sum of (Y) the total number of shares of Common Stock outstanding (8,257,214), and (Z) the number of warrants and options to purchase shares of our common stock of the beneficial owner that are exercisable within 60 days, as the denominator.

(2)
The address of Allon Kohl Family CUB Investors is c/o Stephanie Cohen, 450 North Roxbury Drive, Suite 600, Beverly Hills, CA 90210. Percent of class of Common Stock includes options/warrants to purchase 357,857 shares of Common Stock exercisable within 60 days.

(3)
The address of Bristol Investment Fund is 10990 Wilshire Blvd., Suite 1410, Los Angeles, CA 90024. Percent of class of Common Stock includes options/warrants to purchase 300,000 shares of Common Stock exercisable within 60 days.

(4)
The address of Steven Emerson is c/o Steven Emerson, 1522 Ensley Avenue, Los Angeles, CA 90024. Percent of class of Common Stock includes options/warrants to purchase 85,682 shares of Common Stock exercisable within 60 days.

(5)
The address of Paul Guez is c/o Trestle Holdings, Inc., 199 Technology Drive, Suite 105, Irvine, California 92618. Percent of class of Common Stock includes options/warrants to purchase 16,659 shares of Common Stock exercisable within 60 days.

(6)
The address of SF Capital Partners Ltd. is c/o Todd Turrall, Stark Offshore Management, LLC, 3600 South Lake Drive, St. Francis, WI 53235. Percent of class of Common Stock includes options/warrants to purchase 282,428 shares of Common Stock exercisable within 60 days.

(7)
The address of Michael Doherty is c/o Trestle Holdings, Inc., 199 Technology Drive, # 105, Irvine, California 92618. Percent of class of Common Stock includes options/warrants to purchase 566,566 shares of Common Stock exercisable within 60 days.

(8)
The address of Michael Becich is c/o Trestle Holdings., Inc, 199 Technology Drive, # 105, Irvine, California 92618. Percent of class of Common Stock includes options/warrants to purchase 35,000 shares of Common Stock exercisable within 60 days.

(9)
The address of William Dallas is c/o Trestle Holdings., Inc, 199 Technology Drive, # 105, Irvine, California 92618. Percent of class of Common Stock includes options/warrants to purchase 89,853 shares of Common Stock exercisable within 60 days.

(10)
The address of Allon Guez is c/o Trestle Holdings, Inc., 199 Technology Drive, # 105, Irvine, California 92618. Percent of class of Common Stock includes options/warrants to purchase 45,000 shares of Common Stock exercisable within 60 days.

(11)
The address of Crosby Haffner is c/o Trestle Holdings, Inc, 199 Technology Drive, # 105, Irvine, California 92618. Percent of class of Common Stock includes options/warrants to purchase 287,500 shares of Common Stock exercisable within 60 days.

(12)
The address of Michael Hope is c/o Trestle Holdings, Inc, 199 Technology Drive, # 105, Irvine, California 92618. Percent of class of Common Stock includes options/warrants to purchase 107,500 shares of Common Stock exercisable within 60 days.

(13)
The address of Maurizio Vecchione is c/o Trestle Holdings, Inc., 199 Technology Drive, # 105, Irvine, California 92618. Mr. Vecchione was appointed Chief Executive Officer in July 2004. Percent of class of Common Stock includes options/warrants to purchase 235,000 shares of Common Stock exercisable within 60 days.

(14)
The address of Barry Hall is c/o Trestle Holdings, Inc., 199 Technology Drive, # 105, Irvine, California 92618. Mr. Hall was appointed President and Chief Financial Officer in July 2004. Percent of class of Common Stock includes options/warrants to purchase 145,000 shares of Common Stock exercisable within 60 days.

(15)
The address of Jack Zeineh, MD is c/o Trestle Holdings, Inc., 199 Technology Drive, # 105, Irvine, California 92618. Dr. Zeineh was appointed Chief Science Officer in May 2003. Percent of class of Common Stock includes options/warrants to purchase 216,071 shares of Common Stock exercisable within 60 days.

(16)
Includes the beneficial ownership of Messrs. Doherty, Becich, Dallas, Guez, Haffner, Hope, Vecchione, Hall and Zeineh. The beneficial ownership calculation includes the total number of options/warrants of such persons exercisable within 60 days held by such persons to purchase 1,967,117 shares of common stock. Assuming that none of such persons exercises within 60 days any of such his respective options or warrants, the beneficial ownership of the group is approximately 19.70%.

OTHER MATTERS

Our Board of Directors does not know of any other matters that may come before the Special Meeting. However, if any other matters are properly presented at the Special Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

FUTURE STOCKHOLDER PROPOSALS

Under our bylaws, no business may be brought before the an annual meeting unless its specified in the notice of meeting or is otherwise properly brought before the meeting by or at the direction of our Board of Directors or by an eligible stockholder who has delivered written notice to our Corporate Secretary not less than 120 days prior to the date that our proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders. We have delayed holding our 2006 annual meeting. Once the asset sale to Clarient is completed, we will schedule an annual meeting and will inform our stockholders, by press release or other means determined reasonable by us, of the date by which stockholder proposals must be received by us for inclusion in the proxy materials relating to the annual meeting, which proposals must comply with the rules and regulations of the SEC then in effect.

ADDITIONAL INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, and we file reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our public filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at http://www.sec.gov.

In conjunction with this proxy statement, we are sending you a copy of our most recent Form 10-K for the year ended December 31, 2005 and Form 10-QSB for the quarter ended March 31, 2006.

By Order of the Board of Directors,

Michael Doherty

Chairman of the Board

ANNEX A

_____________________________________________________________________________

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

CLARIENT, INC.,

CLRT ACQUISITION, LLC,

TRESTLE HOLDINGS INC.

AND

TRESTLE ACQUISITION CORP

Dated as of June 19, 2006

______________________________________________________________________________

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of June 19, 2006, by and among Clarient, Inc. a Delaware corporation (“Clarient”), CLRT Acquisition, LLC, a Delaware limited liability company and wholly-owned subsidiary of Clarient (“Buyer”), Trestle Holdings Inc., a Delaware corporation (“Parent”) and Trestle Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Trestle Sub,” and together with Parent, the “Sellers”). Buyer and Clarient, on the one hand, and Sellers, on the other hand, are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A. Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, on the terms and subject to the conditions set forth herein, certain of the assets of Sellers described herein, and Sellers desire Buyer to assume certain of Sellers’ liabilities, which Buyer would agree to assume on the terms and subject to the conditions set forth herein.

B. The respective boards of directors of each of Clarient, Buyer and Sellers believes it is in the best interests of their respective corporations and stockholders that the transactions contemplated hereby be consummated and, in furtherance thereof, have approved this Agreement and the transactions contemplated hereby.

C. Concurrently with the execution and delivery of this Agreement, Parent and Clarient have entered into those certain Consulting Agreements dated as of even date herewith, by and among Clarient, Parent, Trestle Sub and the individuals named therein (the “Consulting Agreements”) pursuant to which Parent, through certain of its employees, shall provide consulting services to Buyer and Clarient.

D. Parent is the borrower pursuant to that certain interest bearing secured senior promissory note dated February 27, 2006, in the aggregate principal amount of $250,000, made by Parent in favor of Clarient (as amended to date, the “First Bridge Note”).

E. In order to facilitate the transactions contemplated in this Agreement, concurrently with the execution and delivery of this Agreement, Parent, Trestle Sub and Clarient are (i) entering into that certain Second Loan and Security Agreement dated as of even date herewith (the “Second Loan and Security Agreement”) pursuant to which Clarient will, from time to time and upon the terms and conditions contained therein, loan additional funds to Parent in the aggregate amount of $500,000, evidenced by a promissory note in the form attached thereto (the “Subsequent Bridge Note”) and (ii) extending the maturity of the First Bridge Note.

F. Buyer and Sellers desire to make certain representations, warranties, covenants and other agreements in connection with the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the Parties agree as follows:

ARTICLE I
DEFINITIONS

1.1  Certain Definitions

. As used in this Agreement, the following terms have the following meanings (terms defined in the singular to have a correlative meaning when used in the plural and vice versa). Certain other terms are defined in the text of this Agreement.

“Acquisition Proposal” shall mean any offer or proposal made by a Person other than Buyer or its Affiliates for (i) a merger, consolidation, share exchange, business combination or other similar transaction or series of related transactions involving either Seller, (ii) any tender offer, exchange offer or other offer for, or acquisition or series of related acquisitions by any Person or group (within the meaning of Regulation 13D under the Exchange Act) of beneficial ownership of, 20% or more of the outstanding common stock or outstanding voting capital stock of either Seller, (iii) any issuance, sale or other disposition of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) in each case by a Seller representing 20% or more of the voting power of such Seller, (iv) any sale, lease, exchange, transfer or other disposition (including by way of merger, consolidation, license or exchange), in a single transaction or a series of related transactions, of 20% or more of the Business or of the Purchased Assets or accounting for 20% or more of the consolidated revenues of Parent (other than the sale by Sellers to customers of Instruments and associated licenses and service obligations in the Ordinary Course of Business). The term Acquisition Proposal shall also include any proposal or offer made by a Person other than Buyer and its Affiliates with respect to any other transaction having similar effect as any of the foregoing with respect to either Seller, other than the transactions contemplated by this Agreement (excluding an internal combination of one or more Sellers with each other and/or their Subsidiaries notwithstanding the foregoing provisions).

“Adjustment Amount” means the amount of any impairment or reduction of any of a Seller’s assets that occurs between the Current Balance Sheet Date and the Closing Date, other than in the Ordinary Course of Business, including any such impairment or reduction of assets that occurs as a result of (i) theft, destruction or loss, (ii) any write down or write off of the value of such assets or (iii) payments outside of the Ordinary Course of Business such as the payment of any compensation, satisfaction of liabilities or other payments prohibited by Section 5.1; provided, however, the Adjustment Amount shall not exceed $300,000.

“Adjustment Schedule” has the meaning set forth in Section 2.3(b).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person.

“Agreement” has the meaning set forth in the preamble.

“Allocation” has the meaning set forth in Section 2.4.

“Ancillary Agreements” means all agreements and instruments delivered pursuant to this Agreement, including the Consulting Agreement.

“Assumed Contracts” has the meaning set forth in Section 2.1(b)(i).

“Assumed Liabilities” has the meaning set forth in Section 2.2(b).

“Base Price” means (i) cash in an amount equal to $3,000,000, less (ii) the amount of Assumed Liabilities that are required to be reflected on the Closing Balance Sheet, less (iii) all amounts paid for services at or prior to the time of Closing by Clarient or Buyer to Sellers in connection with the Consulting Agreements, less (iv) the Adjustment Amount, less

(v) the Factoring Deductible, less (vi) $150,000, if the Patent Condition shall not have been satisfied by Sellers’ at the time of Closing.

“Bridge Notes” means the First Bridge Note and the Subsequent Bridge Note.

“Business” means Sellers’ and their respective Subsidiaries’ business of developing, manufacturing and selling digital tissue imaging devices and products, image management and workflow applications, and telemedicine applications linking dispersed users and data primarily to the healthcare and pharmaceutical markets, and supporting such applications, as currently conducted by Sellers and as currently proposed to be conducted by Sellers.

“Business Day” means any day other than a Saturday or Sunday or a day on which national banking institutions in the City of Los Angeles, California are authorized or obligated by law or executive order to be closed.

“Business Facility” means is any property including the land, the improvements thereon, the groundwater thereunder and the surface water thereon, that is or at any time has been owned, operated, occupied, controlled or leased by Sellers or any of their Subsidiaries in connection with the operation of its business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Material Adverse Effect” means any circumstance, event, change in, or effect on, Clarient and Buyer or their business that, either alone or in combination with any other circumstances, events, changes in, or effects on, Clarient and Buyer or their business is, or is would reasonably be expected to have a material adverse effect on the ability of Clarient and Buyer to consummate the transactions contemplated by this Agreement; provided, however, that none of the following shall be deemed to constitute or be taken into account in determining whether there has been or will or could be a “Buyer Material Adverse Effect”: (1) any change resulting from or arising out of general market, economic or political conditions (including any change arising out of acts of war, weather conditions or other force majeure events), (2) any change in the price or trading value of Clarient’s securities, in and of itself or (3) any change in the industries in which Clarient and Buyer conduct their business, provided that in the case of (1) or (3) such changes do not have a substantially disproportionate impact on Buyer and Clarient as compared to other similarly situated participants in the industries in which they conduct their business.

“Buyer’s Knowledge” means with respect to Buyer, and with respect to any matter in question, the actual knowledge of any of Buyer’s and Clarient’s officers or members of its board of directors after reasonable inquiry, and shall include all similar uses of the concept, including “aware,” “known to” and “knowledge of.”

“Buyer’s Transfer Taxes” has the meaning set forth in Section 9.3.

“Change of Recommendation” has the meaning set forth in Section 5.4(e).

“Clarient” has the meaning set forth in the preamble.

“Consulting Agreement” has the meaning set forth in the recitals.

“Closing” has the meaning set forth in Section 2.5.

“Closing Accounts Receivable Statement” means a list of all accounts receivable of the Sellers and their Subsidiaries as of the Closing Balance Sheet Date, which has been prepared by Sellers in a manner consistent with the preparation of the Current Accounts Receivable Statement and for which (i) all of the accounts receivable set forth therein arose in the Ordinary Course of Business, are carried at values determined in accordance with GAAP consistently applied and are, to Seller’s Knowledge, collectible except to the extent of reserves therefor set forth in the Closing Balance Sheet (except that unaudited interim financial statements do not contain footnotes and other presentation items that may be required by GAAP and are subject to normal year-end audit adjustments, which are not material in amount or significance in the aggregate); (ii) except as set forth in Section 3.7(b) of the Sellers’ Disclosure Letter, no person other than Buyer or its Affiliates has any Lien on any of the accounts receivable set forth therein, (iii) no request or agreement for deduction or discount has been made with respect to any of the accounts receivable set forth therein, except to the extent of reserves therefor set forth in the Closing Balance Sheet; and (iv) the accounts receivable set forth therein and the other debts arising therefrom are not, to Sellers’ Knowledge, subject to any counterclaim or set-off and there are no claims or disputes with regard to any such accounts receivable except to the extent of the reserves reflected on the Closing Balance Sheet.

“Closing Balance Sheet” means an unaudited consolidated balance sheet of Parent dated as of a date that is not more than three days prior to the Closing Date which (i) is prepared by Sellers in a manner consistent with the preparation of the Current Balance Sheet and (ii) presents fairly and accurately in all material respects the Sellers’ financial condition as of the Closing Balance Sheet Date in accordance with GAAP (except that unaudited interim financial statements do not contain footnotes and other presentation items that may be required by GAAP and are subject to normal year-end audit adjustments, which are not material in amount or significance in the aggregate).

“Closing Balance Sheet Date” means the date of the Closing Balance Sheet.

“Closing Date” has the meaning set forth in Section 2.5.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential IP Information” has the meaning set forth in Section 3.17(i)

“Confidentiality Agreement” means the Mutual Non-Disclosure Agreement dated August 10, 2005 between Parent and Clarient.

“Contract” means any agreement, contract, lease, note, loan, evidence of indebtedness, purchase order, letter of credit, indenture, security or pledge agreement, franchise agreement, undertaking, covenant not to compete, covenant not to sue, employment agreement, license, instrument, obligation, commitment or other arrangement to which either Seller is a party or is bound, whether oral or written.

“Copyrights” means copyrights, copyright registrations, or any application therefor, in the U.S. or any foreign country, or any other right corresponding thereto throughout the world, including, without limitation, moral rights.

“Current Accounts Receivable Statement” has the meaning set forth in Section 3.9.

“Current Balance Sheet” has the meaning set forth in Section 3.7(b).

“Current Balance Sheet Date” means March 31, 2006.

“Disposal Site” means a location where Hazardous Materials are treated or disposed of.

“DOL” means the Department of Labor.

“Employee” means any current or former or retired employee, consultant or director of Sellers or any of their respective Subsidiaries.

“Employment Statutes” has the meaning set forth in Section 2.2(c)(xii).

“Environmental Laws” means all applicable laws, rules, regulations, orders, treaties, statutes, and codes promulgated by any Governmental Body which prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act, comparable laws, rules, regulations, ordinances, orders, treaties, statutes, and codes of other Governmental Bodies, the regulations promulgated pursuant to any of the foregoing, and all amendments and modifications of any of the foregoing, all as amended to date.

“Environmental Permit” means any approval, permit, license, clearance or consent required under applicable Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any other person or entity that is a member of a “controlled group of corporations” with or under “common control” with Sellers or any of their Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder but excluding Buyer, Clarient or their Affiliates.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in Section 2.1(c).

“Excluded Liabilities” has the meaning set forth in Section 2.2(c).

“Expense Amount” means the lesser of (A) $125,000 in cash or (B) the direct expenses (including reasonable attorney’s fees and accounting and financial advisory costs) of the terminating Party incurred in connection with the transactions contemplated hereunder.

“Factored Accounts” means any of Sellers’ accounts and/or receivables sold to a factor or otherwise factored by Sellers within 60 days prior to Closing that remain uncollected by the factor as of the Closing.

“Factoring Deductible” means the total face amount of the Factored Accounts.

“FDA” has the meaning set forth in Section 3.14(c).

“FDCA” has the meaning set forth in Section 3.14(a).

“FICA” has the meaning set forth in Section 3.15(b).

“First Bridge Note” has the meaning set forth in the recitals.

“FMLA” means the Family Medical Leave Act of 1993, as amended.

“FUTA” has the meaning set forth in Section 3.15(b).

“GAAP” means United States generally accepted accounting principles in effect from time to time applied on a consistent basis throughout the periods indicated.

“Governmental Body” means any (i) nation, province, state, county, city, town, village, district, or other jurisdiction of any nature; (ii) federal, provincial, state, local, municipal, foreign, or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (iv) multi-national organization or body; or (v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Hazardous Material” means any material or substance that is prohibited or regulated by any Environmental Law or that has been designated by any Governmental Body to be radioactive, toxic or hazardous, including without limitation, asbestos, urea, formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

“Hazardous Materials Activity” means the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product containing a Hazardous Material.

“Hired Employees” means each of the persons listed on Schedule 1.1(a).

“Instruments” shall mean the following instruments, devices and applications sold by Sellers in the Business: MedMicro Non-Robotic Retrofit, MedMicro Robotic Retrofit, MedMicro Non-Robotic, MedMicro Robotic, MedMicro Robotic Plus, MedMicro Slideloader, Digital Slide Module Single Slide, Digital Slide Module Slideloader, Grossing Standalone, Grossing Upgrade, Slide Clip 4, 3 Chip Digital Camera Replacement, Xcellerator Digital Slide Server (software only) and Xcellerator Edu Workbench/Desktop (software only).

“Intellectual Property Rights” means any or all of the following and all rights in, arising out of, or associated therewith: all U.S., international or foreign (i) Patents; (ii) trade secrets and/or nonpublic know-how, including, for example, inventions, discoveries, improvements, concepts, ideas, methods, processes, designs, schematics, drawings, formulae, technical data, specifications, research and development information, technology, databases, inventions for with patent applications have not yet been filed and other technical information, and other rights in know-how and confidential or proprietary information; (iii) Copyrights; (iv) rights in World Wide Web addresses and domain names and sites and applications and registrations therefor; (vii) Trademarks; and (viii) similar, corresponding or equivalent rights to any of the foregoing anywhere in the world, including, without limitation, moral rights.

“Intellectual Property Rights Agreements” has the meaning set forth in Section 3.17(m).

“International Employee Plan” means any Sellers’ Employee Plan for the benefit of Employees who perform services outside the United States.

“Invention” means the Invention described by the Invention Patent.

“Invention Patent” means that certain “regions of interest” patent (no. 6,993,169) held by Trestle Sub.

“IRS” means the Internal Revenue Service.

“Lien” means any mortgage, pledge, lien, charge, claim, security interest, adverse claims of ownership or use, restrictions on transfer, defect of title or other encumbrance of any sort, other than (a) mechanic’s, materialmen’s, and similar liens with respect to any amounts not yet due and payable, (b) liens for taxes not yet due and payable, and other Permitted Encumbrances.

“Multiemployer Plan” means any “Pension Plan” (as defined below) which is a “multiemployer plan,” as defined in Section 3(37) of ERISA.

“Ordinary Course of Business” means, with respect to any Party, the usual, regular and ordinary course of such Party’s normal operations in substantially the same manner as heretofore conducted.

“Other Claim” means that certain patent no. 6,466,690.

“Outside Date” has the meaning set forth in Section 10.1(b).

“Parent” has the meaning set forth in the preamble.

“Party” or, collectively, “Parties” shall have the meaning set forth in the preamble.

“Patent Condition” has the meaning set forth in Section 6.3(b).

“Patents” means (i) patents, utility models, design registrations, certificates of invention, patents of addition or substitution, or other governmental grants for the protection of inventions or industrial designs anywhere in the world, including, without limitation, any reissues, renewals, re-examinations or extensions thereof; and (ii) any applications for any of the foregoing, including, without limitation, any international, provisional, divisional, continuation, continuation-in-part, or continued prosecution applications.

“Pension Plan” means any Sellers’ Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

“Permits” has the meaning set forth in Section 3.14(a).

“Permitted Encumbrances” means (i) statutory liens, charges, assessments, security interests, claims, obligations, understandings or arrangements for governmental charges not yet due and payable or the amount or validity of which is being contested in good faith, (ii) pledges or deposits in connection with, or to secure, workers’ compensation, unemployment insurance, pension or other employee benefits, (iii) restrictions on transfer arising out of or related to securities laws, (iv) any obligations arising under the Assumed Contracts and Liens arising out of the acts of Buyer, and (v) any other Liens that are not, individually or in the aggregate, material to the Business.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Body or other entity.

“Post-Closing Tax Period” means any Tax Period beginning after the Closing Date and that portion of a Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax Period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Proxy Statement” means the proxy statement to be distributed to the stockholders of Parent in connection with seeking the Stockholder Approval, including any preliminary proxy statement, definitive proxy statement or supplement or amendment thereto, in each case filed with the SEC in accordance with the terms and provisions of this Agreement.

“PTO” has the meaning set forth in Section 3.17(a).

“Purchase Price” means the assumption by Buyer of the Assumed Liabilities plus cash in amount equal to the Base Price.

“Purchased Assets” has the meaning set forth in Section 2.1(b).

“Records” has the meaning set forth in Section 2.1(b)(iii).

“Reexamination” means an examination by the PTO of the validity and enforceability of the Invention Patent prompted by the ex parte request made to the PTO on or around May 18, 2006.

“Registered Intellectual Property Rights” means any and all Intellectual Property Rights that is or are the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any Governmental Body or other public or private legal authority at any time.

“Representatives” means, with respect to a Person, that Person’s officers, directors, employees, accountants, counsel, investment bankers, financial advisors, agents and other representatives.

“SEC” means the United States Securities and Exchange Commission.

“SEC Filings” has the meaning set forth in Section 3.3.

“Second Loan and Security Agreement” has the meaning set forth in the recitals.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means that certain Loan and Security Agreement, dated as of February 27, 2006 by and among Clarient and Sellers.

“Sellers” has the meaning set forth in the preamble.

“Sellers’ Board Recommendation” has the meaning set forth in Section 3.31.

“Sellers’ Disclosure Letter” has the meaning set forth in the introduction to Article III.

“Sellers’ Employee Plan” means each employment, consulting, severance, termination, retirement, profit sharing, bonus, incentive, deferred compensation, retention, change in control, savings, life, health, disability, accident, medical, insurance, vacation, other welfare fringe benefit or other employee compensation stock option, restricted stock or other equity-based plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is maintained, contributed to, or required to be contributed to, by Sellers or any of their Subsidiaries for the benefit of any Employee or any dependent thereof and with respect to which Sellers or any of their Subsidiaries has or reasonably could be expected to have any material liability or obligation.

“Sellers’ Financial Statements” has the meaning set forth in Section 3.7(b).

“Sellers’ Intellectual Property” means any and all Technology and any and all Intellectual Property Rights, including Registered Intellectual Property Rights, that is or are owned (in whole or in part) by or exclusively licensed to Sellers or any of their Subsidiaries.

“Sellers’ Knowledge” means with respect to either Seller or Sellers, and with respect to any matter in question, the actual knowledge of any of either Seller’s officers or members of its board of directors, including without limitation Maurizio Vecchione, Barry Hall, Jack Zeineh, Steve Barbee and Eric Stoppenhagen, after reasonable inquiry, and shall include all similar uses of the concept, including “aware,” “known to” and “knowledge of.”

“Sellers’ Material Adverse Effect” means any circumstance, event, change in, or effect on, the Business or Sellers that, either alone or in combination with any other circumstances, events, changes in, or effects on, the Business or Sellers is, or would reasonably be expected to have a material adverse effect on (a) the Business, the Purchased Assets or the Assumed Liabilities or (b) the ability of Sellers to consummate the transactions contemplated by this Agreement; provided, however, that none of the following shall be deemed to constitute or be taken into account in determining whether there has been or will or could be a “Sellers’ Material Adverse Effect”: (w) any change resulting from or arising out of general market, economic or political conditions (including any change arising out of acts of war, weather conditions or other force majeure events), (x) any change in the price or trading value of Parent’s securities, in and of itself, (y) any change in the industries in which Sellers conduct their Business or (z) any change resulting from any matter disclosed in (i) the SEC Filings, (ii) Sellers’ 2006 operating forecast attached as Schedule 1.1(b) or (iii) the Sellers’ Disclosure Letter; provided that in the case of clauses (w) or (y), such changes do not have a substantially disproportionate impact on the Business as compared to other similarly situated participants in the industries in which Sellers conduct the Business.

“Sellers’ Registered Intellectual Property Rights” has the meaning set forth in Section 3.17(a).

“Sellers’ Transfer Taxes” has the meaning set forth in Section 9.3.

“Significant Customers” has the meaning set forth in Section 3.10.

“Significant Suppliers” has the meaning set forth in Section 3.10.

“Stockholder Approval” means the approval of the transactions contemplated by this Agreement by the affirmative vote of the holders of a majority of the outstanding stock of each of the Sellers.

“Stockholder Meeting” has the meaning set forth in Section 5.5(a).

“Straddle Period” means any Tax Period beginning before and ending after the Closing Date.

“Subsequent Bridge Note” has the meaning set forth in the recitals.

“Subsidiary” or “Subsidiaries” of any Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity, or of which such Person is the managing member, general partner, or which such Person is otherwise contractually entitled to direct and control such entity.

“Superior Proposal” means an unsolicited, bona fide written (on its most recently amended or modified terms, if amended or modified) Acquisition Proposal (with all of the percentages included in the definition of Acquisition Proposal increased to 50%) made by a Person (other than Buyer or its Affiliates) after the date hereof that did not result from a breach of Section 5.4 and that if consummated would be on terms that Parent’s board of directors in good faith concludes (after consultation with its financial advisor and outside counsel) (i) will result in a transaction that is more favorable to Parent’s stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by this Agreement (including any binding revision hereto proposed by Buyer in response to such proposal or otherwise) and (ii) is reasonably probable of being completed in a prompt manner.

“Superior Proposal Notice” has the meaning set forth in Section 5.4(c).

“Takeover Statute” has the meaning set forth in Section 7.3.

“Tangible Personal Property” means each item or distinct group of furniture, fixtures, equipment, machinery, computers, servers, communications and networking equipment and other tangible personal property currently owned, leased or subleased by the Sellers and any of their Subsidiaries for the operation of the Business.

“Tax” or, collectively, “Taxes”, means (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities in the nature of a tax, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including, without limitation, any liability under Treas. Reg. Section 1.1502-6 or any comparable provision of foreign, state or local law); and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

“Tax Period” means any period prescribed by any Governmental Body for which a Tax Return is required to be filed or a Tax is required to be paid.

“Tax Returns” means any return, declaration, report, claim for refund, transfer pricing report or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means any or all of the following: (i) works of authorship including, without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, net lists, records, data and mask works; (ii) inventions (whether or not patentable), improvements, and technology; (iii) proprietary or confidential information, including technical data and customer and supplier lists, trade secrets, discoveries, processes, formulas, and know how; (iv) databases, data compilations and collections and technical data; (v) tools, methods and processes; and (vi) all instantiations of the foregoing in any form and embodied in any media.

“Termination Fee” means cash in the amount of $90,000 in immediately available funds.

“Third Party” has the meaning set forth in Section 5.4(c).

“Trademarks” means trade names, trade dress, brand names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world.

“Transfer Taxes” has the meaning set forth in Section 9.3.

“Transfer Tax Returns” has the meaning set forth in Section 9.3.

“Treasury Regulations” means the Treasury Regulations promulgated under the Code.

“Trestle Sub” has the meaning set forth in the preamble.

“Voting Agreements” has the meaning set forth in the recitals.

ARTICLE II
PURCHASE AND SALE OF ASSETS

2.1  Purchase and Sale of Assets

(a)  Purchase and Sale. Upon the terms and subject to the conditions set forth herein, at the Closing (as defined in Section 2.5 hereof), Buyer shall purchase from Sellers, and Sellers shall irrevocably sell, convey, transfer, assign and deliver to Buyer, the Purchased Assets (as defined in Section 2.1(b) hereof), free and clear of any and all Liens.

(b)  Definition of Purchased Assets. For all purposes of and under this Agreement, the term “Purchased Assets” shall mean, refer to and include all of Sellers’ right, title and interest in and to all tangible and intangible assets, properties and rights, wherever located, which are owned, used or held (directly or indirectly) for use by Sellers to the extent owned, used or held (directly or indirectly) for use by Sellers or their respective Subsidiaries as of the Closing (but specifically excluding the Excluded Assets (as defined in Section 2.1(c) hereof)) in connection with or relating to the Business, including, without limitation, the following:

(i)  all rights and benefits under each of the Contracts of Sellers set forth on Schedule 2.1(b)(i) and the unfilled customer purchase orders entered into by Sellers in the Ordinary Course of Business from and after the execution of this Agreement and outstanding at the Closing (a list of such purchase orders to be provided by Sellers to Buyer at Closing) (collectively, “Assumed Contracts”);

(ii)  all Tangible Personal Property, including but not limited to the Tangible Personal Property (A) used or held for use by the Sellers’ and their Subsidiaries at the locations where the Business is conducted, (B) in the possession or control of any of Sellers’ employees or (C) otherwise owned, leased or held by Sellers or their Subsidiaries at the Closing Date;

(iii)  to the extent relating to the Purchased Assets or the Assumed Liabilities, all operating data and original records (including computer files and electronic media), including without limitation, books (other than corporate minutes, Tax books and records, stock record books and other books relating to the organization, maintenance, and existence of Sellers as a corporation), records and accounts, correspondence, research and development files, drug master files, regulatory support files, regulatory applications, correspondence and submission files, production records, technical, accounting, manufacturing, quality control and procedural files and manuals, customer and vendor lists, customer complaint files, device and product operation manuals, sales and marketing literature, purchase orders and invoices and copies of all employment records related to the Hired Employees (collectively, the “Records”); provided that, in the case of any Records which relate to both the Purchased Assets or the Assumed Liabilities, on the one hand, and the other businesses or assets or liabilities of Sellers, on the other hand, Sellers shall have the right to redact any portion of the Records solely to the extent that they relate to such other businesses and assets; provided, further, Sellers shall have the right to retain copies of any portion of the Records to the extent reasonably necessary, including, in Sellers’ discretion, to effect an orderly dissolution of Sellers;

(iv)  original sets of all lab notebooks, manufacturing procedures, equipment calibration settings and other technical information;

(v)  all of Sellers’ right, title and interest in and to the Sellers’ Intellectual Property, and any and all Intellectual Property Rights that relate to or are used or held for use in connection with the Business;

(vi)  the current telephone and facsimile numbers used in the Business and held by Sellers;

(vii)  all rights to the Internet website addresses used in the Business and held by Sellers;

(viii)  all rights, claims, causes of action, rights of recovery or set-off, warranty rights or other similar rights of Sellers, whether known, unknown, matured or unmatured, accrued or contingent, against third parties, including under express or implied warranties from suppliers and claims existing at the Closing Date under insurance policies, to the extent and in the proportion relating to the Purchased Assets or Assumed Liabilities;

(ix)  all transferable franchises, Permits, licenses, agreements, waivers and authorizations issued by or obtained from any Governmental Body, to the extent held or used by any Seller or any of its Subsidiaries in connection with, or required for, the operation, use and exploitation of the Purchased Assets or the assumption, payment, performance and discharge of the Assumed Liabilities;

(x)  all customer lists used in the Business; and

(xi)  all cash and cash equivalents and the accounts and notes receivable of the Sellers existing as of the Closing; and

(xii)  all other assets, properties, claims, rights and interests of Sellers which exist on the Closing Date, of every kind and nature and description, whether tangible or intangible, real, personal or mixed, wherever located, which relate to or are used or held for use solely in connection with the Business, other than any Excluded Assets (as defined below) or any items excluded in (i) through (xi) above.

(c)  Definition of Excluded Assets. Notwithstanding anything to the contrary set forth in this Section 2.1 or elsewhere in this Agreement, the term “Purchased Assets” shall not mean, refer to or include the following (collectively, the “Excluded Assets”) to the extent owned, used or held for use by Sellers or any of its Affiliates as of the Closing:

(i)  the assets of any Sellers’ Employee Plan held for the exclusive purpose of satisfying obligations under such Sellers’ Employee Plan;

(ii)  any Contracts to which Sellers are a party or by which Sellers are bound not expressly assumed in Section 2.1(b) above;

(iii)  the corporate charter and bylaws, qualifications to transact business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of Sellers as a corporation;

(iv)  all securities of any Subsidiaries of Sellers;

(v)  all refunds of Taxes with respect to the Business and with respect to the Purchased Assets, in either case attributable to any Pre-Closing Tax Period and similar recoveries and benefits of Sellers and their respective Subsidiaries;

(vi)  all claims, actions, deposits, prepayments, refunds, causes of action, rights of recovery, warranty rights, rights of set off, and rights of recoupment of any kind or nature (including any such item relating to Taxes) to the extent not otherwise included in the Purchased Assets;

(vii)  all rights of Sellers under this Agreement, each Ancillary Agreement or any agreement, certificate, instrument or other document executed and delivered by Sellers or Buyer in connection with the transactions contemplated hereby or thereby, or any side agreement between Sellers and Buyer or its Affiliates entered into on or after the date hereof, including Sellers’ right to receive the Purchase Price as contemplated herein;

(viii)  all books, records, files, documents, data, information and correspondence of Sellers, including without limitation Tax books and records, other than the Records or to the extent not otherwise included in the Purchased Assets or as otherwise provided in Section 9.1; provided that Buyer shall be entitled to make copies of Sellers’ Tax books and records to the extent reasonably necessary for Buyer’s operation of the Business following the Closing, including Buyer’s compliance with Tax laws and regulations;

(ix)  any of Sellers’ rights with respect to claims arising out of Excluded Liabilities;

(x)  All attorney-client privileged communications provided to Sellers by Kaye Scholer LLP with respect to this Agreement, any Ancillary Agreement, the transactions contemplated herein and therein, and/or to Parent, or any of Parent’s directors’ or officers’, with respect to the Securities Act, the Exchange Act or other applicable securities laws;

(xi)  all rights of Sellers under any insurance policies maintained by Sellers for the benefit of their respective directors and officers in their capacities as directors and officers including any premiums in connection therewith;

(xii)  all rights, title and interest in and to all properties, assets and rights of Sellers that do not relate to the Business;

(xiii)  all assets properties or rights set forth on Schedule 2.1(c)(xii) hereto; and

(xiv)  the Factored Accounts and the corresponding asset accounts (including any residual rights to receive payments from the factor on account of the Factored Accounts); provided that any cash amounts repaid to Sellers by the factor or any underlying account debtor in respect of the Factored Accounts at or prior to Closing shall not constitute Excluded Assets.

2.2  Assumption of Liabilities

(a)  Assumption. Upon the terms and subject to the conditions set forth herein, at the Closing, Buyer shall assume from Sellers, and Sellers shall irrevocably convey, transfer and assign to Buyer, all of the Assumed Liabilities (as defined in Section 2.2(b) hereof). Buyer shall not assume any liabilities of Sellers pursuant hereto, other than the Assumed Liabilities.

(b)  Definition of Assumed Liabilities. For all purposes of and under this Agreement, the term “Assumed Liabilities” shall mean, refer to and include only the following liabilities of Sellers (and shall specifically exclude the Excluded Liabilities (as defined in Section 2.2(c) hereof)):

(i)  all obligations, duties and liabilities of Sellers continuing after the Closing under the Assumed Contracts, to the extent such liabilities (A) were not due to have been satisfied or discharged prior to the Closing Date and (B) do not arise from any breach or default under such Assumed Contract occurring prior to the Closing Date and (C) are not included on Schedule 2.2(b)(i); provided, however, that for Instruments that were to have been delivered by Sellers to customers pursuant to Assumed Contracts no more than seven (7) days prior to Closing but that have not been delivered at Closing, Buyer shall also assume the obligation of delivering such Instruments to such customers to the extent that such Instruments to be delivered are transferred to Buyer as Purchased Assets at the time of Closing, and Sellers shall retain all other liabilities under the Assumed Contracts that were due to have been satisfied or discharged prior to the Closing Date;

(ii)  all obligations, duties, liabilities and items relating to (A) deferred revenue shown on Schedule 2.2(b)(ii) and (B) deferred revenue provided under customer contracts entered into by Sellers in the Ordinary Course of Business from and after the execution of this Agreement remaining outstanding at the Closing (a list of such customer contracts and the associated outstanding deferred revenue to be provided by Sellers to Buyer at Closing);

(iii)  all obligations, duties and liabilities arising as a result of the post-Closing employment by Buyer or Clarient of any Hired Employee, other than any Excluded Liability;

(iv)  all obligations, duties and liabilities relating to warranties contained in written customer agreements for Instruments sold in the Ordinary Course of Business;

(v)  all obligations, duties and liabilities relating to vendor purchase orders submitted by Sellers in the Ordinary Course of Business from and after the date hereof until the Closing to any of the vendors indicated on Schedule 2.2(b)(v) for the purpose of purchasing inventory;

(vi)  all obligations, duties and liabilities arising as a result of the post-Closing ownership or use by Buyer and Clarient of the Purchased Assets, other than any Excluded Liabilities; and

(vii)  Buyer’s Transfer Taxes.

(c)  Definition of Excluded Liabilities. Sellers and their Subsidiaries shall retain, and shall be responsible for paying, performing and discharging when due, and Buyer shall not assume or have any responsibility for, any obligations, duties and liabilities of Sellers’ and their respective Subsidiaries other than Assumed Liabilities, whether arising prior to, on or after the Closing Date (collectively, “Excluded Liabilities”), including, without limitation:

(i)  all obligations, duties and liabilities of Sellers under this Agreement, the Ancillary Agreements or any other certificate, instrument or other agreement entered into in connection with the transactions contemplated hereby;

(ii)  obligations, duties and liabilities related to or arising out of the use or ownership of any Excluded Asset;

(iii)  obligations, duties and liabilities to the extent arising from or as a result of any business of Sellers, including the Business, other than the Assumed Liabilities, including any action, suit, claim or proceeding thereto, regardless of when filed and regardless of whether an accrual in respect thereof is included on the Current Balance Sheet or the Closing Balance Sheet.

(iv)  other than Buyer’s Transfer Taxes, any liabilities for Taxes of the Sellers, or any member of any consolidated, affiliated, combined or unitary group of corporations of which any Seller is or has been a member, for Taxes and any liabilities for Taxes attributable to the Purchased Assets for any Pre-Closing Tax Period arising from the operation of the Business prior to the Closing;

(v)  all accounting, consulting, finders, investment banking, legal and similar fees and expenses incurred by Sellers in connection with the negotiation of this Agreement or any Ancillary Agreement, and the consummation of the transactions contemplated hereby and thereby;

(vi)  any liabilities or obligations of Sellers under any Contracts other than the Assumed Contracts;

(vii)  any and all warranty liabilities or obligations of Sellers and their respective Subsidiaries to the extent not Assumed Liabilities;

(viii)  the liabilities and obligations set forth on Schedule 2.2(b)(i);

(ix)  any infringement or alleged infringement of any Intellectual Property Rights of any other Person, including but not limited to Sellers’ Intellectual Property,

arising out of any action of Sellers on or prior to the Closing or any misappropriation or misuse of any Technology or any other right of another Person arising out of any action of Sellers prior to the Closing;

(x)  any liability of Sellers arising by reason of any violation or alleged violation of any judgment, order, decree, statute, law, rule of common law, code and regulations to the extent such liability results from or arises out of events, facts or circumstances occurring or existing prior to the Closing;

(xi)  any liabilities or obligations of Sellers or their ERISA Affiliates or respective Subsidiaries arising out of or in connection with (A) any Sellers’ Employee Plan at any time maintained, sponsored, contributed to or required to be contributed to by or with respect to Sellers or their ERISA Affiliate or respective Subsidiaries or (B) any employment practices of Sellers or their ERISA Affiliates or respective Subsidiaries;

(xii)  all liabilities and obligations of Sellers and their ERISA Affiliates and respective Subsidiaries to any current, former or prospective Employees or any of their spouses, beneficiaries or other dependents (including the Hired Employees during the period employed by Sellers through their termination by Sellers) including without limitation, any liabilities or obligations under any federal, state or municipal employment, labor or employment discrimination law, including without limitation, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, ERISA, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Immigration Reform and Control Act of 1986, the California Fair Employment and Housing Act, the California Family Rights Act, and the California Labor Code, and all amendments to each such Act as well as the regulations issued thereunder (together, the “Employment Statutes”); and

(xiii)  all obligations and liabilities, whether absolute or contingent, other than Assumed Liabilities.

2.3  Consideration for Purchased Assets

(a)  On the terms and subject to the conditions set forth in this Agreement, the consideration for the Purchased Assets shall be Buyer’s payment to Sellers of the Purchase Price as provided herein.

(b)  On the second Business Day prior to the Closing, Sellers shall deliver to Buyer (i) the Closing Balance Sheet, (ii) the Closing Accounts Receivable Statement, together with an aging schedule indicating a range of days elapsed since invoice, (iii) a schedule reflecting Sellers’ calculation of the Adjustment Amount, if any (the “Adjustment Schedule”), and (iv) all work papers and back-up materials (including a schedule of inventory) used in the preparation of the Closing Balance Sheet, the Closing Accounts Receivable Statement and the Adjustment Schedule. Following delivery of such items, Buyer shall have the right to make reasonable inquiries with respect thereto and, during regular business hours or by other arrangement with Sellers, conduct a physical inventory and inspection of Buyer’s financial records, assets, inventory and facilities for the purpose of verifying and validating the information set forth in the Closing Balance Sheet, the Closing Accounts Receivable Statement, and the Adjustment Schedule. Sellers shall provide Buyer with answers to such queries and such additional information as Buyer may reasonably request.

2.4  Allocation of Purchase Price

. No later than 60 days following the Closing Date, the Buyer will submit to the Sellers its allocation of the Base Price (plus Assumed Liabilities to the extent properly taken into account under the Code and the applicable Treasury Regulations) among the Purchased Assets subject to the approval of the Sellers, which approval shall not be unreasonably withheld (the “Allocation”). The Allocation will be made in accordance with Section 1060 of the Code and the Treasury regulations promulgated thereunder. The Sellers and the Buyer agree to (i) be bound by the Allocation, (ii) act in accordance with the Allocation in the preparation of financial statements and filing of all Tax Returns (including, without limitation, filing Form 8594 with their United States federal income Tax Return for the taxable year that includes the date of the Closing) and in the course of any Tax audit, Tax review or Tax litigation relating thereto and (iii) take no position and cause their Affiliates to take no position inconsistent with the Allocation for income Tax purposes, including United States federal and state income Tax and foreign income Tax, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Not later than thirty (30) days prior to the filing of their respective Forms 8594 (and analogous state law forms) relating to this transaction, each Party shall deliver to the other party a copy of its Form 8594 (and any analogous state law forms).

2.5  Closing

(a)  Closing Place, Time and Date. Unless this Agreement is earlier terminated pursuant to Article X hereof, the closing of the transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of Latham & Watkins LLP, 650 Town Center Drive, 20th Floor, Costa Mesa, California, at 11:00 a.m. on the date which is two (2) Business Days following the satisfaction or waiver of the conditions to Closing set forth in Article VIII hereof, or at such other place and such other time and/or date as the Parties hereto shall mutually agree (the actual date on which the Closing shall occur being referred to herein as the “Closing Date”).

(b)  Closing Deliveries.

(i)  At the Closing, unless otherwise provided, Buyer shall deliver, or cause to be delivered, to Sellers, as applicable, the following, dated as of the Closing Date and executed for and on behalf of Buyer by a duly authorized officer thereof:

(1)  the Purchase Price, which shall be delivered in the form of a wire transfer to Seller’s designated account of immediately available funds in an amount equal to the Base Price minus the unpaid principal and interest on all of the Bridge Notes;

(2)  the original of each of the Bridge Notes for cancellation in accordance with the terms thereof, together with a termination of the Security Agreements in accordance with their terms, and any UCC termination statements and other filings relating thereto;

(3)  one or more instruments of assumption, in customary form and substance reasonably satisfactory to Buyer and Sellers and their respective counsel;

(4)  the certificates and other documents required to be delivered pursuant to Section 8.2; and

(5)  any and all other instruments, certificates and agreements contemplated by Article VIII or Article IX hereof or as Sellers may reasonably request in order to effectively make Buyer responsible for all Assumed Liabilities pursuant hereto to the fullest extent permitted by applicable law.

(ii)  At the Closing, Sellers shall deliver, or cause to be delivered, to Buyer the following, dated as of the Closing Date and executed for and on behalf of Sellers by duly authorized officers thereof:

(1)  a bill of sale, in customary form and substance reasonably satisfactory to Buyer and Sellers and their respective counsel;

(2)  one or more instruments of assumption, in customary form and substance reasonably satisfactory to Buyer and Sellers and their respective counsel;

(3)  an instrument of assignment of Patents, in customary form and substance reasonably satisfactory to Buyer and Sellers and their respective counsel;

(4)  an instrument of assignment of Copyrights, in customary form and substance reasonably satisfactory to Buyer and Sellers and their respective counsel;

(5)  an instrument of assignment of Trademarks, in customary form and substance reasonably satisfactory to Buyer and Sellers and their respective counsel;

(6)  the certificates and other documents required to be delivered pursuant to Section 8.1; and

(7)  any and all other instruments, certificates and agreements contemplated by Article VIII hereof or as Buyer may reasonably request in order to effectively transfer to Buyer all of the Purchased Assets pursuant hereto to the fullest extent permitted by applicable law.

2.6  Nontransferable Assets

. To the extent that any Purchased Asset or Assumed Liability to be sold, conveyed, assigned, transferred, delivered or assumed to or by Buyer pursuant hereto, or any claim, right or benefit arising thereunder or resulting therefrom, is not capable of being sold, conveyed, assigned, transferred or delivered without the approval, consent or waiver of the issuer thereof or the other party thereto, or any third person (including a Governmental Body), or if such sale, conveyance, assignment, transfer or delivery or attempted sale, conveyance, assignment, transfer or delivery would constitute a breach or termination right thereof or a violation of any law, decree, order, regulation or other governmental edict, except as expressly otherwise provided herein, this Agreement shall not constitute a sale, conveyance, assignment, transfer or delivery thereof, or an attempted sale, conveyance, assignment, transfer or delivery thereof absent such approvals, consents or waivers. If any such approval, consent or waiver shall not be obtained, or if an attempted assignment of any such Purchased Asset or the assumption of any Assumed Liability by Buyer would be ineffective so that Buyer would not in fact receive all such Purchased Assets or assume all such Assumed Liabilities pursuant hereto, Sellers and Buyer shall cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations of such Purchased Assets and Assumed Liabilities in accordance with this Agreement, including subcontracting, sub-licensing, or sub-leasing to Buyer, or under which Sellers, as Buyer shall reasonably request, would enforce for the benefit of Buyer, with Buyer assuming all of Sellers’ obligations thereunder, any and all rights of Sellers against a third party thereto.

2.7  Taking of Necessary Action; Further Action

. From time to time after the Closing Date, the Parties shall execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such action as the other Party may reasonably determine is necessary to transfer, convey and assign to Buyer, and to confirm Buyer’s title to or interest in, the Purchased Assets, to put Buyer in actual possession and operating control thereof, to assist Buyer in exercising all rights with respect thereto and to assist in hiring and transferring the Hired Employees to Buyer’s employ, to hold Buyer harmless with respect to the Excluded Liabilities, and for Buyer to assume the Assumed Liabilities and hold Seller’s harmless with respect thereto. Sellers hereby constitute and appoint Buyer and its successors and assigns as its true and lawful attorney in fact in connection with the transactions contemplated by this instrument, with full power of substitution, in the name and stead of Sellers but on behalf of and for the benefit of the Buyer and its successors and assigns, to demand and receive any and all of the assets, properties, rights and business hereby conveyed, assigned, and transferred or intended so to be, and to give receipt and releases for and in respect of the same and any part thereof, and from time to time to institute and prosecute, in the name of Sellers or otherwise, for the benefit of the Buyer or its successors and assigns, proceedings at law, in equity, or otherwise, which the Buyer or its successors or assigns reasonably deem proper in order to collect or reduce to possession or endorse any of the Purchased Assets and to do all acts and things in relation to the Purchased Assets which the Buyer or its successors or assigns reasonably deem desirable.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS

Subject to such exceptions as are specifically disclosed in the disclosure letter (referencing the appropriate section numbers) supplied by Sellers to Buyer (the “Sellers’ Disclosure Letter”), Sellers hereby represent and warrant to Buyer that the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing (as though made at the Closing); provided, that representations and warranties made as of a specified date will be true and correct as of such date.

3.1  Organization, Qualification, and Corporate Power

. Sellers are corporations duly organized, validly existing, and in good standing under the laws of the State of Delaware, and each of Sellers’ Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Sellers and each of their Subsidiaries are duly authorized to conduct business and in good standing under the laws of each jurisdiction where such qualification or good standing is required and in which the failure to be so qualified would not reasonably be expected to have a Sellers’ Material Adverse Effect. There is no state other than California in which Sellers or any of their Subsidiaries own any material property or in which Sellers or any of their Subsidiaries have any employees, offices or material operations. Sellers and each of their Subsidiaries have full corporate power and authority to carry on their businesses as they have been and are currently conducted and to own and use the properties and assets owned and used by them. Section 3.1 of the Sellers’ Disclosure Letter lists the directors and officers of each of Sellers. The operations now being conducted by Sellers and their Subsidiaries in connection with the Business have not been conducted under any other name since Sellers’ inception. The copies of Sellers’ and each of their respective Subsidiaries’ Certificates of Incorporation, Bylaws and other corporate records which have been delivered to Buyer are true, correct and complete as of the date hereof and shall be as of the Closing.

3.2  Authorization

. Sellers have full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which they are a party, and, subject to receipt of the Stockholder Approval to consummate the transactions contemplated hereunder and thereunder and to perform their obligations hereunder and thereunder. No other proceedings on the part of Sellers, their stockholders or any of their Subsidiaries are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which Sellers are a party. This Agreement and the Ancillary Agreements to which Sellers are a party and the transactions contemplated hereby and thereby have been approved by the unanimous vote of the board of directors of each Seller. Assuming the due and valid authorization, execution and delivery thereof by Buyer, this Agreement and each of the Ancillary Agreements constitute the valid and legally binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms and conditions, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies. Parent owns, beneficially and of record, all of the outstanding voting and capital shares of Trestle Sub.

3.3  Sellers’ SEC Filings

. Since January 1, 2005, Parent has timely filed all reports, documents, schedules, forms, statements and other documents required to be filed by them with the Securities and Exchange Commission pursuant to the Securities Act and the Exchange Act, as applicable (“SEC Filings”). As of their respective filing dates, except as noted therein or to the extent corrected by Parent’s subsequently filed SEC Filings that were filed prior to the Closing Date, Parent’s SEC Filings complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and the rules and regulations of the SEC promulgated thereunder applicable to Parent’s SEC Filings, and except as noted therein or to the extent corrected by Parent’s subsequently filed SEC Filings that were filed prior to the Closing Date, none of the Parent’s SEC Filings contained on their filing dates any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.4  Subsidiaries

. The Sellers’ Disclosure Letter contains a description of each Subsidiary of Sellers and their respective jurisdictions of incorporation and qualification.

3.5  No Conflicts

. Neither the execution, delivery or performance of this Agreement or any Ancillary Agreement by Sellers, nor, subject to the receipt of the Stockholder Approvals, the consummation of the transactions contemplated hereby and thereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Body to which Sellers or any of their Subsidiaries are subject, (B) violate or conflict with any provision of the Certificate of Incorporation or Bylaws (or other charter documents) of either Seller or any of their respective Subsidiaries, or (C) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, suspend, revoke or cancel, or require any notice or consent under, any Assumed Contract (or result in the imposition of any Lien upon any of the Purchased Assets).

3.6  Consents

. Except as set forth on Section 3.6 of the Sellers’ Disclosure Letter, no consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body or any third party, including a party to any Contract with Sellers or any of their Subsidiaries, is required by or with respect to Sellers or any of their Subsidiaries in connection with the execution and delivery of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby or for any Assumed Contract to remain in full force and effect without limitation or modification after the Closing, except for (i) the Stockholder Approvals and (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws.

3.7  Sellers’ Financial Statements

(a)  As of their respective dates, the consolidated financial statements of Sellers and their Subsidiaries included in the Sellers’ SEC Filings since January 1, 2006 complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC applicable with respect thereto. Such financial statements are in accordance with the books and records of Sellers and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other (except that unaudited interim financial statements do not contain footnotes and other presentation items that may be required by GAAP and are subject to normal year-end audit adjustments, which are not material in amount or significance in the aggregate). Such financial statements present fairly and accurately in all material respects Sellers’ financial condition, operating results as of the dates and during the periods indicated therein all in accordance with GAAP (except that unaudited interim financial statements do not contain footnotes and other presentation items that may be required by GAAP and are subject to normal year-end audit adjustments, which are not material in amount or significance in the aggregate).

(b)  Section 3.7(b) of the Sellers’ Disclosure Letter sets forth the unaudited consolidated balance sheet of Sellers and their Subsidiaries as of March 31, 2006 (the “Current Balance Sheet”), and the related unaudited consolidated statement of income, cash flow and stockholders’ equity for the three-month period then ended (together with the Current Balance Sheet, the “Sellers’ Financial Statements”). The Sellers’ Financial Statements are in accordance with the books and records of Sellers and their Subsidiaries and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other and with the consolidated financial statements of Sellers and their Subsidiaries included in the Sellers’ SEC Filings (except that unaudited interim financial statements do not contain footnotes and other presentation items that may be required by GAAP and are subject to normal year-end audit adjustments, which are not material in amount or significance in the aggregate). The Sellers’ Financial Statements present fairly and accurately in all material respects the Sellers’ financial condition and operating results as of the dates and during the periods indicated therein all in accordance with GAAP (except that unaudited interim financial statements do not contain footnotes and other presentation items that may be required by GAAP and are subject to normal year-end audit adjustments, which are not material in amount or significance in the aggregate).

3.8  Internal Controls

. Sellers maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.9  Accounts Receivable

. The Sellers have made available to Buyer a list of all accounts receivable of the Sellers and their Subsidiaries as of the Current Balance Sheet Date (the “Current Accounts Receivable Statement”), together with an aging schedule indicating a range of days elapsed since invoice. All of such accounts receivable listed on the Current Accounts Receivable Statement arose in the Ordinary Course of Business, are carried at values determined in accordance with GAAP consistently applied (except that unaudited interim financial statements do not contain footnotes and other presentation items that may be required by GAAP and are subject to normal year-end audit adjustments, which are not material in amount or significance in the aggregate), and are to Sellers’ Knowledge, collectible except to the extent of reserves therefor set forth in the Current Balance Sheet for receivables arising subsequent to the Current Balance Sheet Date as reflected on the books and records of the Sellers and their Subsidiaries (which are prepared in accordance with GAAP, except that unaudited interim financial statements do not contain footnotes and other presentation items that may be required by GAAP and are subject to normal year-end audit adjustments, which are not material in amount or significance in the aggregate), in each case, except as otherwise set forth in Sellers’ Disclosure Letter. No Person other than Buyer and its affiliates has any Lien on any of such accounts receivable and no request or agreement for deduction or discount has been made with respect to any of the accounts receivable. To the Knowledge of Seller, the accounts receivable set forth in the Current Accounts Receivable Statement and other debts arising therefrom are not subject to any counterclaim or setoff and there are no claims or disputes with regard to any such accounts receivable except to the extent of the reserves reflected on the Current Balance Sheet. Since the Current Balance Sheet Date, Sellers have not made any change in their credit policies, nor have they materially deviated therefrom.

3.10  Customers and Suppliers

. The Sellers’ Disclosure Letter sets forth a complete and accurate list of (i) the customers of the Sellers on the basis of orders booked in excess of $50,000 during the last twelve (12) calendar months prior to the date of this Agreement (the “Significant Customers”) and the amount for which each customer was invoiced during such period, and (ii) the suppliers of the Sellers with respect to the Business on the basis of cost of goods or services purchased by the Sellers in excess of $50,000 during the last twelve (12) calendar months prior to the date of this Agreement (the “Significant Suppliers”) and the amount for which each such supplier invoiced the Sellers during such period. To Sellers’ Knowledge, no Significant Customer has ceased to use the products, equipment, goods or services of Sellers, or has substantially reduced the use of such products, equipment, goods or services at any time. Buyer acknowledges that Sellers’ Significant Customers are on a purchase order basis. To Sellers’ Knowledge, no Significant Supplier will not sell materials, supplies, merchandise and other goods after the Closing on terms and conditions substantially similar to those used in its current sales to the Business, subject only to general and customary price increases. None of the materials, supplies, merchandise or other goods supplied to the Business are such that they are not generally available in the market from more than one source. To the Sellers’ Knowledge, no such Significant Customer or Significant Supplier is threatened with bankruptcy or insolvency.

3.11  No Undisclosed Liabilities

. Sellers do not have any material liabilities or obligations of any nature relating to any Purchased Assets or Assumed Liabilities except for liabilities or obligations (i) adequately reflected or reserved against in the Current Balance Sheet in accordance with GAAP (except that unaudited interim financial statements do not contain footnotes and other presentation items that may be required by GAAP and are subject to normal year-end audit adjustments, which are not material in amount or significance in the aggregate), (ii) that are current liabilities that were incurred in the Ordinary Course of Business that are not required to be reflected on the Current Balance Sheet in accordance with GAAP (except that unaudited interim financial statements do not contain footnotes and other presentation items that may be required by GAAP and are subject to normal year-end audit adjustments, which are not material in amount or significance in the aggregate), or (iii) incurred since the Current Balance Sheet Date in the Ordinary Course of Business.

3.12  No Changes

. Since March 31, 2006, except with respect to the transactions contemplated hereby, (a) the Business has been conducted in the Ordinary Course of Business and consistent with past practices, and (b) there has not been any destruction of, damage to, or loss of any Purchased Assets or Business, or any Significant Customer or Significant Supplier with respect to the Business (whether or not covered by insurance) that would reasonably be expected to have a Sellers’ Material Adverse Effect.

3.13  Events Subsequent to Most Recent Fiscal Period End

. Since March 31, 2006 to the date of this Agreement, neither the Business nor any of the Purchased Assets has suffered any adverse change that would reasonably be expected to result in a Sellers’ Material Adverse Effect. Without limiting the generality of the foregoing, since such date except as provided in this Agreement, the Ancillary Agreements, the Bridge Notes and the transactions contemplated hereby and thereby, neither the Sellers nor any Subsidiary of a Seller have, as it relates to the Business, any of the Purchased Assets or any of the Assumed Liabilities:

(a)  sold, leased, transferred, or assigned any assets or properties, tangible or intangible, outside the Ordinary Course of Business;

(b)  except as otherwise set forth in Section 3.13(b) of the Sellers’ Disclosure Letter, assumed or become bound under or obligated by any Contract or extended or modified the terms of any Contract of the type required to be listed in Section 3.18 of the Sellers’ Disclosure Letter;

(c)  had any party accelerate, terminate, make modifications to, or cancel any Assumed Contract to which Sellers or any of their Subsidiaries is a party or by which any of them are bound, and neither Sellers nor any of their Subsidiaries has modified, canceled or waived or settled any debts or claims held by them, outside the Ordinary Course of Business, or waived or settled any rights or claims of a substantial value, whether or not in the Ordinary Course of Business;

(d)  permitted any of the Purchased Assets of Sellers or any of their respective Subsidiaries, tangible or intangible, to become subject to any Lien and no Lien held for the benefit of Sellers or their Subsidiaries related to the Business has been released or discharged;

(e)  made any capital expenditures except in the Ordinary Course of Business and not exceeding $50,000 in the aggregate of all such capital expenditures, other than in connection with the purchase of inventory held for sale;

(f)  made any capital investment in, or any loan to, any Person other than a Seller in an amount in excess of $50,000;

(g)  created, incurred, assumed, prepaid or guaranteed any indebtedness for borrowed money and capitalized lease obligations, or extended or modified any existing indebtedness;

(h)  experienced a change in relations with their employees or any of their Subsidiaries as a group that would reasonably be expected to result in a Sellers’ Material Adverse Effect;

(i)  authorized or permitted any change in the Certificate of Incorporation or Bylaws of Sellers or any of their respective Subsidiaries;

(j)  experienced any damage, destruction, or loss (whether or not covered by insurance) to any Purchased Assets or any of Sellers or any of their respective Subsidiaries’ other property in excess of $50,000 in the aggregate of all such damage, destruction and losses whether or not covered by insurance;

(k)  cancelled, amended or renewed any insurance policy that provides coverage with respect to the Purchased Assets, the Business or any Hired Employee;

(l)  suffered any repeated, recurring or prolonged shortage, cessation or interruption of communications, customer access, supplies or utility services which has had or would reasonably be expected to have a Sellers’ Material Adverse Effect;

(m)  except as otherwise set forth in Section 3.13(m) of the Sellers’ Disclosure Letter, (i) adopted, entered into or modified any Sellers’ Employee Plan, (ii) entered into any collective bargaining agreement, or (iii) paid, announced, promised or granted, whether orally or in writing, any increase in the wages, salaries, compensation, bonuses, incentives, pensions, severance or termination payments, fringe benefits or other benefits to any Employees, including without limitation any increase or change pursuant to any Sellers’ Employee Plan (except as required by law or, with respect to non-executive Employees only, in the Ordinary Course of Business);

(n)  except in connection with the sale of Sellers’ regular products in the Ordinary Course of Business, entered into a sale, lease, license, transfer or other disposition of any products in connection with which, or entry into, renewal of, or modification or amendment in any material respect of any Contract under which Sellers or any of their Subsidiaries provided or is obligated to provide any (i) warranties or indemnities relating to products or the Business, (ii) service level guarantees or assurances, or commitments under which Sellers would be required to deliver any future product or upgrade, or (iii) pricing, discounting, service or maintenance terms or provisions;

(o)  revalued any of their respective assets or properties (whether tangible or intangible), including writing off notes or accounts receivable;

(p)  changed any of the accounting principles followed by them or the method of applying such principles;

(q)  entered into any transaction other than in the Ordinary Course of Business;

(r)  made or changed any material election with respect to Taxes, adopted or changed any material accounting method with respect to Taxes, amended any Tax Return, entered into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement, settled or compromised on any claim, notice, audit report or assessment with respect to Taxes, or consented to any extension or waiver of the limitation period applicable to any claim or assessment with respect to Taxes, in each case, to the extent related to any Purchased Asset; and

(s)  become obligated to do any of the foregoing.

3.14  Legal Compliance

(a)  Sellers and their Subsidiaries (i) are and have been operated at all times in material compliance with all federal, state or local statutes, laws, rules, regulations, ordinances, codes or any other requirements or rules of law applicable to the Sellers or any of the Sellers’ Subsidiaries or by which any property, business, product or asset of the Sellers or any of the Sellers’ Subsidiaries is bound or affected, including, but not limited to, the federal Food, Drug and Cosmetic Act (“FDCA”) (21 U.S.C. § 321 et seq.), the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Law (42 U.S.C. § 1395nn), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), the exclusion laws, SSA § 1128 (42 U.S.C. § 1320a-7), Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act), or the regulations promulgated pursuant to such laws, and comparable state laws, accreditation standards and all other state and federal laws, regulations, manual provisions, policies and administrative guidance relating to the regulation of the business of the Sellers and their Subsidiaries, and (ii) are not in material default or material violation of any federal or state governmental licenses, registrations, approvals, authorizations, clearances, exemptions, filings, permits or franchises (collectively, “Permits”) to which the Sellers or any of their Subsidiaries is a party or by which the Sellers or any of their Subsidiaries or any property, product or asset of the Sellers or any of their Subsidiaries is bound or affected.

(b)  Sellers and their Subsidiaries have in effect all material Permits necessary for the conduct of their business and the use of their properties, products and assets, as presently conducted and used; and neither the Sellers nor any of their respective Subsidiaries have received any notice or communication from any Governmental Body regarding (i) any actual or possible violation of applicable law or any Permit or any failure to comply with any applicable law or the requirements of any Permit, or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, limitation, termination or modification of any Permit.

(c)  Sellers and each of their Subsidiaries, as well as the Sellers’ and their Subsidiaries’ third party manufacturers, suppliers, distributors or other third party contractors, develop, test, manufacture, label, store, market, promote and distribute their products in material compliance with all applicable federal statutes, and rules and regulations promulgated by the United States Food and Drug Administration (“FDA”) and with applicable laws, rules, regulations, and standards of any comparable Governmental Body, including, but not limited to, the FDCA and its implementing regulations at 21 C.F.R. Parts 801, 803, 806, 807, 812, 814 and 820. All of the products currently marketed by the Sellers and each of their Subsidiaries have, where required by the FDCA and its implementing regulations or other applicable statutes, rules and regulations, been approved or cleared for sale by the FDA and all other applicable Governmental Bodies. For all of the products currently marketed by the Company and its Subsidiaries outside the United States, the Company and its Subsidiaries have obtained all necessary regulatory approvals from all applicable foreign regulatory authorities. Except as set forth in Section 3.14 of the Sellers’ Disclosure Letter, neither the Sellers nor any their Subsidiaries have received any notice from, or otherwise have knowledge of, the FDA or any other Governmental Body, threatening to limit, suspend, or revoke any product marketing clearance or approval, change the marketing classification or labeling of, or otherwise require market removal or withdrawal of any of the Sellers’ or their Subsidiaries’ products.

(d)  All information, claims, reports and statistics and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for Permits of the FDA relating to the Sellers and their Subsidiaries and their respective products, when submitted to the FDA were true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modification to such information, claims, reports, statistics and other data have been submitted to the FDA.

(e)  Except as set forth on Section 3.14(e) of the Sellers’ Disclosure Letter, the Sellers and their Subsidiaries have not received, nor have knowledge of any facts that furnish any basis for, any Form FDA-483 inspectional observations or untitled or warning letters from the FDA, or any other similar communications from the FDA or any applicable Governmental Body; and there have been no voluntary or involuntary recalls, corrective actions, removals, field notifications, import alerts, product detentions, product seizures, governmental investigations, or civil or criminal enforcement action initiated, or, to Sellers’ Knowledge, proposed, requested, or threatened relating to the products or the Sellers or any of their Subsidiaries.

(f)  All pre-clinical trials and clinical trials conducted by or on behalf of the Sellers and their Subsidiaries have been, and are being conducted in material compliance with experimental protocols, procedures and controls pursuant to accepted professional scientific standards and all applicable federal statutes and rules and regulations promulgated by the FDA relating thereto, including without limitation the FDCA and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56 and 812.

(g)  Except as set forth on Section 3.14(g) of the Sellers’ Disclosure Letter, no officer or, to Sellers’ Knowledge, any employee or agent of the Sellers of any their Subsidiaries has committed any act, made any statement, or failed to make any statement, that would reasonably be expected to cause the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto in a manner affecting the Business.

(h)  Except as set forth on Section 3.14(h) of the Sellers’ Disclosure Letter, none of the Sellers and their Subsidiaries, the officers of Sellers or, to Sellers’ Knowledge, the employees and agents of the Sellers and their Subsidiaries, have been convicted of any crime or engaged in any conduct that would reasonably be expected to result in a material debarment or exclusion (i) under 21 U.S.C. Section 335a, or (ii) any similar state law, rule or regulation. As of the date hereof, to Sellers’ Knowledge, no claims, actions or proceedings that would reasonably be expected to result in such a material debarment or exclusion are pending or threatened against the Sellers or any of their Subsidiaries, or the officers, employees or agents of the Sellers or any of their Subsidiaries.

(i)  Neither the Sellers nor any of their Subsidiaries are enrolled as a supplier or provider under Medicare, Medicaid, or any other governmental health care program or third party payment program or is a party to any participation agreement for payment by any such governmental health care program and third party payment program.

3.15  Tax Matters

. The representations of Sellers under this Section 3.15 are limited to Taxes (i) for which Buyer would be liable, as a transferee or otherwise, or (ii) that have or would create a Lien on the Purchased Assets.

(a)  Sellers and each of their Subsidiaries have timely filed all Tax Returns that they were required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by Sellers and each of their Subsidiaries (whether or not shown on any Tax Return) were paid in full when due or are being contested in good faith and are supported by adequate reserves on the Sellers’ Financial Statements. No Seller nor any of their Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. To Sellers’ Knowledge, no claim has ever been made by an authority in a jurisdiction in which a Seller or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(b)  Sellers and each of their Subsidiaries have withheld and paid when due all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, including without limitation, with respect to its employees, all federal, state and municipal income and employment Taxes, including without limitation, Taxes pursuant to the Federal Insurance Contribution Act (“FICA”), and Taxes pursuant to the Federal Unemployment Tax Act (“FUTA”). Neither Seller is a “foreign person” as defined in Section 1445(f)(3) of the Code. Sellers are not required to withhold with respect to the transactions contemplated herein pursuant to the tax withholding provisions of Section 3406 of the Code or of Subchapter A of Chapter 3 of the Code.

(c)  There are no Liens upon any property or assets of Sellers or any Subsidiary relating to or attributable to Taxes, except for Liens for Taxes not yet due and payable.

(d)  No deficiencies for Taxes have been claimed, proposed in writing or assessed by any taxing or other Governmental Body against the Sellers or their Subsidiaries that have not otherwise been paid, settled or contested in good faith. There are no investigations, disputes or claims or other actions for or relating to any additional liability for or relating to any liability for Taxes with respect to the Sellers or their Subsidiaries for which Sellers have received written notice, or to Sellers’ Knowledge is currently threatened. Neither Seller nor any of their Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e)  Sellers have made available to Buyer all federal and state income and all state sales and use Tax Returns requested by Buyer for all periods since January 1, 2004.

(f)  All material elections with respect to Taxes affecting the Purchased Assets as of the date hereof, to the extent such elections are not shown on or in the Tax Returns of the Sellers or their Subsidiaries that have been delivered to the Buyer by the Sellers prior to the date hereof, are set forth in Section 3.15(f) of the Sellers’ Disclosure Letter.

(g)  Neither Seller nor any of their Subsidiaries has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (other than the affiliated group of which Parent is the common parent) or has any liability for the Taxes of any other Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract or (iv) otherwise.

(h)  There are no, and at the Closing Date there will be no, Tax-sharing agreements or similar arrangements (including indemnity agreements) with respect to or involving the Sellers, their Subsidiaries or the Purchased Assets.

3.16  Title of Properties; Absence of Liens and Encumbrances; Condition of Assets

(a)  Neither Sellers nor any of their Subsidiaries own any real property, nor have any of them ever owned any real property. All current leases of Sellers and their respective Subsidiaries relating to the Purchased Assets or Assumed Liabilities are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) on the part of any of them and, to the Knowledge of the Sellers, on the part of any other party thereto.

(b)  Except as set forth in Section 3.16(b) of Sellers’ Disclosure Letter, Sellers have the necessary power and right to sell, assign, transfer, convey and deliver the Purchased Assets to Buyer. Except as set forth in Section 3.16(b) of Sellers’ Disclosure Letter, following the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and the execution of the instruments of transfer contemplated by this Agreement and the Ancillary Agreements, Buyer will own, with good, valid and marketable title, or lease, under valid and subsisting leases, or otherwise acquire the interests of Sellers and their Subsidiaries in the Purchased Assets, free and clear of any Liens without any increase in rentals, royalties, or license or other fees imposed on Buyer as a result of, or arising from, the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

(c)  Section 3.16(c) of Sellers’ Disclosure Letter lists each material item of equipment with a value of $50,000 or more owned or leased by Sellers or any of their respective Subsidiaries and used primarily in connection with the Business.

(d)  At all times since the Balance Sheet Date, Sellers or their Subsidiaries have caused the Purchased Assets to be maintained in accordance with good business practice, and all the Purchased Assets are in good operating condition and repair, subject to normal wear and tear.

3.17  Intellectual Property

(a)  Section 3.17(a) of Sellers’ Disclosure Letter lists all rights to Sellers’ Intellectual Property, including but not limited to, Registered Intellectual Property Rights owned by, filed in the name of, or applied for, by Sellers or any of their Subsidiaries (the “Sellers’ Registered Intellectual Property Rights”) and lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to Sellers’ Intellectual Property. Other than the Sellers’ Intellectual Property listed in Section 3.17(a) of Sellers’ Disclosure Letter, (i) no provisional applications, nonprovisional applications, substitutions, extensions, reissues, reexaminations, renewals, divisions, continuations, continuations-in-part, parents or other related applications have been filed or issued with respect to Technology used in and/or necessary to the conduct of the business of Sellers as currently conducted, and, to the Knowledge of Sellers, as currently planned or contemplated to be conducted by, and (ii) no counterpart applications of the Sellers’ Intellectual Property listed have been filed or issued in any country.

(b)  Except to the extent that would not reasonably be expected to result in a Sellers’ Material Adverse Effect, each item of Sellers’ Registered Intellectual Property Rights are valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with Sellers’ Registered Intellectual Property Rights have been paid and all necessary documents and certificates in connection with Sellers’ Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property Rights. Except as set forth on Section 3.17(b) of the Sellers’ Disclosure Letter, there are no actions that must be taken by Sellers or any of their Subsidiaries within one hundred twenty (120) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Registered Intellectual Property Rights. Sellers own all right, title and interest in and to, or have the valid right or license to, Sellers’ Intellectual Property free and clear of all encumbrances. In each case in which Sellers or any of their Subsidiaries have acquired any Technology or Intellectual Property Right from any person, Sellers or such Subsidiary have obtained a valid and enforceable assignment or license sufficient to transfer to Buyer such rights in such Technology and Intellectual Property Rights (including the right to seek past and future damages with respect thereto) as are necessary or useful for the conduct of the Business as currently conducted. To the maximum extent provided for by, and in accordance with, applicable laws and regulations, Sellers and each of their Subsidiaries have recorded each such assignment of a Registered Intellectual Property Right assigned to Sellers with the relevant Governmental Body, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be. Except as set forth on Section 3.17(b) of the Sellers’ Disclosure Letter, Sellers have not claimed a particular status, including “Small Business Status,” in the application for any Intellectual Property Rights, which claim of status was at the time made, or which has since become, inaccurate or false or that will no longer be true and accurate as a result of the Closing.

(c)  Sellers have no Knowledge of any facts or circumstances that would render Sellers’ Intellectual Property invalid or unenforceable. Without limiting the foregoing, Sellers and each of their Subsidiaries know of no information, materials, facts, or circumstances, including any information or fact that would constitute prior art, that would render any of Sellers’ Intellectual Property invalid or unenforceable, or would adversely effect any pending application for Sellers’ Registered Intellectual Property Right and neither Sellers nor any of their Subsidiaries have misrepresented, or failed to disclose, and have no Knowledge of any misrepresentation or failure to disclose, any fact or circumstances in any application for Sellers’ Registered Intellectual Property Right that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of Sellers’ Registered Intellectual Property Right. To Sellers’ Knowledge, there is no unauthorized use, disclosure, infringement, or misappropriation, or notice of invalidity or unenforceability, of any Sellers’ Intellectual Property, by any third party, including for example any employee or former employee of the Sellers. The Sellers have not sought or received any opinion of counsel, oral or written, regarding any intellectual property right of a third party. To Sellers’ Knowledge, there is no substantial basis for a claim that Sellers, in the operation of the business of the Sellers, are infringing or have infringed on or misappropriated any intellectual property right of any third party.

(d)  Each item of Sellers’ Intellectual Property is free and clear of any Liens (1) except as set forth in Section 3.17(d) of the Sellers’ Disclosure Letter and (2) except for non-exclusive licenses granted to end-user customers in the Ordinary Course of Business. Except as set forth in Section 3.17(d) of the Sellers’ Disclosure Letter, to Sellers’ Knowledge, Sellers are the exclusive owner or exclusive licensee of all Sellers’ Intellectual Property. Without limiting the foregoing: (i) Sellers and each of their Subsidiaries are the exclusive owner of all Trademarks used in connection with the operation or conduct of the business of Sellers, including the sale, licensing, distribution or provision of any products or services by Sellers; (ii) Sellers and each of their Subsidiaries own exclusively, and has good title to, all Copyrights that are products of Sellers or which Sellers otherwise purports to own; and (iii) to the extent that any Patents would otherwise be infringed by any product or services of Sellers, such Patents constitute Sellers’ Intellectual Property.

(e)  Except as set forth in Section 3.17(e) of the Sellers’ Disclosure Letter, all of Sellers’ Intellectual Property will be fully transferable, alienable or licensable by Buyer without restriction and without payment of any kind to any third party. The Sellers have not transferred any portion of ownership of any Sellers’ Intellectual Property to any third party or knowingly permitted any Sellers’ Intellectual Property to enter the public domain or, with respect to any Sellers’ Intellectual Property for which any of the Sellers has submitted an application or obtained a registration, to lapse (other than (i) through the expiration of a registered Sellers’ Intellectual Property at the end of its maximum statutory term or (ii) applications abandoned and listed in Section 3.17(e) of the Sellers’ Disclosure Letter). After the Closing, all Sellers’ Intellectual Property will be fully transferable, alienable or licensable by Buyer without restriction and without payment of any kind to any third party.

(f)  Except as set forth in Section 3.17(f) of the Sellers’ Disclosure Letter, to the extent that Sellers’ Technology has been developed or created by a third party for Sellers, Sellers have a written agreement with such third party with respect thereto and Sellers thereby either (i) have obtained ownership of, and are the exclusive owner of, or (ii) have obtained a license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party’s Intellectual Property Rights in such Technology, to the fullest extent it is legally possible to do so. To Sellers’ Knowledge, to the extent that any third party intellectual property is incorporated into, integrated or bundled with, or used by Sellers in the development, manufacture or compilation of any product under Sellers’ Intellectual Property, or any of Sellers’ Intellectual Property relates to any development by Sellers that involves the derivation or use of specifications or technical information derived from the products of third parties, Sellers have a written agreement with such third party with respect thereto pursuant to which Sellers either have obtained complete, unencumbered and unrestricted ownership of, and are the exclusive owners of, or have obtained perpetual, nonterminable licenses sufficient for the conduct of its business as currently conducted by Sellers and as presently proposed to be conducted by Sellers to all such third party intellectual property.

(g)  Except as set forth on Section 3.17(g) of the Sellers’ Disclosure Letter and with exception of “shrink-wrap” or similar widely available commercial end-user licenses, all Technology used in or necessary to the conduct of Sellers and each of their Subsidiaries’ business as presently conducted or currently contemplated to be conducted by Sellers were written and created solely by either (i) employees of Sellers acting within the scope of their employment who have assigned all of their rights in such Technology, including Intellectual Property Rights therein, to Sellers or (ii) by third parties who have validly and irrevocably assigned all of their rights, including Intellectual Property Rights therein, to Sellers, and no third party owns or has any rights to any Sellers’ Intellectual Property.

(h)  Except as set forth in Section 3.17(h) of the Sellers’ Disclosure Letter, all employees and consultants of Sellers and their Subsidiaries have entered into a valid and binding written agreement with Sellers sufficient to vest title in Sellers of all Technology and Intellectual Property Rights created by such employee or consultant in the scope of his or her services or employment for Sellers. No current or former employee, consultant or independent contractor of Sellers has any right, license, claim or interest whatsoever in, to or under any Sellers’ Intellectual Property. To Sellers’ Knowledge, no current or former employee, consultant or independent contractor of Sellers: (i) is in violation of any term or covenant of any Contract relating to employment, invention disclosure, invention assignment, nondisclosure or noncompetition or any other Contract with any other party by virtue of such employee, consultant or independent contractor being employed by, or performing services for, Sellers or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for Sellers that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted, or is obligated to assign or otherwise grant, to any third party any rights (including Sellers’ Intellectual Property) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.

(i)  Sellers have taken all steps that are reasonably required to protect Sellers’ rights in confidential information and trade secrets of Sellers or provided by any other person to Sellers and to protect and preserve the confidentiality of all confidential or nonpublic information included in the Sellers’ Intellectual Property (“Confidential IP Information”). Without limiting the foregoing, Sellers and each of their Subsidiaries have, and enforce, a policy requiring each employee, consultant and contractor to execute a proprietary information, confidentiality and assignment agreement, substantially in the form(s) attached as Section 3.17(i) of the Sellers’ Disclosure Letter, and all current and former employees, consultants and contractors of Sellers and their Subsidiaries have executed such an agreement. To Sellers’ Knowledge, all use, disclosure or appropriation of Confidential IP Information owned by Sellers by or to a third party has been pursuant to the terms of a written agreement between Sellers and such third party. To Sellers’ Knowledge, all use, disclosure or appropriation of Confidential IP Information not owned by Sellers has been pursuant to the terms of a written agreement or other legal binding arrangement between Sellers and the owner of such Confidential IP Information, or is otherwise lawful.

(j)  Except as set forth on Section 3.17(j) of the Sellers’ Disclosure Letter, to Sellers’ Knowledge, no Person who has licensed Technology or Intellectual Property Rights to Sellers has ownership rights or license rights to improvements made by Sellers in such Technology or Intellectual Property Rights.

(k)  Except as set forth in Section 3.17(k) of the Sellers’ Disclosure Letter, neither Sellers nor any of their Subsidiaries have transferred ownership of, granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Sellers’ Intellectual Property to any other Person.

(l)  Other than inbound “shrink-wrap” and similar publicly available commercial binary code end-user licenses and outbound “shrink-wrap” licenses substantially in the form set forth on Section 3.17(l)(A) of the Sellers’ Disclosure Letter, the Contracts listed in Section 3.17(l)(B) of the Sellers’ Disclosure Letter lists all material Contracts to which Sellers are parties with respect to any Technology or Intellectual Property Rights. Except as set forth in Section 3.17(l)(C) of the Sellers’ Disclosure Letter, neither Sellers nor any of their Subsidiaries are in breach of nor has any of them failed to perform under, any of the foregoing Contracts, and, to Sellers’ Knowledge, no other party to any such Contract is in breach thereof or has failed to perform thereunder. Sellers do not have an explicit or implied legal obligation, absolute or contingent, to any Person to sell, transfer or assign any of the Sellers’ Intellectual Property. Sellers have not made any assignment or granted any license, and are not under any obligation to grant any such license or rights, including any or all of the Sellers’ Intellectual Property, to any Person, under any of the Sellers’ Intellectual Property. None of the licenses, sublicenses, assignments or other Contracts listed in Section 3.17(l)(B) of the Sellers’ Disclosure Letter grants, or sets forth or creates an obligation to grant, any third party exclusive rights in, to or under any Sellers’ Intellectual Property, or grants, or sets forth or creates an obligation to grant, any third party the right to sublicense any Sellers’ Intellectual Property.

(m)  Sellers are not and shall not be as a result of the execution or effectiveness of this Agreement, or the performance of its obligations under this Agreement, in material breach of any Contract to which Sellers are a party relating to any Sellers’ Intellectual Property (the “Intellectual Property Rights Agreements”). The consummation of the transactions contemplated by this Agreement will neither result in the modification, cancellation, termination, suspension of, or acceleration of any payments with respect to the Intellectual Property Rights Agreements, nor give any non-Sellers party to any Intellectual Property Rights Agreement the right to do any of the foregoing. Following the Closing, Buyer will be permitted to exercise all of the rights of the Sellers under the Intellectual Property Rights Agreements to the same extent Sellers would have been able had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that Sellers would otherwise be required to pay. Neither the execution or effectiveness of this Agreement nor the performance of the obligations of the Sellers under this Agreement will cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of any Sellers’ Intellectual Property, or impair the right of Buyer to use, possess, sell or license any Sellers’ Intellectual Property or portion thereof.

(n)  Section 3.17(n) of the Sellers’ Disclosure Letter lists all material contracts, licenses and agreements between Sellers and any other person wherein or whereby Sellers or any of their Subsidiaries have agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by Sellers or any of their Subsidiaries or such other Person of the Intellectual Property Rights of any Person other than Sellers or any of their Subsidiaries.

(o)  Except as set forth in Section 3.17(o) of the Sellers’ Disclosure Letter, to the Sellers’ Knowledge, there are no contracts, licenses or agreements between Sellers or any of their Subsidiaries and any other person with respect to Sellers’ Intellectual Property under which there is any dispute regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by Sellers or any of their Subsidiaries thereunder.

(p)  Except as otherwise set forth in Section 3.17(p) of the Sellers’ Disclosure Letter, to Sellers’ Knowledge, the operation of the business of Sellers as currently conducted or as contemplated to be conducted by Sellers, including but not limited to the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of the products, technology or services (including products, technology or services currently under development) of Sellers do not and will not when conducted by Buyer in substantially the same manner following the Closing, infringe or misappropriate any Intellectual Property Right of any Person, violate any right of any Person (including any right to privacy or publicity) or constitute unfair competition or trade practices under the laws of any jurisdiction, and Sellers have not received notice from any Person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of Sellers infringe or misappropriate any Intellectual Property Right of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor do Sellers have any Knowledge of any basis therefor).

(q)  To Sellers’ Knowledge, no Person is infringing or misappropriating Sellers’ Intellectual Property. Except as otherwise set forth in Section 3.17(q) of the Sellers’ Disclosure Letter, Sellers have not obtained a legal opinion analyzing or assessing the validity or scope of any Sellers’ Intellectual Property. To Sellers’ Knowledge or reasonably suspected by Sellers, there have been no instances of infringement and/or misappropriation of Sellers’ Intellectual Property. Sellers have not brought any action, suit or proceeding for infringement or misappropriation of, or declaration regarding, any Sellers’ Intellectual Property, breach of any Intellectual Property Rights Agreement, or violation of any covenant not to compete.

(r)  No Sellers’ Intellectual Property or service of Sellers is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by Sellers or may affect the validity, use or enforceability of Sellers’ Intellectual Property.

(s)  With respect to Sellers’ Intellectual Property, except as set forth in Section 3.17(s) of the Sellers’ Disclosure Letter no claim has been asserted or suggested, no threat or inquiry has been made, no notification has been received regarding third party intellectual property rights, including an offer to license or grant any other rights or immunities under any Intellectual Property Rights of any third party, and no litigation, arbitration or other adversary proceeding is pending, or, to Sellers’ Knowledge, is threatened. To Sellers’ Knowledge, none of the Sellers’ Intellectual Property is subject to any pending or threatened outstanding order, contract, stipulation, proceeding, or notification, including without limitation any pending interference, opposition, cancellation, reissue, reexamination, or other challenge or adversarial proceeding, restricting in any manner the use, transfer, or licensing by Sellers of any Intellectual Property Rights, or which may affect the validity, use or enforceability of any Sellers’ Intellectual Property. No freedom to operate, patent clearance, right to market or right to use studies or analyses have been performed by or on behalf of Sellers with respect to the Intellectual Property Rights of third parties.

(t)  Except as set forth on Section 3.17(t) of the Sellers’ Disclosure Letter, Sellers’ Intellectual Property constitutes all the Technology and Intellectual Property Rights used in and/or necessary to the conduct of the business of Sellers as currently conducted, and, to the Knowledge of Sellers, as currently planned or contemplated to be conducted by Sellers, including, without limitation, the design, development, manufacture, use, import and sale of products, technology and performance of services (including products, technology or services currently under development).

(u)  Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Buyer, by operation of law or otherwise, of any Contracts to which Sellers are a party, will result in (i) Buyer’s granting to any third party any right to or with respect to any Technology or Intellectual Property Right owned by, or licensed to, either of them, (ii) Buyer’s being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, or (iii) Buyer’s being obligated to pay any royalties or other amounts to any third party in excess of those payable by Seller, prior to the Closing.

(v)  Except as set forth in Section 3.17(v) of the Sellers’ Disclosure Letter, there are no royalties, fees, honoraria or other payments payable by Sellers to person or entity by reason of the ownership, development, use, license, sale or disposition of Sellers’ Intellectual Property, other than salaries and sales commissions paid to employees and sales agents in the Ordinary Course of Business.

3.18  Contracts

. Section 3.18 of the Sellers’ Disclosure Letter lists the following Contracts under which Sellers or any of their respective Subsidiaries are obligated or by which Sellers or any of their assets are bound (other than Contracts with Buyer or Clarient):

(a)  any Contract (or group of related Contracts) that (i) involves the future payment of greater than $50,000 per annum or which extends for more than one (1) year, (ii) involves any payment or obligation to any Affiliate of Sellers or any of their Subsidiaries other than in the Ordinary Course of Business, (iii) involves the sale, lease, license or other disposition of any material assets (including intangible property) or (iv) involves any license of Sellers’ Intellectual Property (other than in connection with sales of products and services in the Ordinary Course of Business);

(b)  any Contract under which the consequences of a default or termination would reasonably be expected to have a Sellers’ Material Adverse Effect;

(c)  any Contract (or group of related Contracts) for the purchase or sale of commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will involve consideration in excess of $50,000;

(d)  any Contract concerning a partnership or joint venture;

(e)  any Contract (or group of related Contracts) under which Sellers have created, incurred, assumed, or guaranteed any indebtedness for borrowed money or any capitalized lease obligation in excess of $50,000 or under which a Lien has been imposed on any of the Purchased Assets;

(f)  any Contract to which Sellers or any of their Subsidiaries are a party or otherwise bound and which contains covenants of Sellers or any Subsidiary not to compete or engage in the Business, in any geographic area or with any Person or covenants of any other person not to compete with Sellers or any of their Subsidiaries or engage in the Business;

(g)  any executory Contract under which Sellers or any of their Subsidiaries have advanced or loaned any amount to any of their respective Employees;

(h)  any executory Contract pursuant to which Sellers or any of their Subsidiaries are obligated to provide maintenance, service, support or training for its services or products, together with the amounts of deferred revenue associated with the executory support and service obligations under such Contracts, all of which has been accrued in the Current Balance Sheet in accordance with GAAP, consistently applied or has arisen since the date of the Current Balance Sheet in the Ordinary Course of Business;

(i)  any revenue or profit participation Contract;

(j)  any license or Contract under which Sellers or any of their respective Subsidiaries (i) have granted to any Person rights with respect to any Sellers’ Intellectual Property (other than end user licenses in connection with sales of products and services in the Ordinary Course of Business), (ii) have agreed to encumber, not assert, transfer or sell rights in or with respect to any Sellers’ Intellectual Property, (iii) are parties or otherwise bound and which provides for the development of any Technology or Sellers’ Intellectual Property, independently or jointly or (iv) are parties or otherwise bound and pursuant to which Sellers or any of their respective Subsidiaries acquired or are authorized to use any Intellectual Property Rights of any current or former employee or other Person;

(k)  any Contract for the purchase or sale of materials, supplies, equipment, merchandise or services that contains an escalation clause or that obligates Sellers or any of their Subsidiaries to purchase all or substantially all of its requirements of a particular product or service from a supplier or to make periodic minimum purchases of a particular product or service from a supplier, which is not terminable on not more than 30 days notice (without penalty or premium);

(l)  any Contract with customers or suppliers for the sharing of fees, the rebating of charges or other similar arrangements;

(m)  any Contract obligating Sellers or any of their Subsidiaries to deliver maintenance services or future product enhancements (in each case other than agreements with end users in connection with sales of products and services in the Ordinary Course of Business) or containing a “most favored nation” pricing clause;

(n)  any Contract obligating Sellers to provide source code to any third party for Sellers’ Intellectual Property;

(o)  any Contract granting exclusive distribution rights with respect to any part of the Business;

(p)  any Contract relating to the acquisition by Sellers of any operating business or the capital stock of any other person;

(q)  any Contract requiring the payment to any Person of a brokerage or sales commission or a finder’s or referral fee (other than to Burnham Hill Partners and arrangements to pay commissions or fees to employees in the Ordinary Course of Business);

(r)  any Contract material to Sellers for which performance has not been completed that is not listed in clauses (a) through (q) and not made in the Ordinary Course of Business.

Sellers have delivered to Buyer a correct and complete copy of each written Contract (as amended to date) listed in Section 3.18 of the Sellers’ Disclosure Letter and a written summary setting forth the terms and conditions of each oral Contract referred to in Section 3.18 of the Sellers’ Disclosure Letter. With respect to each such Contract that constitutes an Assumed Contract: (A) the agreement, with respect to Sellers or any of their Subsidiaries and, to Sellers’ Knowledge, all other parties thereto, is legal, valid, binding, enforceable, and in full force and effect in all respects; (B) none of Sellers, any of their respective Subsidiaries nor, to Sellers’ Knowledge, any other party is in material breach or default, and no event has occurred, which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the Contract; and (C) neither Sellers nor any of their Subsidiaries have received notice that any party has repudiated any provision of the Contract. Except as set forth on Section 3.6 of the Sellers’ Disclosure Letter, Sellers have obtained or will obtain prior to the Closing Date, all necessary consents, waivers and approvals of parties to any such Contract as are required thereunder in connection with the transactions contemplated by this Agreement or, with respect to any Assumed Contract, necessary for such Assumed Contract to remain in effect without modification after the Closing. Except as set forth on Section 3.6 or Section 3.18 of the Sellers’ Disclosure Letter, following the Closing, Buyer will be permitted to exercise all of Sellers’ and any of its Subsidiaries’ rights under the Assumed Contracts to the same extent Sellers would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Sellers or such Subsidiary would otherwise be required to pay.

3.19  Commercialization of Product

. To Sellers’ Knowledge, there are no facts or circumstances that, when taken together with all other relevant facts and circumstances known to Sellers, management of the Company has determined would reasonably be expected to adversely affect the commercialization of any product of the Business in a manner that would reasonably be expected to result in a Seller Material Adverse Effect.

3.20  Insurance

. Sellers have delivered to Buyer copies of each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) with respect to which Sellers or any of their Subsidiaries are a party and which relate to the Purchased Assets, any employee of Sellers or the Business. With respect to each such insurance policy, except to the extent such failure to be true would not reasonably be expected to have a Sellers’ Material Adverse Effect: (A) the policy is legal, valid, binding, enforceable, and in full force and effect (and there has been no notice of cancellation or nonrenewal of the policy received); (B) neither Sellers nor any of their Subsidiaries are in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default by Sellers, or permit termination, modification, or acceleration, under the policy; (C) neither Sellers nor any of their Subsidiaries have received notice that any party to the policy has repudiated any provision thereof; and (D) there has been no failure by Sellers or any of their Subsidiaries to give any notice or present any claim under the policy in due and timely fashion. There is no claim by Sellers or any of their Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that Sellers or any of their Subsidiaries has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. In addition, there is no pending claim of which its total value (inclusive of defense expenses) will exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing Date) and Sellers and any of their Subsidiaries are otherwise in material compliance with the terms of such policies and bonds. Section 3.20 of the Sellers’ Disclosure Letter describes any material self-insurance arrangements presently maintained or contributed to by Sellers or any of their Subsidiaries.

3.21  Litigation

. Section 3.21 of the Sellers’ Disclosure Letter sets forth each instance as of the date hereof in which Sellers or any of their Subsidiaries, any of their respective assets or any of the officers or directors (in a manner related to the Business) (i) are subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) are or have been, or, to the Sellers’ Knowledge, are threatened to be made a party, to any action, suit, claim, proceeding, hearing, arbitration, or investigation of, in, or before any Governmental Body or before any arbitrator, which in any case would reasonably be expected to have a Sellers’ Material Adverse Effect. None of the matters set forth in Section 3.21 of Sellers’ Disclosure Letter has had a Sellers’ Material Adverse Effect or would reasonably be expected to affect the legality, validity or enforceability of this

Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

3.22  Product Warranty, Product Liability and Recalls

. The technologies or products licensed, sold, leased, and delivered and all services provided by Sellers or any of their Subsidiaries have conformed in all material respects with all applicable contractual commitments and all express and implied warranties, and neither Sellers or any of their Subsidiaries have any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement or modification thereof or other damages (including for product liability) in connection therewith, other than in the Ordinary Course of Business in an aggregate amount not exceeding $25,000. Except for (i) the warranties and indemnities contained in those Contracts set forth in the Sellers’ Disclosure Letter, (ii) warranties to end users in connection with sales of products and services in the Ordinary Course of Business which are substantially in the form previously provided to Buyer, and (iii) warranties implied by law, neither Sellers nor any of their Subsidiaries have given any warranties or indemnities relating to products or Technology sold or services rendered by the Sellers or any of their Subsidiaries. Except as set forth on Section 3.22 of Sellers’ Disclosure Letter, neither Sellers nor any of their Subsidiaries have, during the past five (5) years, (x) recalled any products produced by Sellers or any of their Subsidiaries, nor (y) received any warranty claims that individually exceed $25,000, or in the aggregate exceed $250,000, in any calendar year.

3.23  Employees

(a)  To Sellers’ Knowledge as of the date hereof, no Hired Employee plans to terminate employment with Sellers or any of their Subsidiaries. None of Sellers nor any of their Subsidiaries is or ever has been a party to or bound by any collective bargaining or similar agreement, nor has any of them experienced any strike, slowdown or work stoppage, and to the Knowledge of Sellers, no such work disruption is threatened. To Sellers’ Knowledge as of the date hereof, there is no organizational effort presently being made or threatened by or on behalf of any labor union or similar organization and no such organization represents or purports to represent any employees of Sellers or any of their Subsidiaries.

3.24  Employee Matters and Benefit Plans

(a)  Plans. Section 3.24 of the Sellers’ Disclosure Letter contains an accurate and complete list of each Sellers’ Employee Plan. None of Sellers nor any of their Subsidiaries has any commitment to establish, adopt or enter into any new Sellers’ Employee Plan, or to modify any existing Sellers’ Employee Plan in any material respect prior to the Closing (except to the extent required by law or to conform any Sellers’ Employee Plan to the requirements of any applicable law). With respect to each Sellers’ Employee Plan, the Company has made available to Buyer complete copies of (i) each Sellers’ Employee Plan (or, if not written, a written summary of its material terms) and all amendments thereto, (ii) all summary plan descriptions including any summary of material modifications, and (iii) all filings made with any governmental entities, including but not limited any filings under the Employee Plans Compliance Resolution System or the Department of Labor Delinquent Filer Program concerning any issue or matter that could reasonably be expected to result in any material liability.

(b)  Employee Plan Compliance. Except as set forth in Section 3.24 of the Sellers’ Disclosure Letter, (i) there are no actions, suits or claims pending, or, to the Knowledge of Sellers, threatened or reasonably anticipated (other than routine claims for benefits) against any Sellers’ Employee Plan or against the assets of Sellers’ Employee Plan, and (ii) there are no audits, inquiries or proceedings pending or, to the Knowledge of Sellers, threatened by the IRS or DOL with respect to any Sellers’ Employee Plan, which in either case reasonably could be expected to result in material liability to any of Sellers or their Subsidiaries.

(c)  Pension Plans. Neither Seller nor any ERISA Affiliate sponsors, maintains, contributes to or has an obligation to contribute to, or has, during the past six years, sponsored, maintained, contributed to or had an obligation to contribute to any Pension Plan subject to Title IV of ERISA or Section 412 of the Code, any Multiemployer Plan or any multiple employer plan (within the meaning of Section 413 of the Code).

(d)  Effect of Transactions. Except as set forth on Section 3.24 of the Sellers’ Disclosure Letter, with respect to the Hired Employees, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will (i) entitle any Hired Employee to any material payment; (ii) materially increase the amount of compensation or benefits due to any Hired Employee; (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit to any Hired Employee; or (iv) result in any “parachute payment” under Section 280G of the Code.

(e)  No Post-Employment Obligations. Neither Sellers nor any of their Subsidiaries has any obligation to provide health, accident, disability, life insurance or death benefits with respect to any current or former Employees, or the spouses, dependents or beneficiaries of any current or former Employees, beyond the termination of employment or service of such Employee, except as may be required by COBRA or other applicable law (the “Continuation Coverage Requirements”).

(f)  COBRA Compliance. All group health plans of the Sellers and their Subsidiaries have been operated in compliance with all applicable Continuation Coverage Requirements in all material respects.

(g)  International Employee Plans. None of Sellers nor any of their Subsidiaries maintains, sponsors, participates in, contributes to or has any obligation to contribute to any International Employee Plan, or has incurred any material liability with respect to any such plan that has not been satisfied in full.

3.25  Environment, Health, and Safety

(a)  Condition of Property. As of the Closing, except in compliance with Environmental Laws in a manner that could not reasonably be expected to subject Buyer or Clarient to liability, no Hazardous Materials are present on any Business Facility currently owned, operated, occupied, controlled or leased by Sellers or any Subsidiary.

(b)  Hazardous Materials Activities. Sellers and each of their Subsidiaries have conducted all Hazardous Material Activities relating to the Business in compliance in all material respects with all applicable Environmental Laws. Except as set forth in Section 3.25(b) of the Sellers’ Disclosure Letter, the Hazardous Materials Activities of Sellers and each of their Subsidiaries prior to the Closing have not resulted in the exposure of any person to a Hazardous Material in a manner which has caused or could reasonably be expected to cause a significant adverse health effect to any such person.

(c)  Permits. Section 3.25(c) of Sellers’ Disclosure Letter accurately describes all of the Environmental Permits currently held by Sellers and their Subsidiaries and relating to its business and the listed Environmental Permits are all of the Environmental Permits necessary for the continued conduct of any Hazardous Material Activity of Sellers and each of their Subsidiaries relating to its business as such activities are currently being conducted. All such Environmental Permits are valid and in full force and effect. Sellers and each of their Subsidiaries have complied in all material respects with all covenants and conditions of any Environmental Permit which is or has been in force with respect to its Hazardous Materials Activities. To Sellers’ Knowledge, no circumstances exist which could cause any Environmental Permit to be revoked, modified, or rendered non-renewable upon payment of the permit fee.

(d)  Environmental Litigation. Except as set forth in Section 3.25(d) of the Sellers’ Disclosure Letter, no action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to Sellers’ Knowledge, threatened, concerning any Environmental Permit or any Hazardous Materials Activity of Sellers or any of their Subsidiaries relating to its business, or any Business Facility.

(e)  Hazardous Material Disposal. No action, proceeding, liability or claim is pending or, to Sellers’ Knowledge, is threatened against Sellers or any of their Subsidiaries with respect to any transfer or release of Hazardous Materials relating to the Business to a Disposal Site which could reasonably be expected to subject Sellers or any of their Subsidiaries to material liability.

(f)  Environmental Liabilities. Sellers are not aware of any fact or circumstance, which could result in any environmental liability which would reasonably be expected to result in a Sellers’ Material Adverse Effect.

(g)  Reports and Records. Sellers have delivered to Buyer or made available for inspection by Buyer and their agents, representatives and employees all records in Sellers’ and its Subsidiaries’ possession concerning the Hazardous Materials Activities of Sellers or any of their Subsidiaries relating to their respective businesses and all environmental audits and environmental assessments of any Business Facility in the possession of Sellers or any of their Subsidiaries. Sellers have complied with all environmental disclosure obligations imposed by applicable law with respect to this transaction.

3.26  Certain Business Relationships With Sellers

. To Sellers’ Knowledge, no director, officer or holder of greater than 10% of the capital stock of Sellers, nor any member of their immediate families, nor any Affiliate of any of the foregoing, owns, directly or indirectly, or has an ownership interest (excluding any direct or indirect ownership by a stockholder of Sellers of up to 5% of the outstanding capital stock of a publicly traded entity) in (a) any business (corporate or otherwise) which is a party to, or in any property which is the subject of, any business arrangement or relationship of any kind with Sellers or any of their Subsidiaries, or (b) any business (corporate or otherwise) which conducts the same business as, or a business similar to, that conducted by Sellers or any of their Subsidiaries.

3.27  No Adverse Developments

. Since the Current Balance Sheet Date there is no development that (i) has had or would reasonably be expected to have a Sellers’ Material Adverse Effect, or (ii) would prevent Buyer from using the Purchased Assets and conducting the Business of Sellers following the Closing in the manner in which they are currently used or was conducted by Sellers and their Subsidiaries.

3.28  Foreign Corrupt Practices Act

. Neither Seller nor any of their Subsidiaries (including any of their officers, directors, agents, employees or other Person associated with or acting on their behalf) has, directly or indirectly, taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

3.29  Fees

. Sellers have no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement other than to Burnham Hill Partners.

3.30  Complete Copies of Materials

. To Sellers’ Knowledge, Sellers have delivered or made available true and complete copies of each document (or summaries of same) that has been requested by Buyer, or Buyer’s counsel.

3.31  Board Approval

The board of directors of each Seller has unanimously (i) approved this Agreement and the transactions contemplated hereby, (ii) determined that the transactions contemplated hereby are in the best interests of the stockholders of each of Sellers and are on terms that are fair to such stockholders, and (iii) subject to Section 5.4, recommended that the stockholders of each Seller approve this Agreement and the transactions contemplated hereby (the foregoing (i) - (iii) being collectively referred to as the “Sellers’ Board Recommendation”).

3.32  Stockholder Approval

. The only vote of holders of any class or series of the capital stock or debt of Sellers necessary to approve the transactions contemplated by this Agreement is the Stockholder Approval. Parent has approved the transactions contemplated by this Agreement in its capacity as sole stockholder of Trestle Sub.

3.33  Information

. None of the information included or incorporated by reference in the Proxy Statement will, at the date it is first mailed to Parent’s stockholders and at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading which is not corrected by any subsequent amendment or supplement mailed to the stockholders of Parent not less than 10 days prior to the Stockholders Meeting or such shorter period as is permitted by law. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. No representation is made by Sellers in this Section 3.33 with respect to statements made based on information supplied by Buyer in writing specifically for inclusion or incorporation by reference in the Proxy Statement.

3.34  No Liquidation, Insolvency, Winding-Up

(a)  As of the date of this Agreement and as of the Closing Date, no judgment, order or decree has been made, or petition presented, or resolution passed for the winding- up or liquidation of the Sellers or their Subsidiaries or the Business, and there is not outstanding:

(i)  any petition or judgment, order or decree for the winding up of Sellers or their Subsidiaries;

(ii)  any appointment of a receiver over the whole or part of the undertaking of assets of Sellers or their Subsidiaries;

(iii)  any petition or order for administration of Sellers or their Subsidiaries;

(iv)  any voluntary arrangement between Sellers and any of their creditors;

(v)  any assignment for the benefit of the Sellers’ creditors or similar creditor arrangement or remedy;

(vi)  any voluntary petition, involuntary petition or order for relief with respect to the Sellers under the Bankruptcy Code, 11 U.S.C. Section 101, et seq.;

(vii)  any distress or execution or other process levied in respect of Sellers which remains undischarged; and

(viii)  any unfulfilled or unsatisfied judgment or court order against Sellers or their Subsidiaries.

(b)  Neither Seller has been deemed unable to pay its debts as they come due within the meaning of applicable law.

(c)  The operations of Sellers have not been terminated.

(d)  Buyer acknowledges and consents that following the Closing, Sellers may wind up, liquidate or dissolve in accordance with applicable law.

3.35  Preferences

. To Sellers’ Knowledge the following statements are, after giving effect to the transactions contemplated hereby, true and correct:

(a)  The aggregate value of all assets and properties of Sellers and their Subsidiaries, at their respective then present fair saleable values, exceeds the amount of all the debts and liabilities (including, without limitation, contingent, subordinated, unmatured and unliquidated liabilities) of Sellers and their Subsidiaries. Sellers understand that, in this context, “present fair saleable value” means the amount which may be realized within a reasonable time through a sale within such period by a capable and diligent businessperson from an interested buyer who is willing to purchase under ordinary selling conditions. In determining the present fair saleable value of Sellers’ and their Subsidiaries’ contingent liabilities (such as litigation, guarantees and pension plan liabilities), Sellers have considered such liabilities that could possibly become actual or matured liabilities.

(b)  The consideration received by Sellers in connection with the transactions contemplated hereby constitutes reasonably equivalent consideration for the Purchased Assets. Immediately after giving effect to the transactions contemplated by this Agreement, Sellers shall have adequate capital to carry on and to perform their obligations under the Excluded Liabilities.

3.36  Assets

. The Purchased Assets and the Excluded Assets constitute all the properties, assets and rights forming a part of, used or held, and all such properties, assets and rights as are adequate for, the conduct of the Business as currently conducted and, with respect to contract rights, Sellers or their Subsidiaries are a party to and enjoy the right to the benefits of all Assumed Contracts, all of which properties, assets and rights constitute Purchased Assets except for the Excluded Assets.

3.37  Disclosure

. Sellers have delivered or made available to Buyer true, correct and complete copies of all documents, including all amendments, supplements and modifications thereof or waivers currently in effect thereunder, described in the Sellers’ Disclosure Letter.

3.38  No Limitation on Other Representation

. Except as otherwise expressly provided in this Agreement, nothing in any representation or warranty in this Agreement shall in any way limit or restrict the scope, applicability or meaning of any other representation or warranty made by Sellers herein.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer and Clarient, jointly and severally, hereby represent and warrant to Sellers that the statements contained in this Article IV are true and correct as of the date of this Agreement and will be true and correct as of the Closing (as though made at the Closing); provided, that the representations and warranties made as of a specified date will be true and correct as of such date.

4.1  Organization, Qualification, and Corporate Power

. Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware. Buyer is duly qualified or authorized to conduct business and is in good standing under the laws of the State of California. Clarient is a corporation duly organized and in good standing under the laws of the State of Delaware.

4.2  Authorization

. Each of Buyer and Clarient has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, and to consummate the transactions contemplated hereunder and to perform its obligations hereunder, and no other proceedings on the part of Buyer are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party. This Agreement and the Ancillary Agreements to which Buyer is a party and the transactions contemplated hereby and thereby have been approved by Clarient, the Managing Member of Buyer. The consummation of the transactions contemplated hereby does not require the approval or consent of the stockholders of Clarient. This Agreement and the Ancillary Agreements to which Buyer is a party constitute the valid and legally binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms and conditions, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

4.3  No Conflicts

. Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Body to which Buyer or Clarient is subject, (B) violate or conflict with any provision of the organizational documents of Buyer or Clarient, or (C) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which its assets are subject, other than any of the foregoing which would not in the aggregate have a Buyer Material Adverse Effect.

4.4  Consents

. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body or any third party, including a party to any agreement with Buyer or Clarient, is required by or with respect to Buyer or Clarient in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings in which the failure of which to obtain would not in the aggregate have a Buyer Material Adverse Effect.

4.5  Brokers’ Fees

. Neither Buyer nor Clarient have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

4.6  Availability of Funds

. Buyer shall at the Closing have sufficient, immediately available funds, in cash, to pay all amounts payable pursuant to this Agreement and to consummate the transactions contemplated hereby, including, but not limited to, payment of the Purchase Price and performance of the Assumed Liabilities.

4.7  Litigation

. There is no action, suit, inquiry, proceeding or investigation by or before any Governmental Body pending, or to Buyer’s Knowledge, overtly threatened against or involving Buyer or Clarient that could have a Buyer Material Adverse Effect or that questions or challenges the validity of this Agreement or any action taken or to be taken by Buyer or Clarient pursuant to this Agreement or in connection with the transactions contemplated hereby.

ARTICLE V
PRE-CLOSING COVENANTS

With respect to the period between the execution of this Agreement and the earlier of the termination of this Agreement and the Closing, unless otherwise provided or contemplated herein:

5.1  Operation of Business

. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Closing, Sellers agree (except to the extent (i) Buyer shall otherwise consent in writing, (ii) this Agreement, including Section 5.4(c), shall otherwise permit or require, (iii) contemplated by the Ancillary Agreements or the Bridge Notes or (iv) set forth in Section 5.1 of the Sellers’ Disclosure Letter), to carry on the Business and use and maintain the Purchased Assets in the Ordinary Course of Business, to pay debts and Taxes when due, to pay or perform other obligations when due, and, to use all reasonable efforts consistent with past practice and policies to preserve intact the Business, present organization, keep available the services of the Hired Employees and preserve intact in all material respects their relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing Business at the Closing. Sellers shall promptly notify Buyer of any event or occurrence or emergency not in the Ordinary Course of Business, and any material event involving it to the extent any of the foregoing had or would reasonably be expected to have a Sellers’ Material Adverse Affect. Except (i) as contemplated or permitted by this Agreement, including Section 5.4(c), (ii) as contemplated by the Ancillary Agreements or the Bridge Notes, or (iii) as set forth in Section 5.1 of the Sellers’ Disclosure Letter, Sellers and each of their Subsidiaries shall not, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, do any of the following:

(a)  Enter into any commitment or transaction involving an amount in excess of $50,000 other than sales of products and services in the Ordinary Course of Business or obtaining renewals or extensions of the Sellers’ existing policies of insurance (including director or officer liability insurance) on substantially the same terms as currently in effect;

(b)  (i) Sell or enter into any license agreement with respect to Sellers’ Intellectual Property with any person or entity other than in connection with sales of products and services in the Ordinary Course of Business or (ii) buy or enter into any license agreement with respect to the Intellectual Property of any person or entity;

(c)  Transfer to any person or entity any rights to Sellers’ Intellectual Property (other than pursuant to non-exclusive licenses to customers in connection with sales of products and services in the Ordinary Course of Business);

(d)  Enter into or amend any Contracts outside the Ordinary Course of Business pursuant to which any other party is granted marketing, distribution or similar rights of any type or scope with respect to any products or technology of Sellers or any of their respective Subsidiaries;

(e)  Amend, cancel or otherwise modify (or agree to do so) or violate the terms of, any of the Assumed Contracts;

(f)  Permit any of the Purchased Assets to become subject to any Lien;

(g)  Modify, cancel or waive or settle any debts or claims held by Sellers, outside the Ordinary Course of Business, or waive or settle any rights or claims of a substantial value, whether or not in the Ordinary Course of Business;

(h)  Commence or settle any litigation relating to the Purchased Assets, Assumed Liabilities or the Business other than any litigation between the Parties that is related to the transactions contemplated by this Agreement or any Ancillary Agreement;

(i)  Cause or permit any amendments to its certificate of incorporation or bylaws or other organizational documents except as contemplated in Section 6.1;

(j)  Acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Business;

(k)  Sell, lease, license or otherwise dispose of any assets or properties that would otherwise be Purchased Assets (other than sales to customers of products and services in the Ordinary Course of Business, and non-exclusive licenses granted to customers in connection therewith);

(l)  Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of Sellers or guarantee any debt securities of others, other than in connection with the sale of accounts and/or receivables to a factor in the Ordinary Course of Business;

(m)  Grant any loans to others or purchase debt securities of others or amend the terms of any outstanding loan agreement except for advances to employees for travel and business expenses in the Ordinary Course of Business;

(n)  Grant any severance or termination pay to any employee outside the Ordinary Course of Business;

(o)  Revalue any of its assets, including without limitation writing down the value of inventory or writing off any of the notes or accounts receivable except in each case, as required by GAAP;

(p)  Pay, discharge or satisfy, in an amount in excess of $50,000 individually (or, in the case of any Person or group of related Persons, $100,000 in the aggregate for all payments to such Person or Persons), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the Ordinary Course of Business of liabilities reflected or reserved against in the Financial

Statements or obligations arising in the Ordinary Course of Business after the date of the Financial Statements.

(q)  Make or change any material election in respect of Taxes, adopt or change any material accounting method in respect of Taxes, enter into any Tax sharing agreement, Tax indemnity agreement, Tax allocation agreement or closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(r)  Enter into any strategic or joint marketing arrangement or agreement involving the Business or any of the Purchased Assets, other than the renewal of agreements with distributors of Sellers’ products on substantially the same terms as those in existence on the date hereof;

(s)  (i) adopt, enter into or modify any Sellers’ Employee Plan, (ii) enter into any collective bargaining agreement, or (iii) pay, announce, promise or grant, whether orally or in writing, any increase in the wages, salaries, compensation, bonuses, incentives, pensions, severance or termination payments, fringe benefits or other benefits to any Employees, including without limitation any increase or change pursuant to any Sellers’ Employee Plan (except as required by law or, with respect to non-executive Employees only, in the Ordinary Course of Business);

(t)  Declare or pay any dividend or distribution (whether in cash or other assets) to any stockholder of either Seller other than distributions from Trestle Sub to Parent;

(u)  Take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through 5.1(t) above, or any other action that would prevent Sellers from performing or cause Sellers not to perform its covenants hereunder.

5.2  Access to Information

(a)  Sellers will permit Buyer, and its Representatives to have access at all reasonable times, and in a manner so as not to unreasonably interfere with its normal business operations, to its business and operations. Neither such access, inspection and furnishing of information to Buyer and its Representatives, nor any investigation by Buyer and its Representatives, shall in any way diminish or otherwise affect Buyer’s right to rely on any representation or warranty made by Sellers hereunder. As of the date hereof, Buyer is not aware of any breach by Sellers of any representation or warranty herein.

(b)  In addition to any other notices or access required by this Agreement, Sellers shall on a weekly basis provide Buyer with a report that identifies Sellers’ cash transactions occurring during the previous week and contains (i) an updated trial balance sheet of Sellers, (ii) an updated trial accounts receivable statement of Sellers, (iii) an updated trial accounts payable statement of Sellers, and (iv) a schedule of changes to Sellers’ management estimates, reserves and accruals since the date of the last Seller trial balance sheet.

5.3  Notice of Developments

. Each Party shall give prompt notice to each other Party of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of such Party contained in this Agreement to be untrue or inaccurate at or prior to the Closing and (ii) any failure of such Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.3 shall not limit or otherwise affect any remedies available to each other Party. No disclosure by Sellers pursuant to this Section 5.3, however, shall be deemed to amend or supplement the Sellers’ Disclosure Letter or prevent or cure any misrepresentations, breach of warranty or breach of covenant without the written consent of Buyer.

5.4  No Solicitation

(a)  Each of the Sellers agrees that it shall, and shall cause each of its Subsidiaries and its and their Representatives to, cease immediately and cause to be terminated all existing activities, discussions or negotiations, if any, with any Persons with respect to, or that could reasonably be expected to result in any Acquisition Proposal. Except as provided in this Section 5.4, from the date of this Agreement until the earlier of termination of this Agreement or the Closing, Sellers shall not, and will cause its Subsidiaries and its and their Representatives to not, directly or indirectly:

(i)  initiate, solicit or knowingly encourage or induce any inquiry, or take any action intended to facilitate the making or announcement of, any offer or proposal which constitutes or is reasonably likely to lead to any Acquisition Proposal;

(ii)  participate or engage in any discussions or negotiations regarding an Acquisition Proposal or furnish or disclose any non-public information relating to either Seller or any of their Subsidiaries, or their businesses, assets, liabilities or prospects or afford access to the properties, books or records of either Seller or any of their Subsidiaries to, any Person regarding an Acquisition Proposal except as provided in Section 5.4(c);

(iii)  enter into any letter of intent, agreement in principle, acquisition agreement, understanding or similar agreement contemplating or relating to an Acquisition Proposal (other than a confidentiality and standstill agreement as contemplated in this Section 5.4); or

(iv)  approve, endorse or recommend any Acquisition Proposal (except to the extent specifically permitted by this Section 5.4).

(b)  Sellers shall promptly notify Buyer (but in no event later than the end of the next Business Day) after receipt by a Seller of any Acquisition Proposal or any request for information or inquiry which could reasonably be expected to lead to an Acquisition Proposal. Such notice shall identify the Person or group making such Acquisition Proposal, request or inquiry and include a copy of all written materials provided in connection with such Acquisition Proposal, request or inquiry or, if such Acquisition Proposal, request or inquiry is not in writing, provide a summary of the material terms and conditions of any such Acquisition Proposal, request or inquiry. After receipt of the Acquisition Proposal, request or inquiry, Sellers shall promptly keep Buyer informed in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry.

(c)  If, prior to obtaining the Stockholder Approval either Seller receives an Acquisition Proposal that was not solicited in violation of Section 5.4(a) that the board of directors of Sellers determines in good faith, after consultation with outside counsel and its financial advisor (1) constitutes a Superior Proposal or (2) could reasonably be expected to result in a Superior Proposal, Sellers shall promptly provide to Buyer written notice that shall state expressly (A) that such Seller has received an Acquisition Proposal that constitutes a Superior Proposal or that could reasonably be expected to result in a Superior Proposal, and (B) the identity of the Person (the “Third Party”) making such Acquisition Proposal and the material terms and conditions of the Acquisition Proposal (the “Superior Proposal Notice”) and may then take the following actions (either directly or through its Subsidiaries or any of their Representatives) if the board of directors of Sellers determines, after consultation with outside counsel, that to do so is necessary to comply with its fiduciary obligations to Sellers’ stockholders under applicable law:

(i)  furnish nonpublic information to the Third Party, provided, that (A) prior to so furnishing, Sellers receive from the Third Party an executed confidentiality agreement containing customary standstill provisions and other terms and conditions that are no less restrictive to such Third Party than the terms and conditions of the Confidentiality Agreement, and (B) on the date of the provision of any non-public information to such Third Party, Sellers furnish a copy of such non-public information of Sellers to Buyer (to the extent such non-public information has not been previously so furnished); and

(ii)  participate or engage in any discussions or negotiations with the Third Party with respect to the Acquisition Proposal.

(d)  For a period of not less than three Business Days prior to Sellers accepting a definitive Superior Proposal, Sellers shall, if requested by Buyer, negotiate in good faith with Buyer to revise this Agreement so that the Acquisition Proposal that constituted a Superior Proposal no longer constitutes a Superior Proposal. The terms and conditions of this Section 5.4(d) shall again apply to any subsequent Superior Proposal after any changes made to this Agreement.

(e)  Except as expressly permitted by Section 5.4(f), neither Sellers board of directors nor any committee of Sellers board of directors shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Buyer, Sellers’ Board Recommendation or (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal (any action described in the foregoing (i) or (ii) being referred to as a “Change of Recommendation”). Any such Change of Recommendation or the entry by a Seller into any letter of intent, agreement in principle, acquisition agreement, understanding or similar agreement contemplating or relating to an Acquisition Proposal shall not change the approval of Sellers board of directors for purposes of causing any state takeover statute or other state law to be applicable to the transactions contemplated hereunder.

(f)  In the event that prior to obtaining the Stockholder Approval, Sellers board of directors determines in good faith, after consultation with its financial advisor and outside counsel, that an Acquisition Proposal not solicited in violation of Section 5.4(a) has not been withdrawn and continues to constitute a Superior Proposal following the expiration of the three Business Day period referenced in Section 5.4(d), Sellers may effect a Change of Recommendation and/or terminate this Agreement in accordance with Section 10.1(d)(i); provided that Sellers board of directors has concluded in good faith, following consultation with outside legal counsel, that, in light of such Superior Proposal, the failure of Sellers board of directors to effect a Change of Recommendation or to terminate this Agreement is necessary to comply with its fiduciary obligations to either of Sellers stockholders under applicable law; provided further, however that Sellers shall not terminate this Agreement pursuant to Section 10.1(d)(i), and any purported termination pursuant to Section 10.1(d)(i) shall be void and of no force or effect, unless Sellers shall have complied in all material respects with all of the provisions of this Section 5.4, including the notification provisions in this Section 5.4, and with all applicable requirements of Section 10.3 (including the payment of the Termination Fee prior to or concurrently with such termination).

(g)  Sellers shall provide Buyer with three Business Days prior notice (or such lesser prior notice as is provided to the members of Sellers board of directors) of any meeting of Sellers board of directors or committee of Sellers board of directors at which the Sellers board of directors or committee thereof is reasonably expected to discuss any Acquisition Proposal.

Nothing contained in this Section 5.4 or elsewhere in this Agreement shall prohibit Parent from (x) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act, or (y) making any disclosure to the stockholders of the Sellers if Parent’s board of directors determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would be reasonably expected to be a breach of its duty of candor under applicable law; provided, however, that any action taken or disclosure made under this Section 5.4 shall not limit or modify the effect that any such action or disclosure may have under any other provision of this Agreement.

5.5  Stockholder Meeting

(a)  Parent shall, as promptly as reasonably practicable following the execution of this Agreement and subject to Section 5.4(f), establish a record date for, duly call, give notice of convene and hold a meeting of its stockholders solely for the purpose of seeking the Stockholder Approval (“Stockholder Meeting”). In connection with the Stockholder Meeting, Parent, acting through the Parent board of directors, will (i) subject to Section 5.4(f) make the Sellers’ Board Recommendation, (ii) use its commercially reasonable efforts (including postponing or adjourning the Stockholder Meeting to solicit additional proxies) to obtain and shall take all other reasonable action necessary or advisable to secure, the Stockholder Approval and (iii) otherwise comply with Parent’s Certificate of Incorporation, bylaws and applicable law in connection with such meeting.

(b)  As promptly as reasonably practicable after the date of this Agreement, Parent shall prepare and file with the SEC, and shall use its commercially reasonable efforts to have cleared by the SEC, the Proxy Statement (together with any amendments thereof or supplements thereto) to be distributed in connection with the Stockholder Meeting. Buyer and Sellers each shall promptly and timely provide all information relating to its respective businesses or operations necessary for inclusion in the Proxy Statement to satisfy all requirements of applicable state and United States federal securities laws and neither the Proxy Statement nor any amendment or supplement to the Proxy Statement, will be filed or made by the Sellers, in each case without providing Buyer a reasonable opportunity to review and comment thereon.

(c)  Sellers shall notify Buyer of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide a copy of such comments or requests to Buyer promptly after receipt, and shall promptly provide to Buyer copies of all correspondence between Sellers or any Representative Sellers and the SEC. Sellers shall give Buyer and its counsel the reasonable opportunity to review and comment on any proposed responses to comments, which review shall be concluded as promptly as possible after the receipt by Buyer of Sellers proposed responses to SEC comments or other correspondence to the SEC. If at any time after the date the Proxy Statement is mailed to Parent’s stockholders and prior to the Stockholder Meeting any information relating to the Sellers or Buyer, or any of their respective Affiliates, directors, or officers, should be discovered by the Sellers or Buyer which should be set forth in an amendment or supplement to the Proxy Statement, so that either such document would not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties hereto and Parent shall promptly file an amendment or supplement describing such information promptly with the SEC and, to the extent required by applicable law or the SEC, disseminated to Parent’s stockholders.

As promptly as reasonably practicable after the Proxy Statement has been cleared by the SEC, Parent shall mail the Proxy Statement to the holders of Parent’s common stock as of the record date established for the Stockholder Meeting. Unless the board of directors of Parent shall have effected a Change in Recommendation, the Proxy Statement shall include the Seller Board recommendation, provided that nothing herein shall prohibit Parent from supplementing or amending the Proxy Statement if there has been a Change in Recommendation.

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1  Reasonable Efforts

. Each of the Parties will use their reasonable efforts to take all action and to do all things necessary, proper, or advisable, subject to the terms of this Agreement in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article VIII below and including defending all lawsuits or other legal, regulatory or other proceedings to which it is a party challenging or affecting this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby and having lifted or rescinded any injunction or restraining order which may adversely affect the Parties’ ability to consummate the transactions contemplated hereby or thereby). Such action on the part of Sellers shall include amending the charter documents of Sellers and, as necessary, each of its Subsidiaries to remove the name “Trestle” and each variation thereof, assisting Buyer in hiring and transferring the Hired Employees and completing all necessary financial audits and securities filings with the utmost urgency.

6.2  Notices and Consents

(a)  Sellers will give any notices to third parties and will use their respective reasonable best efforts to obtain any third party consents that are required in connection with the relevant matters identified in the Sellers’ Disclosure Letter or otherwise required in connection with the transactions contemplated by this Agreement so as to preserve all material rights of or benefits to Buyer relating to the Purchased Assets, the Assumed Liabilities or the Business. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of Governmental Bodies in connection with the relevant matters identified in the Sellers’ Disclosure Letter or as otherwise required in connection with the transactions contemplated by this Agreement.

(b)  Subject to applicable laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege, Buyer and Sellers shall have the right to review and reasonably comment on in advance, and to the extent practicable each will consult the other on, all the information relating to Buyer or Sellers, as the case may be, and any of their respective Subsidiaries, that appear in any filing made or oral communication with, or written materials submitted to, any Person and/or any Governmental Body in connection with the transactions contemplated hereby or by the Ancillary Agreements; provided, however, that Buyer and Sellers may, as each deems advisable and necessary, (x) redact any information concerning Buyer’s valuation of Buyer, and (y) designate any competitively sensitive material provided to the other under this Section 6.2 as “outside counsel only,” in which case, such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (Buyer or Sellers, as the case may be) or its legal counsel. In exercising the foregoing right, each of Buyer and Sellers shall act reasonably and as promptly as practicable. Notwithstanding anything to the contrary in this Agreement, Buyer shall not be required to offer or commit to divest any business or assets or agree to any limitation on the conduct of its or any of its Subsidiaries’ businesses, and Sellers shall not enter into any such agreement, or make any such commitment, or offer to enter into any such agreement or to make any such commitment, with respect to its or any of its Subsidiaries’ assets or businesses, without the prior written consent of Buyer.

(c)  Subject to applicable law and the preservation of any applicable attorney-client privilege, Buyer and Sellers each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Buyer, Sellers or any of their respective Subsidiaries to any Person in connection with the transactions contemplated hereby or by the Ancillary Agreements.

(d)  Subject to any confidentiality obligations and the preservation of any attorney-client privilege, Buyer and Sellers each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby or by the Ancillary Agreements, including promptly furnishing the other with copies of notices or other communications received by Buyer or Sellers, as the case may be, or any of its Subsidiaries, from any Person with respect to the transactions contemplated hereby or by the Ancillary Agreements. Each of Buyer and Sellers agree not to participate, or to permit its Subsidiaries to participate, in any substantive meeting or discussion, either in person or by telephone, with any Governmental Body in connection with the transactions contemplated hereby or by the Ancillary Agreements unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Body, gives the other Party the opportunity to attend and participate.

6.3  Patent Matters

(a)  Sellers shall use their reasonable efforts to satisfy the Patent Condition prior to Closing, including but not limited to providing Buyer with instruments and documents that will allow Sellers (or Buyer, as its successor in interest) to successfully withstand the Reexamination. From and after the date hereof until the Closing, Sellers shall use their reasonable efforts to take all actions and to do all things necessary, proper, or advisable in order to defend all lawsuits or other legal, regulatory or other proceedings to which either Seller is a party challenging or affecting the validity or enforceability of Sellers’ Registered Intellectual Property Rights and shall cooperate with Buyer following the Closing in Buyer’s efforts in doing the same.

(b)  For the purposes of this Agreement, the “Patent Condition” shall be deemed to have been satisfied by Sellers if, prior to the Closing, Sellers have provided Buyers with (1) a letter from the PTO informing Sellers that it has elected to not pursue further the Reexamination regarding the Invention Patent or (2) appropriate affidavits sworn by either the Inventors identified in the Invention Patent or, to the extent allowed by the PTO, by Sellers, in either case supported by documentary or other evidence that Buyer has determined in its sole but reasonable discretion is sufficient to demonstrate with reasonable certainty that the Invention was conceived by the inventors set forth in the Invention Patent prior to the effective date of the reference cited in the Other Claim. To be useful in satisfying the Patent Condition, the technical disclosure contained in any such evidence must make the showing of facts, in character and weight, to establish reduction to practice of the Invention as claimed in the Invention Patent prior to the effective date of the reference cited in the Other Claim, or conception of the Invention as claimed in the Invention Patent prior to the effective date of the reference cited in the Other Claim coupled with due diligence from prior to said date to a subsequent reduction to practice or to the filing of the application for the Invention Patent. The documentary or other evidence provided by the Sellers may include, without limitation: (a) inventor notebooks, notes, and other electronic records maintained by the inventors with respect to the Invention (b) internal discussions (e-mails, memos, etc.) regarding the Invention, (c) drafts of patent applications with respect to the Invention or the Invention Patent, (d) interview of a patent attorney (or a colleague or team member) regarding the Invention, (e) any contemporaneous disclosures to a patent attorney or company’s legal department, (f) any drafts of presentations or articles for conferences, lectures, trade-shows or other internal peer-review, (g) any disclosure materials given to investors, third-party collaborators, partners, manufacturers regarding the Invention, (h) any bill-of-materials for prototype, manufacture, design of the Invention, (i) any internal funding or project proposals with respect to the Invention, (j) any milestones or project-progress reports with respect to the Invention and (k) minutes from team meetings (during relevant time period) discussing the Invention; provided, however, that the provision of any document or any other evidence shall not be deemed to have satisfied the Patent Condition unless and until Buyer has determined in its sole but reasonable discretion that the Patent Condition has been satisfied.

ARTICLE VII
OTHER AGREEMENTS AND COVENANTS

7.1  Confidentiality

. Each of the Parties hereto hereby agrees to keep such information or knowledge obtained in any due diligence or other investigation pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement, provided that either Party may disclose such information as may be necessary in connection with seeking any necessary consent, approval, authorization, qualification, or order of, or any exemption by, or the making of any material declaration, filing or registration with, any Governmental Body that is required to be obtained or made by such Party or any of its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement.

7.2  Additional Documents and Further Assurances

. Contemporaneously, with the execution of this Agreement, Parent shall deliver each Ancillary Agreement to Buyer and Buyer shall extend the maturity date of the First Bridge Note to September 30, 2006.

7.3  Take-over Statutes

. If any Takeover Statute is or may become applicable to the transactions contemplated by this Agreement or by the Ancillary Agreements, each of Buyer and Sellers and their respective board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable hereafter on the terms contemplated hereby or by the Ancillary Agreements and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions. “Takeover Statute” shall mean any restrictive provision of any applicable “fair price,” “moratorium,” “control share acquisition,” “interested stockholder” or other similar anti-takeover law, including Section 203 of the Delaware General Corporation Law. Prior to the termination of this Agreement, neither the board of directors of either Seller nor any committee thereof shall exempt any Person from, or otherwise grant a waiver with respect to, any of the provisions of Section 203 of the Delaware General Corporation Law.

7.4  Parent Vote

. Promptly following receipt of the Stockholder Approval, Trestle Sub shall seek Parent’s consent to the transactions contemplated by this Agreement in its capacity as sole stockholder of Trestle Sub and Parent shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any shares of capital stock of Trestle Sub beneficially owned by it or any of its Affiliates (as such term is defined under the Exchange Act) or with respect to which it or any of such Affiliates has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent), in favor of the transactions contemplated by this Agreement at any meeting of stockholders of Trestle Sub at which such matters shall be submitted for approval and at all adjournments or postponements thereof (or, if applicable, by any action of stockholders by consent in lieu of a meeting).

7.5  Reasonable Cooperation of Buyer

. Buyer shall cooperate with Sellers to the extent reasonable with Sellers’ efforts to obtain any third party consents, waivers and releases necessary for the consummation of the transactions contemplated by this Agreement; provided, however, that this Section 7.5 shall not obligate Buyer (in the aggregate) to incur any additional expense or liability.

7.6  Agreement to Perform

. From and after the Closing, Sellers shall promptly pay to Buyer when received all monies received by Sellers under any Purchased Asset or any claim or right or any benefit arising thereunder, except to the extent the same represents an Excluded Asset hereunder, and Buyer shall promptly pay to Parent or its designee all monies received by Buyer with respect to any Excluded Asset (including but not limited to accounts and notes receivables that have been identified as Excluded Assets) or any claim or right or benefit arising thereunder and shall promptly pay, perform and discharge when due all Assumed Liabilities.

7.7  Attorney-In-Fact

. Effective on and after the Closing, Sellers hereby constitutes and appoints Buyer the true and lawful attorney of Sellers, with full power of substitution, in the name of Sellers or Buyer, but on behalf of and for the benefit of Buyer to demand and receive from time to time any and all of the Purchased Assets and to make endorsements and give receipts and releases for and in respect of the same and any part thereof. Seller hereby acknowledges that the appointment hereby made and the powers hereby granted are coupled with an interest and are not and shall not be revocable by it in any manner or for any reason. Sellers shall deliver to Buyer at the Closing an acknowledged power of attorney to the foregoing effect executed by each Seller.

7.8  Discharge of Excluded Liabilities

. Sellers shall pay and discharge or reserve sufficient assets to pay and discharge all Excluded Liabilities, including all Sellers’ Employee Plans and all obligations under the Excluded Contracts, as and when the same become due and payable.

7.9  Guarantee

(a)  Clarient hereby irrevocably and unconditionally guarantees to Sellers, as primary obligor and not merely as surety, the performance of all obligations hereunder of Buyer and the due and punctual payment by Buyer in full of any amounts payable by Buyer pursuant to this Agreement.

(b)  To the fullest extent permitted by applicable law, Clarient waives presentment to, demand of payment from and protest to Sellers, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment. To the fullest extent permitted by applicable law, the obligations of Clarient hereunder shall not be affected by (i) the failure of Sellers to assert any claim or demand or to exercise or enforce any right or remedy against Buyer under the provisions of this Agreement or otherwise, or (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions, of this Agreement.

(c)  Clarient agrees that the guarantee pursuant to this Section 7.9 constitutes an absolute, unconditional, present and continuing guarantee of payment and not of collection, and waives any right to require that any resort be had by Sellers to (i) Sellers’ rights against any other person, including Buyer, or (ii) any other right or remedy available to Sellers by contract, applicable law or otherwise. It is the intent of the guarantee pursuant to this Section 7.9 that Sellers shall have resort to Clarient without asserting or resorting to any remedy against Buyer and without demand to it, as though Clarient were primarily liable for any payment due hereunder.

7.10  Collection of Accounts Receivable

(a)  Subject to subsections (b) and (c) below, no later than five business days following the 90th day following the Closing Date, Buyer shall remit to Parent an amount equal to 57% of all amounts received by Buyer in payment of accounts receivable existing at the Closing Date, to the extent such payments (i) are received by Buyer within 90 days following the invoice of such amount by a Seller and (ii) reflect payment due by customers in respect of Instruments sold by a Seller prior to the Closing Date (such amount, the “Remittance Amount”); provided, however, that the Remittance Amount shall not exceed the amount of Sellers’ accounts payable assumed by Buyer at Closing pursuant to this Agreement.

(b)  All amounts received by Buyer and its Affiliates from a customer during the time period described in subsection (a) shall be first applied to the oldest debt owed by such customer (i.e. by due date), unless (i) such oldest debt has been disputed by the customer, in which case the payment will be allocated to the next oldest undisputed debt owed by such customer or (ii) the payment refers to an invoice number, in which case the payment will be allocated to the invoiced debt notwithstanding clause (i) above.

(c)  Buyer shall use its commercially reasonable efforts to collect payment of such accounts receivable consistent with Clarient’s efforts to collect Clarient’s other accounts receivable of like type and amount; provided however that neither Buyer nor Clarient shall be under any obligation to (i) institute any legal proceedings to collect such accounts receivable or (ii) take any action Clarient determines in its sole discretion to be adverse to either Buyer or Clarient. Sellers shall not, except upon Buyer’s prior written consent, institute collection proceedings with respect to such accounts receivable. Notwithstanding the foregoing, to the extent that Buyer reasonably determines in good faith that due to oversight or otherwise, amounts that should have been considered in calculating the Adjustment Amount or amounts by which the Assumed Liabilities were underaccrued for by Sellers on the Closing Balance Sheet were excluded from such calculations, Buyer shall be permitted to offset such amounts against the remittance of the Remittance Amount.

7.11  Hired Employees

(a)  No later than immediately prior to the Closing, Parent shall terminate, or shall cause to be terminated, each Hired Employee’s employment with Parent and its Subsidiaries and Parent shall satisfy, or shall cause to be satisfied, all Parent’s obligations to such Hired Employees arising in connection with such Hired Employees’ employment with Parent and its Subsidiaries and the termination thereof.

(b)  Immediately after the Closing, Clarient shall offer employment with Clarient or Buyer to each of the Hired Employees, (i) at a salary level substantially comparable to that in effect with respect to each such Hired Employee as of the date hereof, and (ii) with employee benefits which are, with respect to each such Hired Employee, no less favorable in the aggregate than the benefits provided to similarly situated employees of Clarient.

(c)  No provision of this Section 7.11 shall create any third-party beneficiary or other rights in any Hired Employee, including without limitation in respect of continued employment with Buyer or its Affiliates for any period of time. No provision of this Section shall obligate Buyer or any of its Affiliates to adopt or maintain any employee benefit plan or arrangement at any time.

ARTICLE VIII
CONDITIONS TO THE CLOSING

8.1  Conditions to Buyer’s Obligations

. The obligations of Buyer to consummate the transactions contemplated hereunder are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived in writing by Buyer):

(a)  Representations and Warranties. The representations and warranties of Sellers set forth in Article III shall be true and correct, without giving effect to any qualification as to materiality or Sellers’ Material Adverse Effect contained in any specific representation or warranty, as of the Closing with the same force and effect as if made on and as of the Closing except (i) to the extent expressly made as of a particular date, in which case as of such date and (ii) where any failures of any such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Sellers’ Material Adverse Effect.

(b)  Covenants. Sellers shall have performed or complied in all respects with all agreements and covenants required by this Agreement to be performed or complied with by Sellers on or prior to the Closing, except where any failure to so perform or comply would not reasonably be expected to have, individually or in the aggregate, a Sellers’ Material Adverse Effect.

(c)  No Actions. No unfavorable injunction, judgment, order, decree, ruling, or charge has been issued by any Governmental Body or before any arbitrator which would restrain, enjoin or otherwise prohibit or prevent consummation of any of the material transactions contemplated by this Agreement.

(d)  Closing Balance Sheet; Closing Accounts Receivable Statement. Sellers shall have delivered to Buyer, and Buyer shall be reasonably satisfied with the preparation of (i) the Closing Balance Sheet, which shall have been prepared in the manner described in Section 1.1 hereof, and (ii) the Closing Accounts Receivable Statement, which shall have been prepared in the manner described in Section 1.1 hereof.

(e)  No Material Adverse Effect. From the date of the Current Balance Sheet, there shall not have been any event or development which has resulted in a Sellers’ Material Adverse Effect nor shall there have occurred any event or development which would reasonably be expected to result in the future in a Sellers’ Material Adverse Effect.

(f)  Certificates. The Presidents of Sellers shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in Sections 8.1(a) to 8.1(e) is satisfied in all respects.

(g)  Delivery of Documents. Sellers shall have executed and delivered to Buyer the assignment and conveyance instruments described in Section 2.5(b)(ii) hereof.

(h)  Consents and Authorizations. The Parties shall have received all authorizations, consents, orders and approvals of all Governmental Bodies necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, and all third party consents set forth on Schedule 8.1(h) (the “Material Consents”).

(i)  Stockholder Approval. Parent shall have received the Stockholder Approval.

8.2  Conditions to Sellers’ Obligations

. The obligations of Sellers to consummate the transactions contemplated hereunder are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be in writing waived by Sellers):

(a)  Representations and Warranties. The representations and warranties of Buyer set forth in Article IV shall be true and correct, without giving effect to any qualification as to materiality or Buyer Material Adverse Effect contained in any specific representation or warranty, as of the Closing with the same force and effect as if made on and as of the Closing except (i) to the extent expressly made as of a particular date, in which case as of such date and (ii) where any failure of any such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(b)  Covenants. Buyer shall have performed or complied in all respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing, except where any failures to so perform or comply would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(c)  No Actions. No unfavorable injunction, judgment, order, decree, ruling, or charge has been issued by any Governmental Body or before any arbitrator which (A) would restrain, enjoin or otherwise prohibit or prevent consummation of any of the material transactions contemplated by this Agreement or (B) would reasonably be expected to result in a Buyer Material Adverse Effect.

(d)  Certificate. The Chief Executive Officer of Clarient shall have delivered to Sellers a certificate to the effect that each of the conditions specified above in Sections 8.2(a) to 8.2(c) (inclusive) is satisfied in all respects.

(e)  Payment of Purchase Price. Buyer shall have paid the entire Purchase Price as contemplated hereby.

(f)  Stockholder Approval. Parent shall have received the Stockholder Approval.

(g)  Consents and Authorizations. The Parties shall have received all authorizations, consents, orders and approvals of all Governmental Bodies necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

8.3  Frustration of Closing Conditions

. Neither Sellers nor Buyer may rely on the failure of any condition set forth in Section 8.1 or 8.2, as the case may be, if such failure was caused by such party’s failure to comply with any provision of this Agreement.

ARTICLE IX
TAX MATTERS

9.1  Tax Books and Records

. The Buyer and the Sellers agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets, including, without limitation, access to books and records, as is reasonably necessary for the filing of all Tax Returns by the Buyer or the Sellers, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. The Buyer and each of the Sellers shall retain all books and records with respect to Taxes pertaining to the Purchased Assets for a period of at least six (6) years following the Closing Date. Prior to or at the end of such period, if a party desires to transfer, destroy or discard any such books and records, such party shall provide the other with at least ten (10) days prior written notice, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records. The Buyer and the Sellers shall cooperate fully with each other in the conduct of any audit, litigation or other proceeding relating to Taxes involving the Purchased Assets. The Buyer and the Sellers upon written request of the other further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

9.2  Allocation of Taxes

. To the extent not allocated in this Agreement, the Sellers shall be responsible for and shall promptly pay when due all Taxes levied with respect to the Purchased Assets attributable to the Pre-Closing Tax Period. All Taxes levied against Sellers with respect to the Purchased Assets for the Straddle Period shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period, as follows: (i)  in the case of any Taxes other than Taxes based upon or related to income or receipts, the portion allocable to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (ii)  in the case of any Tax based upon or related to income or receipts, the portion allocable to the Pre-Closing Tax Period shall be deemed equal to the amount which would be payable if the relevant Straddle Period ended on the Closing Date. The Sellers shall be liable for the proportionate amount of such Taxes attributable to the Purchased Assets that is attributable to the Pre-Closing Tax Period, and the Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period. Upon receipt of any bill for such Taxes relating to the Purchased Assets, the Buyer and the Sellers shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 9.2 together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within ten (10) days after delivery of such statement. In the event that the Buyer or the Sellers shall make any payment for which it is entitled to reimbursement under this Section 9.2, the applicable party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

9.3  Transfer Taxes

. All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) and related fees (including any penalties, interest and additions to Taxes) (collectively, “Transfer Taxes”) incurred in connection with this Agreement and the transactions contemplated hereby will be borne equally by the Sellers and Buyer, with Sellers paying 50% of such Taxes (“Sellers’ Transfer Taxes”) and Buyer paying 50% of such Taxes (“Buyer’s Transfer Taxes”). Notwithstanding the foregoing, in no event shall Sellers’ collective tax liability for Transfer Taxes exceed $10,000 in the aggregate. All Tax Returns or other documentation related to Transfer Taxes (“Transfer Tax Returns”) shall be filed by the Party required to file each such Transfer Tax Return under applicable law. The Party required to file a Transfer Tax Return shall submit such Transfer Tax Return (with copies of any relevant schedules, work papers and other documentation) to the non-filing Party for such Party’s review, comment, and approval not less than 30 days before the due date (including extensions) for the filing of such Transfer Tax Return. The filing Party shall pay all Transfer Taxes shown as due on such Transfer Tax Return, and the non-filing Party shall promptly pay its portion of such Transfer Taxes (pursuant to this Section 9.3) to the filing Party following receipt of a written request from the filing Party for such payment. If either Party receives notice of an audit or other investigation with respect to any Transfer Tax Return, such Party shall control the conduct of such audit or other proceeding, provided that the other Party shall be entitled to participate in such audit or other proceeding at its own expense. The controlling Party shall not resolve or settle such audit or other investigation without the other Party’s written consent, which consent shall not be unreasonably withheld or delayed, and Sellers and Buyer shall bear and pay any additional Transfer Taxes payable as a result thereof pursuant to this Section 9.3.

9.4  Notices

. The Sellers shall promptly notify the Buyer in writing upon receipt by the Sellers of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments relating to the income, properties or operations of the Sellers that reasonably may be expected to relate to the Purchased Assets and for which Buyer could be liable. Each Party shall promptly notify the other in writing upon receipt of notice of any pending or threatened Tax audits or assessments relating to the Transfer Taxes payable in accordance with the terms of this Agreement.

9.5  Withholding Exemption

. The Sellers shall deliver to the Buyer at the Closing all necessary forms and certificates complying with applicable law and reasonably acceptable to Buyer, duly executed and acknowledged, certifying that the transactions contemplated hereby are exempt from withholding under Section 1445 of the Code.

ARTICLE X
TERMINATION

10.1  Termination of the Agreement

. The Parties may terminate this Agreement as provided below:

(a)  by mutual written consent of Buyer and the Sellers at any time prior to the Closing;

(b)  By either Sellers or Buyer upon written notice to the other Parties:

(i)  if, prior to the Closing, a court of competent jurisdiction or other Governmental Body shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order, in any case that is in effect and that permanently prevents or prohibits consummation of the material transactions contemplated in this Agreement or the Ancillary Agreements, provided that the Party seeking to terminate this Agreement pursuant to this Section 10.1(b)(i) shall have used its commercially reasonable efforts to prevent such prohibition and to cause any such prohibition to be vacated or otherwise rendered of no effect; or

(ii)  if the Closing has not occurred by September 30, 2006 (such date, as the same may be extended as set forth in the following clause the “Outside Date”); provided, however, that the Outside Date may be extended by Buyer or Sellers (by providing written notice thereof to the other Party within five Business Days prior to and including September 30, 2006 up to and including October 31, 2006), in the event all conditions to effect the transactions contemplated by this Agreement, other than the Stockholder Approval, have been obtained; provided, further, that the right to terminate this Agreement pursuant to this Section 10.1(b)(ii) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur by the Outside Date, or

(iii)  if the Stockholder Approval shall not have been obtained following a vote at the Stockholder Meeting (or any adjournment or postponement thereof) at which the required number of shares to approve the transactions contemplated by this Agreement were present and entitled to vote and the vote to approve the transactions contemplated by this Agreement was taken; provided, that no termination by a Party pursuant to this Section 10.1(b)(iii) shall be effective unless (A) such failure was not due to a breach by such Party of its obligations hereunder and (B) concurrently therewith such Party has fulfilled its obligations, if any, under Section 10.3;

(c)  By Buyer, at any time prior to the Closing, upon written notice to Sellers, if:

(i)  (A) the board of directors of Parent or any committee thereof shall have effected a Change of Recommendation, (B) the board of directors of Parent or any committee thereof shall have resolved to effect a Change of Recommendation, (C) the board of directors of Parent or any committee thereof shall have failed to affirm its recommendation in respect of the transactions contemplated hereunder within five Business Days of a request to do so by Buyer, or (D) for any reason Parent fails to call or hold the Stockholder Meeting by the fifth Business Day prior to the Outside Date;

(ii)  if either Seller shall have breached in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement or the Ancillary Agreements, such that any of the conditions to Buyer’s obligation to effect the Closing would fail to be satisfied at the time of termination and such breach cannot be cured or has not been cured, in all material respects, within 30 days after notice of such breach from Buyer or, if sooner, the day prior to the Outside Date; or

(iii)  if since the date of this Agreement, there shall have been any event, development or change of circumstance that constitutes, has had or would reasonably be expected to have, individually or in the aggregate, a Sellers’ Material Adverse Effect and such Sellers’ Material Adverse Effect is not cured in all respects, or cannot be cured, within 30 days of notice thereof from Buyer (or, if sooner, the day prior to the Outside Date)

(d)  By Sellers, at any time prior to the Closing, upon written notice to Buyer:

(i)  pursuant to and in compliance with Section 5.4(f); or

(ii)  if Buyer shall have breached in any material respect any of the representations, warranties, covenants or agreements contained in this Agreement or the Ancillary Agreements, such that any of the conditions to Sellers’ obligations to effect the Closing would fail to be satisfied at the time of termination and such breach cannot be or has not been cured, in all material respects, within 10 days after notice of such breach from Sellers or, if sooner, the day prior to the Outside Date.

10.2  Effect of Termination

. In the event of the termination of this Agreement as provided in Section 10.1, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (except for the provisions of this Section 10.2, Section 10.3 and Article XI which shall survive such termination) and there shall be no liability on the part of Buyer or Sellers, except (i) as set forth in Section 10.3, and (ii) for damages resulting from any breach by such Party of this Agreement.

10.3  Fees and Expenses

(a)  Each Party will bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

(b)  If this Agreement is terminated pursuant to Section 10.1(c)(i)(A) - (C) at any time, then Sellers shall jointly and severally pay the Termination Fee to Buyer within two Business Days after the termination of this Agreement.

(c)  If (i) this Agreement is terminated pursuant to Section 10.1(b)(iii), and (ii) prior to the Stockholder Meeting, an Acquisition Proposal has been made by any Third Party, and (iii) such Acquisition Proposal was outstanding at the time of the Stockholder Meeting then the Sellers shall jointly and severally pay to Buyer the Termination Fee within two Business Days after the termination of this Agreement.

(d)  If this Agreement is terminated by either Seller pursuant to Section 10.1(d)(i), then Sellers shall jointly and severally pay to Buyer the Termination Fee prior to or concurrently with such termination.

(e)  If this Agreement is terminated (i) by Buyer pursuant to Section 10.1(c)(ii), (ii) by Buyer pursuant to Section 10.1(c)(i)(D), or (iii) by Sellers pursuant to Section 10.1(d)(ii), then the non-terminating Party shall pay to the terminating Party the Expense Amount within two Business Days after the termination of this Agreement.

(f)  Any payments made under this Section 10.3 shall be made by wire transfer of immediately available funds to an account designated by the Party entitled to receive payment. Buyer and Sellers acknowledge and agree that the agreements contained in this Section 10.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Buyer nor Sellers would enter into this Agreement. Accordingly, if Buyer or Sellers fail promptly to pay any amount due pursuant to this Section 10.3, and, in order to obtain such payment, Buyer or Sellers, as the case may be, commences a suit that results in a judgment against the other Party for the Termination Fee or other amounts due pursuant to this Section 10.3, such defaulting Party shall pay to the prevailing Party its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount due pursuant to this Section 10.3 from the date such payment was required to be made until the date of payment at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

10.4  Repayment of Bridge Loans

. If this Agreement is terminated prior to Closing for any reason other than by Sellers pursuant to Section 10.1(d)(ii), then Parent shall repay to Clarient the unpaid principal and accrued and unpaid interest under the Bridge Notes within two Business Days after the termination of this Agreement; provided, however that if (a) the board of directors of Parent or any committee thereof shall not have effected or resolved to effect a Change of Recommendation and (b) Sellers shall not have willfully and materially breached this Agreement prior to such termination, the time for Parent’s repayment pursuant to this Section 10.4 shall be extended and Parent shall repay to Clarient the unpaid principal and accrued and unpaid interest under the Bridge Notes within 30 days after the termination of this Agreement (or, if earlier, by the then-applicable maturity date of the Bridge Notes).

ARTICLE XI
MISCELLANEOUS

11.1  Press Releases and Public Announcements

. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that (a) Buyer or Parent may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the Party making such public announcement will use its reasonable best efforts to advise the other Party prior to making the disclosure) and (b) Sellers may correspond with third parties in writings in form and substance reasonably satisfactory to Buyer with respect to obtaining consents from such parties pursuant to Sections 3.6, 3.18 and 6.2. In furtherance of the foregoing sentence, the Parties agree and acknowledge that Buyer and Parent will issue a joint press release following the execution and delivery of this Agreement by the Parties in the form previously agreed to by the Parties.

11.2  No Third-Party Beneficiaries

. This Agreement shall not confer any rights or remedies upon any Person other than the Parties, and their respective successors and permitted assigns, other than as specifically set forth herein.

11.3  Entire Agreement

. This Agreement (including the exhibits hereto) and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof and thereof.

11.4  Amendment

. This Agreement may not be amended except by a written agreement executed by all Parties.

11.5  Waivers

. The rights and remedies of the Parties to this Agreement are cumulative and not alternative; provided that the rights and remedies granted herein are exclusive of any rights and remedies which the Parties would otherwise have at law and in equity. Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (i) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Parties; (ii) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

11.6  Successors and Assigns

. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, that so long as Buyer remains liable for all obligations under this Agreement, Buyer may assign any or all of its rights and interests hereunder to a wholly-owned Subsidiary.

11.7  Counterparts

. This Agreement may be executed in counterparts, including by facsimile transmission, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

11.8  Notices

. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by certified or registered first class mail, postage prepaid, return receipt requested, (b) upon delivery, if delivered by hand, (c) one Business Day after the Business Day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) upon facsimile, if delivered by facsimile transmission with copy by certified or registered first class mail, postage prepaid, return receipt requested and shall be addressed to the intended recipient as set forth below unless sent by facsimile on a day which is not a Business Day, in which case on the next Business Day thereafter:

If to Buyer:

Clarient, Inc.
31 Columbia
Aliso Viejo, CA 92656
Attn: Chief Financial Officer
Facsimile: (949) 425-5701

Copy to:

Latham & Watkins, LLP
Attn: Alex Voxman, Esq.
633 West Fifth Street, Suite 4000
Los Angeles, CA 90071-2007
Facsimile: (213) 891-8763

If to Sellers:

c/o Trestle Holdings, Inc.
199 Technology Drive #105
Irvine, California 92618
Attention: Maurizio Vecchione
Facsimile: (949) 673-1058

Copy to:

Kaye Scholer LLP
1999 Avenue of the Stars, Suite 1700
Los Angeles, California 90067
Attn: Barry L. Dastin, Esq.
Facsimile: (310) 788-1200

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving seven (7) days’ advance written notice to the other Party pursuant to the provisions above.

11.9  Governing Law

. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

11.10  Forum Selection; Consent to Jurisdiction

. All disputes arising out of or in connection with this Agreement (other than matters subject to arbitration pursuant to the terms of this Agreement or the other agreements delivered by the Parties pursuant hereto) shall be solely and exclusively resolved by a court of competent jurisdiction in the County of Orange, State of California or the United States District Courts of the Central District of California. The Parties hereby consent to the jurisdiction of the courts of the County of Orange, State of California and the United States District Courts of the Central District of California and waive any objections or rights as to forum nonconvenience, lack of personal jurisdiction or similar grounds with respect to any dispute relating to this Agreement.

11.11  Waiver of Jury Trial

. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.11.

11.12  Severability

. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the greatest extent possible.

11.13  Construction

. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this

Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

11.14  Attorneys’ Fees

. If any legal proceeding or other action relating to this Agreement is brought or otherwise initiated, the prevailing Party shall be entitled to recover reasonable attorney’s fees, costs and disbursements (in addition to any other relief to which the prevailing Party may be entitled).

11.15  Nonsurvival of Representations and Warranties

. None of the representations and warranties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement shall survive the Closing.

11.16  Specific Performance

. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity. Each Party agrees to waive any requirement for the posting of, or securing of, a bond in connection with any such remedy.

11.17  Time of Essence

. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

11.18  Interpretation and Rules of Construction

. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)  when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or a Schedule or Exhibit to, this Agreement;

(b)  the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)  whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d)  the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)  all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f)  the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g)  any law defined or referred to herein or in any agreement or instrument that is referred to herein means such law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor laws;

(h)  references to a Person are also to its successors and permitted assigns;

(i)  the use of “or” is not intended to be exclusive unless expressly indicated otherwise;

(j)  the titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

11.19  Representation by Counsel

. Each Party hereto represents and agrees with each other that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such Party’s respective counsel, that each is fully aware of the contents thereof and its meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

11.20  Disclosure Letter

. It is expressly understood and acknowledged that any information disclosed in the Sellers’ Disclosure Letter under any numbered or lettered part shall be deemed to relate to and qualify representations and warranties set forth in one or more other parts of the Sellers’ Disclosure Letter, but only where the relevance of such disclosure to such other part or parts is clear from the text of such disclosure; provided, however, the mere listing (or inclusion of a copy) of a document or other item shall not by itself be deemed adequate to disclose an exception to a representation or warranty made herein.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

Buyer:	CLRT ACQUISITION, LLC By: Name: Title:
Clarient:	CLARIENT, INC. By: Name: Title:
Parent:	TRESTLE HOLDINGS, INC. By: Name: Title:
Trestle Sub:	TRESTLE ACQUISITIONS CORP. By: Name: Title:

ANNEX B

ARTICLE IV

COMMON STOCK. The corporation shall have authority to issue One Hundred Fifty Million (150,000,000) shares of common stock with par value of one tenth of one cent ($.001) (the "Common Stock").

1. VOTING RIGHTS. Except as otherwise required by law or the Second Amended and Restated Certificate of Incorporation, as amended, each holder of Common Stock shall have one vote in respect of each share of stock held by such holder of record on the books of the corporation for the election of directors and on all matters submitted to a vote of stockholders of the corporation.

2. DIVIDENDS. Subject to any preferential rights of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the corporation which are by law available therefore, dividends payable either in cash, in property or in shares of capital stock.

TRESTLE HOLDINGS, INC.

Special Meeting of Stockholders - August 31, 2006

This proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints Maurizio Vecchione and Barry Hall, and each of them, as proxies for the undersigned, with full power of substitution, to act and to vote all shares of common stock of Trestle Holdings, Inc. held of record by the undersigned at the close of business on August 5, 2006, at the Special Meeting of Stockholders to be held at 9:00 a.m., local time, on August 31, 2006, or any adjournment or postponement thereof.

The proxies are being directed to vote as specified on the reverse or, if no specification is made, FOR the approval of the proposed asset sale to Clarient. The Board of Directors recommends a vote FOR the proposal.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TRESTLE HOLDINGS, INC.

Vote On Proposals

Please mark your vote as indicated in this example: ☒

1.	To approve the proposed sale of substantially all of our assets to Clarient, Inc.	FOR ☐	AGAINST ☐	ABSTAIN ☐
2.	To approve an amendment to our Certificate of Incorporation to effect an increase in the authorized number of shares of common stock to 150,000,000	FOR ☐	AGAINST ☐	ABSTAIN ☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

Signature(s) must be exactly as names appear on this proxy. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such, and, if signing for a corporation, please give your title. When shares are in the name of more than one person, each should sign this proxy.

_________________	__________________	___________________	________________
_________________ Signature [Please Sign Within Box]	__________________ Date	___________________ Signature (Joint Owners)	________________ Date